As filed with the Securities and Exchange Commission on January 6, 2023

Registration No. 333-268728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peoples Bancorp Inc.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-0987416
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738

(740) 373-3155

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M. Ryan Kirkham, Esq.

Executive Vice President, General Counsel

Peoples Bancorp Inc.

138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750-0738

(740) 376-7574

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian Gonzalez, Esq. Dinsmore & Shohl LLP 199 W. Nationwide Blvd., Suite 200 Columbus, Ohio 43215 Phone: (614) 628-6921	Cynthia W. Young, Esq. Caryn F. Price, Esq. Wyatt, Tarrant & Combs, LLP 400 West Market Street, Suite 2000 Louisville, Kentucky 40202 Phone: (502) 562-7292

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Non-accelerated filer	☐

Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐	Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)

☐	Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS

DATED JANUARY 6, 2023, SUBJECT TO COMPLETION

Proxy Statement and Prospectus of Peoples Bancorp Inc.	Proxy Statement of Limestone Bancorp, Inc.

To the Shareholders of Peoples Bancorp Inc. and Limestone Bancorp, Inc.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Peoples Bancorp Inc. (“Peoples”) and Limestone Bancorp, Inc. (“Limestone”), have entered into an Agreement and Plan of Merger dated as of October 24, 2022 (the “Merger Agreement”), which provides for the merger of Limestone with and into Peoples, with Peoples being the surviving entity (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of Peoples and Limestone and the approval of the Merger by various regulatory agencies.

The proposed Merger will bring together two customer-focused organizations with deep commitments to the communities they serve, and will be a great benefit to all stakeholders and will drive significant opportunities to further propel Peoples towards its vision of becoming the “Best Community Bank in America.” Both Peoples and Limestone share a community banking philosophy that is focused on customers and is built upon providing exceptional advice and service to its customers. Overall, the Merger will benefit Limestone’s customers by providing them access to a broader array of products and services, such as Peoples trust/wealth management and insurance segments.

Under the terms of the Merger Agreement, shareholders of Limestone will be entitled to receive from Peoples, after the Merger is completed, merger consideration payable in the form of Peoples common shares to be calculated as set forth in the Merger Agreement. At the effective time of the Merger, each share of Limestone common stock will be converted into the right to receive 0.90 Peoples common shares. Holders of Peoples common shares will continue to own their existing shares of Peoples common shares. Peoples common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” On October 24, 2022, the date of execution of the Merger Agreement, the closing price of Peoples common shares was $30.81 per share. On December 5, 2022, the closing price of Peoples common shares was $29.53 per share. Limestone common shares are traded on the Nasdaq Capital Market® under the symbol “LMST.” On October 24, 2022, the date of execution of the Merger Agreement, the closing price of Limestone common shares was $19.65 per share. On December 5, 2022, the closing price of Limestone common shares was $25.54 per share. The value of the Peoples common shares at the time of completion of the Merger could be greater than, less than or the same as the value of Peoples common shares on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations of Peoples common shares and Limestone common shares.

Peoples will not issue any fractional shares of common shares in connection with the Merger. Instead, each holder of Limestone common stock who would otherwise be entitled to receive a fraction of Peoples common shares (after taking into account all shares of Limestone common stock owned by such holder at the effective time of the Merger) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume-weighted average closing sale price of Peoples common shares on the Nasdaq Global Select Market® as reported in The Wall Street Journal for the five (5) consecutive full trading days ending with the trading day immediately preceding the effective date of the Merger.

Peoples and Limestone will each hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of Peoples shareholders will be held only by virtual means at 10:00 a.m., Eastern Standard Time, on February 23, 2023, via live webcast at www.proxydocs.com/pebo. Shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. The special meeting of Limestone shareholders will be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023, at in the Conference Center on the second floor of Limestone’s main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

At each special meeting, shareholders will be asked to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

This document is a joint proxy statement/prospectus of both Peoples and Limestone, that each is using to solicit proxies for use at their respective special meetings of shareholders to vote on the Merger. It is also a prospectus relating to Peoples’ offer and sale of its common shares in connection with the Merger. This joint proxy statement/prospectus describes the Peoples special meeting, the Limestone special meeting, the Merger proposal, and other related matters.

The boards of directors of Peoples and Limestone each approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” each of the proposals to be considered at the respective meetings.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “RISK FACTORS” section beginning on page 21 for a discussion of the risks related to the Merger and owning Peoples common shares after the Merger.

Whether or not you plan to attend your company’s special meeting, your board urges you to vote by either completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope, or, for the Peoples special meeting, submitting your proxy by telephone or over the internet.

Not voting by proxy or at the special meeting will have the same effect as voting against the adoption and approval of the Merger Agreement. Your board urges you to read carefully this joint proxy statement/prospectus, which contains a detailed description of your company’s special meeting, the Merger proposal, Peoples common shares to be issued in the Merger and other related matters.

Sincerely,	Sincerely,

Charles W. Sulerzyski President & Chief Executive Officer Peoples Bancorp Inc.	John T. Taylor President & Chief Executive Officer Limestone Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of Peoples common shares to be issued in the Merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this joint proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated January 6, 2023, and it is first being mailed to Peoples and Limestone shareholders on or about January 12, 2023.

Notice of Special Meeting of Shareholders

To be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023,

at Limestone Bancorp, In. 2500 Eastpoint Parkway, Louisville, Kentucky 40223-4156

To the Shareholders of Limestone Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Limestone Bancorp, Inc. (“Limestone”) will be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023, in the Conference Center on the second floor of Limestone’s main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, for the purpose of considering and voting on the following matters:

1.

A proposal to adopt and approve the Agreement and Plan of Merger dated as of October 24, 2022, by and between Peoples Bancorp Inc. and Limestone Bancorp, Inc., and the transactions contemplated thereby, including the including the merger of Limestone Bancorp, Inc. into Peoples Bancorp Inc.;

2.	A proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Limestone in connection with the merger; and

3.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger.

Holders of record of Limestone common shares at the close of business on December 30, 2022, the record date, are entitled to notice of and to vote on each of these proposals at the special meeting and any adjournment or postponement of the special meeting. In addition, holders of record of Limestone non-voting common shares at the close of business on December 30, 2022, the record date, are entitled to notice of and to vote on the Merger proposal at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Limestone’s common shares and a majority of Limestone’s non-voting common shares is required to adopt and approve the Agreement and Plan of Merger.

A joint proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus.

Shareholders of Limestone have dissenters’ rights with respect to the merger under the Kentucky Business Corporation Act. Shareholders who assert their dissenters’ rights and comply with the procedural requirements of Subtitle 13 of the Kentucky Business Corporation Act will be entitled to receive payment of the fair value of their shares in cash in accordance with Kentucky law. A copy of Subtitle 13 of the Kentucky Business Corporation Act is attached as Annex B to the joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Limestone common stock you own. Please vote as soon as possible to make sure that your shares of common stock are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your shares of Limestone common stock are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Limestone board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

John T. Taylor
President & Chief Executive Officer
January 12, 2023	Limestone Bancorp, Inc.

Notice of Special Meeting of Shareholders

To be held at 10:00 a.m., Eastern Standard Time, on February 23, 2023,

Via Live Webcast at www.proxydocs.com/pebo

To the Shareholders of Peoples Bancorp Inc.:

Notice is hereby given that a special meeting of the shareholders of Peoples Bancorp Inc. (“Peoples”) will be held at 10:00 a.m., Eastern Standard Time, on February 23, 2023, via live webcast at www.proxydocs.com/pebo, for the purpose of considering and voting on the following matters:

1.

A proposal to adopt and approve the Agreement and Plan of Merger dated as of October 24, 2022, by and between Peoples and Limestone Bancorp, Inc., and the transactions contemplated thereby, including but not limited to the issuance of Peoples common shares;

2.

A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3.

Any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of Peoples is unaware of any other business to be transacted at the special meeting.

Holders of record of Peoples common shares at the close of business on December 30, 2022, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of Peoples’ shares is required to adopt and approve the Agreement and Plan of Merger.

A joint proxy statement/prospectus and proxy card for the special meeting are enclosed. A copy of the Agreement and Plan of Merger is attached as Annex A to the joint proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Peoples common shares you own. Please vote as soon as possible to make sure that your shares of common shares are represented at the special meeting. If you are a holder of record, you may cast your vote at the special meeting or, to ensure that your shares of Peoples common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card by mail, or submitting your proxy by telephone or over the internet. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee.

The Peoples board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Charles W. Sulerzyski
President & Chief Executive Officer
January 12, 2023	Peoples Bancorp Inc.

WHERE YOU CAN FIND MORE INFORMATION

Peoples Bancorp Inc. (“Peoples”) and Limestone Bancorp, Inc. (“Limestone”) are publicly traded companies that file annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). Our public filings are available to the public from the SEC’s website at www.sec.gov. You may request a copy of our filings with the SEC (excluding exhibits) at no cost by contacting us at the address and/or telephone number below. Certain information filed by Peoples with the SEC is also available, without charge, through Peoples’ website at www.peoplesbancorp.com under the “Investor Relations” section. Certain information filed by Limestone with the SEC is also available at no cost on Limestone’s website at www.limestonebank.com, under the Investor Relations section. To access this information, click on “Investor Relations” under the “About Us” tab and then “SEC Filings” under “Documents.”

Peoples has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to Limestone shareholders as the merger consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and request a copy of the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates by reference important business and financial information about Peoples and Limestone from documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 102. These documents are available, without charge, to you upon written or oral request at the applicable company’s address and telephone number listed below:

Peoples Bancorp Inc. 138 Putnam Street P.O. Box 738 Marietta, Ohio 45750 Attention: Investor Relations (740) 373-3155	Limestone Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223-4156 Attention: Investor Relations (502) 499-4773

To obtain timely delivery of these documents, you must request the information no later than February 16, 2023 in order to receive them before the Peoples special meeting and no later than February 16, 2023 in order to receive them before the Limestone special meeting.

Peoples common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO.” Limestone’s common shares are traded on the Nasdaq Capital Market® under the symbol “LMST.”

Neither Peoples nor Limestone has authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. Each of Peoples’ and Limestone’s business, financial condition, results of operations and prospects may have changed since those dates.

i

Annexes:

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Peoples Bancorp Inc. (“Peoples”) and Limestone Bancorp, Inc. (“Limestone”) have entered into an Agreement and Plan of Merger dated as of October 24, 2022 (the “Merger Agreement”), attached to this joint proxy statement/prospectus as Annex A, pursuant to which Limestone will be merged with and into Peoples, with Peoples being the surviving entity (the “Merger”) on the effective date of the Merger (the “Effective Date”). Immediately following the Merger, or at such later time specified by Peoples Bank, an Ohio state-chartered bank and wholly owned subsidiary of Peoples (“Peoples Bank”), Limestone Bank, Inc., a Kentucky banking corporation and wholly-owned subsidiary of Limestone (“Limestone Bank”), will merge with and into Peoples Bank, with Peoples Bank being the surviving entity (the “Subsidiary Bank Merger”). The Merger Agreement must be adopted and approved by the shareholders of both Peoples and Limestone before the Merger can be completed.

Peoples is holding a virtual special meeting of its shareholders (the “Peoples Special Meeting”) to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of Peoples common shares in the Merger, by Peoples’ shareholders.

Separately, Limestone is holding a special meeting of its shareholders (the “Limestone Special Meeting”) to obtain the required approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by Limestone’s shareholders.

This document constitutes the joint proxy statement of Peoples and Limestone for use in soliciting proxies for their respective special meetings of shareholders. This document is also a prospectus that is being delivered to Limestone’s shareholders because, in connection with the Merger, Peoples is offering shares of Peoples common stock to holders of Limestone’s common stock.

This joint proxy statement/prospectus contains important information about the Merger and the special meetings of the shareholders of Peoples and Limestone, and you should read it carefully. The enclosed voting materials allow you to vote your company’s common shares without attending the special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the Merger?

A:

In the Merger, Limestone will merge with and into Peoples. Each share of Limestone common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive 0.90 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of Peoples common shares. After completion of the Merger, Limestone will cease to exist, and will no longer be a public company. Limestone common shares will be delisted from the Nasdaq Capital Market®, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will cease to be publicly traded. Holders of Peoples common shares will continue to own their existing shares of Peoples common shares. See the information provided in the section entitled “THE MERGER” beginning on page 48 and the Merger Agreement for more information about the Merger.

Q:	Why are Peoples and Limestone proposing to merge?

A:

Limestone believes that the Merger is in the best interests of its shareholders and other constituencies because of, among other reasons, the synergies potentially available as a result of the proposed merger.

Furthermore, as a result of the Merger, Limestone will become part of a larger banking institution, resulting in Limestone’s customers having the best of both worlds – the breadth of services offered by a larger financial institution, delivered by local bankers who listen and are able to respond to their customers’ needs. To review Limestone’s reasons for the Merger in more detail, see “THE MERGER—Limestone’s Reasons for the Merger” on page 50 of this joint proxy statement/prospectus.

Peoples believes that the Merger is in the best interests of its shareholders and will benefit Peoples and its shareholders by enabling Peoples to further expand into Kentucky markets currently served by Limestone and strengthening the competitive position of the combined organization. Furthermore, Peoples believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review Peoples’ reasons for the Merger in more detail, see “THE MERGER—Peoples’ Reasons for the Merger” on page 63 of this joint proxy statement/prospectus.

Q:	What will Limestone shareholders receive in the Merger?

A:

Under the terms of the Merger Agreement, shareholders of Limestone will be entitled to receive from Peoples, after the Merger is completed, Merger Consideration payable in the form of Peoples common shares to be calculated as set forth in the Merger Agreement. At the Effective Time, each share of Limestone common stock, other than treasury shares and dissenting shares, will be converted into the right to receive 0.90 Peoples common shares.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Limestone common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Limestone common stock owned by such holder at the Effective Time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average closing sale prices of a Peoples common share on the Nasdaq Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Effective Date.

Q:	Does Limestone anticipate paying any dividends prior to the Effective Date?

A:

Yes. Under the terms of the Merger Agreement, Limestone is permitted to pay to its shareholders its normal and customary quarterly cash dividend of no greater than $0.05 per share for each full calendar quarter preceding the Effective Date, subject to coordinating with Peoples regarding issuance of any dividend in the quarter in which the Merger closes to ensure holders of Limestone common stock do not receive two dividends, or fail to receive one dividend, in such quarter as result of the Merger.

Q:	What are the expected material U.S. Federal Income Tax consequences of the Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and Peoples has received a legal opinion to that effect. Accordingly, we expect the Merger, generally, to be tax-free to United States resident Limestone common stockholders for United States federal income tax purposes with respect to the shares of Peoples common shares that they receive pursuant to the Merger. However, neither Peoples nor Limestone has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization or as to any other aspect of the Merger Agreement or the transactions contemplated by it. For further information, please refer to “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77.

THE TAX CONSEQUENCES OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	When and where will the Peoples and Limestone Special Meetings of shareholders take place?

A:

The special meeting of Peoples shareholders will be held at 10:00 a.m., Eastern Standard Time, on February 23, 2023, via live webcast at www.proxydocs.com/pebo. The special meeting of shareholders of Limestone will be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023, in the Conference Center on the second floor of Limestone’s main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223.

Even if you plan to attend your respective company’s special meeting, Peoples and Limestone recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. If you hold your shares of Peoples common shares in “street name” and want to attend the Peoples Special Meeting online by webcast (with the ability to ask a question and/or vote, if you choose to do so), you should receive a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee.

Q:	What matters will be considered at the special meetings of Peoples and Limestone?

A:

The shareholders of Peoples will be asked to (1) vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the issuance of Peoples common shares in the Merger; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement, and (3) vote on any other business which properly comes before the special meeting.

The shareholders of Limestone will be asked to (1) vote to adopt and approve the Merger Agreement and the transactions contemplated thereby, (2) vote to approve the advisory (non-binding) proposal on specified compensation, and (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Q:	Is my vote needed to adopt and approve the Merger Agreement and to approve the other matters at the Peoples Special Meeting?

A:

The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding on the record date for the Peoples Special Meeting. The Peoples Special Meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the Peoples Special Meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the Peoples common shares represented, in person or proxy, at the respective special meeting is required to adjourn the Peoples Special Meeting.

Q:	What vote is needed to adopt and approve the Merger Agreement and to approve the other matters at the Limestone Special Meeting?

A:

The Limestone common stock outstanding on the record date for the Limestone Special Meeting consists of common shares and non-voting common shares. While Limestone non-voting common shares generally do not carry the right to vote, holders of Limestone non-voting common shares are entitled to vote as a separate voting group on the Merger proposal under the Kentucky Business Corporation Act.

The adoption and approval of the Merger proposal requires the affirmative vote of the holders of at least a majority of the Limestone common shares and a majority of the Limestone non-voting common shares outstanding on the record date for the Limestone Special Meeting.

The other two proposals on the agenda for the Limestone Special Meeting will be decided by a plurality vote of the Limestone common shares if a quorum is present. The advisory proposal on specified compensation will be approved if more Limestone common shares are voted in favor of the proposal than against it, and the adjournment of the Limestone Special Meeting, if necessary to solicit additional proxies in the event there are not sufficient votes at the time of the Limestone Special Meeting, will be approved if more Limestone voting common shares are voted in favor of adjournment than against it. If a quorum is not present at the Limestone Special Meeting, Limestone’s Bylaws as amended and restated (“Limestone’s Bylaws”) permit the chairman of the meeting to adjourn the Limestone Special Meeting to another date, time and place.

Q:	What will happen if Limestone shareholders do not approve the Limestone advisory (non-binding) proposal on specified compensation?

A:

The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), adopted rules that require Limestone to seek an advisory (non-binding) vote with respect to certain payments that will or may be made to Limestone’s named executive officers in connection with the Merger. The vote on the Limestone advisory (non-binding) proposal on specified compensation is a vote separate and apart from the vote to adopt and approve the Merger Agreement and the transactions contemplated thereby. You may vote for the compensation proposal and against the Merger proposal, or vice versa. Because the vote on the Limestone advisory (non-binding) proposal on specified compensation is advisory only, it will not be binding on Limestone or Peoples and will have no impact on whether the Merger is completed or on whether any contractually obligated payments are made to Limestone’s named executive officers.

Q:	How do I vote my common shares of Peoples?

A:	If you were the record holder of Peoples common shares as of December 30, 2022, you are entitled to receive notice of, and to vote at, the Peoples Special Meeting.

Each holder of Peoples common shares is entitled to cast one (1) vote on each matter properly brought before the Peoples Special Meeting for each share of Peoples common shares such holder owned as of the record date. If you choose to vote your shares virtually at the Peoples Special Meeting via the applicable special meeting website, please follow the instructions on your proxy card. Attendance at the virtual Peoples Special Meeting via the Peoples Special Meeting website is not required to vote. A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Peoples shareholders. Your proxy is being solicited by the board of directors of Peoples. Whether or not you attend the special meeting, the Peoples board of directors urges you to promptly submit your voting instructions via the internet before or during the Peoples Special Meeting, or by telephone, or by returning your proxy card, so that your common shares will be represented at the Peoples Special Meeting. If you return your properly executed proxy card prior to the Peoples Special Meeting, or timely submit your voting instructions via the internet or by telephone, and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Peoples common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Agreement and Plan of Merger and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Registered shareholders who submit proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the common shares represented by such proxies will be voted at the Peoples Special Meeting.

Q:	Who is entitled to vote at the Limestone Special Meeting?

A:

If you were the record holder of Limestone common stock as of December 30, 2022 (the record date for the Limestone Special Meeting), you are entitled to receive notice of, and to vote at, the Limestone Special Meeting.

Each holder of Limestone common shares is entitled to cast one (1) vote on each matter properly brought before the Limestone Special Meeting for each Limestone common share that such holder owned as of the record date. Each holder of Limestone non-voting common shares is entitled to cast one (1) vote to adopt and approve the Merger Agreement and the transactions contemplated thereby when it is brought before the Limestone Special Meeting for each Limestone non-voting common share that such holder owned as of the record date.

Q:	How do I vote my common stock of Limestone?

A:

Attendance at the Limestone Special Meeting is not required to vote. Whether or not you attend the Limestone Special Meeting, the Limestone board of directors urges you to promptly submit your voting instructions by returning your proxy card, so that your shares will be represented at the Limestone Special Meeting. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, your proxies will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Limestone’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger proposal, “FOR” the approval of the advisory proposal on specified compensation, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. Similarly, Limestone non-voting common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger proposal.

Q:	How can I vote my shares in attendance at my respective special meeting?

A:

Record Holders. Shares held directly in your name as the holder of record of Peoples common shares or Limestone common stock may be voted at the Peoples Special Meeting or the Limestone Special Meeting, as applicable. If you choose to vote your shares virtually at the Peoples Special Meeting via the applicable special meeting website, please follow the instructions on your proxy card.

Shares in “street name.” If your shares of Peoples common shares are held in street name, you should have received a notice of internet availability of proxy materials or voting instructions from the broker, bank or other nominee holding your common shares. You should follow the instructions in the notice of internet availability of proxy materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your common shares. The availability of telephone and internet voting will depend on the voting process of your broker or other nominee. If your Limestone common stock is held through a broker, bank or other institution, you must obtain a “legal proxy” from the record holder of your shares in order to vote in person at the Limestone Special Meeting. Please contact the institution holding your shares for information on how to obtain a legal proxy.

Even if you plan to attend the Peoples Special Meeting or the Limestone Special Meeting, as applicable, Peoples and Limestone recommend that you vote your shares in advance so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. See “How can I vote my share without attending my respective special meeting?” below. Additional information on attending the special meetings can be found under the section entitled “The Special Meeting of Shareholders of Peoples” on page 41 and under the section entitled “The Special Meeting of Shareholders of Limestone” on page 36.

Q:	What will happen if I fail to vote or abstain from voting at the Limestone Special Meeting?

A:

A majority of the Limestone common shares and a majority of the Limestone non-voting common shares outstanding on the record date must be represented at the Limestone Special Meeting in person or by proxy in order to constitute a quorum for purposes of acting on the Merger proposal. If you fail to attend the Limestone Special Meeting and fail to submit timely a proxy for the Limestone Special Meeting (or fail to instruct your bank, broker, or other nominee how to vote), your shares of Limestone common stock will not be counted towards a quorum and will have the same effect as a vote “AGAINST” the adoption of the Merger proposal.

If you fail to promptly submit your voting instructions by returning your proxy card before the Limestone Special Meeting or vote in person at the Limestone Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to return your proxy card or vote in person at the Limestone Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to approve the specified compensation or the adjournment of Limestone’s special meeting, if necessary, to solicit additional proxies, it will have no effect on the votes on those proposals.

Q:	What will happen if I fail to vote or abstain from voting at the Peoples Special Meeting?

A:

If you fail to promptly submit your voting instructions via the internet before or during the Peoples Special Meeting, by telephone, by returning your proxy card, or if you fail to vote in person at the Peoples Special Meeting or if you mark “ABSTAIN” on your proxy card or ballot with respect to the proposal to adopt and approve the Merger Agreement or the adjournment of the special meeting of Peoples, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal.

Q:	How will my shares be voted if I return a blank proxy card?

A:

Limestone: If you sign, date and return your proxy card or your proxy instructions with respect to the Limestone proposals and do not indicate how you want your Limestone common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the merger-related named executive officer compensation that will or may be paid to Limestone’s named executive officers in connection with the Merger, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies. If you sign, date and return your proxy card or your proxy instructions with respect to the Limestone proposals and do not indicate how you want your Limestone non-voting common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement.

Peoples: If you sign, date and return your proxy card or your proxy instructions with respect to the Peoples proposals and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement, and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my shares of common stock are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?

A:

No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a Peoples or Limestone shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•

your broker, bank or other nominee may not vote your shares on Limestone’s compensation proposal, or either company’s adjournment proposal, which broker non-votes will have no effect on the vote count for either of such proposals.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that Nasdaq determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Peoples and Limestone special meetings are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	Can I change my vote after I have submitted my proxy?

A:

Peoples shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with Peoples’ Corporate Secretary, at 138 Putnam Street, Marietta, Ohio 45750, which must be received no later than February 22, 2023; (ii) executing and returning another proxy card with a later date (if you requested a paper copy of our proxy materials) – only your latest completed, signed and dated proxy card received prior to February 23, 2023, will be counted; (iii) submitting a later-dated vote by telephone or via the internet – only your latest telephone or internet voting instructions received prior to the closing of the polls during the Peoples Special Meeting, will be counted; or (iv) participating in the Peoples Special Meeting via the internet and voting again. Limestone shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with the Secretary of Limestone, (ii) executing and returning a later dated proxy card or (iii) attending the special meeting, giving notice of revocation of your proxy to the Secretary and voting in person at the special meeting.

In either case, your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your shares in “street name” and you have instructed your broker, bank or nominee to vote your shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	What if I hold shares of both Peoples and Limestone?

A:

You should receive the joint proxy statement/prospectus and a proxy from each of Peoples and Limestone. Please vote at both special meetings – a proxy for the Peoples meeting does not vote your Limestone common stock, and vice-versa.

Q:	Are the Peoples shareholders entitled to dissenters’ rights?

A:	No. Holders of Peoples common shares are not entitled to appraisal or dissenters’ rights under the Ohio General Corporation Law (“OGCL”).

Q:	Are the Limestone shareholders entitled to dissenters’ rights?

A:

Yes. If you are a Limestone shareholder, you will have the right under Chapter 271B, Subtitle 13 of the Kentucky Business Corporation Act (“KBCA”) to demand payment of the fair value for your Limestone common stock. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to Limestone a written demand for payment for your shares before the vote on the

Merger is taken at the Limestone Special Meeting, not vote in favor of the Merger proposal at the Limestone Special Meeting and follow the other requirements of Chapter 271B, Subtitle 13. For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 45 of this joint proxy statement/prospectus and the complete text of the applicable sections of the KBCA attached to this joint proxy statement/prospectus as Annex B. Failure to strictly follow the statutory procedures set forth in Chapter 271B, Subtitle 13 of the KBCA may result in the termination or waiver of your dissenters’ rights. We encourage you to consult your legal counsel, at your expense, before attempting to exercise your right to dissent.

Q:	When is the Merger expected to be completed?

A:

We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the second quarter of 2023, assuming shareholder approvals and all applicable governmental approvals have been received by that date and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should Limestone shareholders send in their stock certificates now?

A:

No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your Limestone stock certificates for the Merger Consideration. Do not send in your stock certificates with your proxy form.

Q:	What do I need to do now?

A:

After carefully reviewing this joint proxy statement/prospectus, including its Annexes, please vote your respective common shares or common stock of Peoples or Limestone, respectively, using one of the methods as described in the questions above entitled “How do I vote my common shares of Peoples?” on page 4, and “How do I vote my common stock of Limestone?” on page 5, as applicable, as soon as possible. By submitting your proxy, you authorize the individuals named in your company’s proxy to vote your common shares at your company’s special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your shares will be voted at the special meeting.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Peoples merger proposal, or the approval of the Limestone merger proposal, or the other proposals to be considered at the Peoples Special Meeting and the Limestone Special Meeting, respectively?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 21. You also should read and carefully consider the risk factors of Peoples and Limestone contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What should I do if I have technical difficulties or trouble accessing the Peoples Special Meeting website?

A:	If you encounter any difficulties accessing the Peoples Special Meeting, please click on the “Additional Information” button on the Peoples Special Meeting website.

Q:	What is householding and how does it affect me?

A:

Unless Peoples has received contrary instructions, Peoples may send a single copy of this joint proxy statement/prospectus to any household at which two or more shareholders reside if Peoples believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Peoples’ expenses. However, if shareholders prefer to receive multiple sets of Peoples’ disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Peoples’ disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact Peoples’ offices at Peoples Bancorp Inc., 138 Putnam Street, Marietta, Ohio 45750. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, please contact your company at the applicable address below:

Peoples Bancorp Inc. Attention: Investor Relations 138 Putnam Street Marietta, Ohio 45750 (740) 373-3155	Limestone Bancorp, Inc. Attention: Investor Relations 2500 Eastpoint Parkway Louisville, Kentucky 40223-4156 Phone: (502) 499-4773

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its Annexes and all other documents to which this joint proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about Peoples and Limestone into this document. For a description of this information, See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 102. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference, where applicable, directing you to a more complete description of that item.

The Companies

Peoples Bancorp Inc.

Peoples Bancorp Inc.

138 Putnam Street

Marietta, Ohio 45750

Phone: (740) 373-3155

Peoples is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (“BHCA”), and subject to inspection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Peoples was incorporated under the laws of the State of Ohio in 1980. Peoples operates principally through its wholly-owned subsidiary, Peoples Bank, an Ohio state-chartered bank which was first chartered in 1902. Peoples’ other wholly-owned subsidiaries are Peoples Investment Company, Peoples Risk Management, Inc., a captive insurance subsidiary, and Second and Butler, LLC. Peoples also holds all of the common securities of NB&T Statutory Trust III. Peoples Bank’s operating subsidiaries include Peoples Insurance Agency, LLC (“Peoples Insurance”) and Vantage Financial, LLC.

Peoples’ primary business activities are conducted through Peoples Bank, a full-service community bank. Peoples Bank, as an Ohio-chartered commercial bank, is subject to regulation, examination and oversight by the Ohio Division of Financial Institutions (the “ODFI”), the Federal Reserve, and the Consumer Financial Protection Bureau (the “CFPB”). Peoples Bank’s products and services include traditional banking products, such as deposit accounts, lending products and trust services. Peoples Bank provides services through traditional branch offices, ATMs and mobile and internet-based banking. Brokerage services are offered exclusively through an unaffiliated registered broker-dealer located at Peoples Bank’s offices. Peoples also makes available credit cards to consumers and businesses, as well as merchant credit card processing services, through joint marketing arrangements with third parties. Peoples offers diversified financial products and services through 130 financial service locations, including 113 full-service bank branches in Ohio, West Virginia, Kentucky, Virginia, Washington, D.C. and Maryland through its financial service subsidiaries, as well as web-based and mobile banking.

Peoples makes available a complete line of commercial and consumer banking, trust and investment, insurance, premium financing solutions, equipment leases and equipment financing agreements through its financial subsidiaries – Peoples Bank and Peoples Insurance. These products and services include the following:

•	various demand deposit accounts, savings accounts, money market accounts and certificates of deposit;

•	commercial loans, residential real estate loans, home equity lines of credit, consumer loans and Overdraft Privilege;

•	debit and automated teller machine (“ATM”) cards;

•	credit cards for individuals and businesses;

•	merchant credit card transaction processing services;

•	person-to-person payment processing via Zelle®;

•	mobile banking features including check deposit, withdrawals with cardless cash, alert notifications, Apple Pay® and Samsung Pay®;

•	safe deposit rental facilities;

•	money orders and cashier’s checks;

•	a full range of life, health, and property and casualty insurance products;

•	third-party insurance administration services;

•	insurance premium financing;

•	technology equipment leasing;

•	brokerage services;

•	custom-tailored fiduciary and trust services;

•	asset management and administration services;

•	employee benefit, retirement, and health care plan administration services: and

•	underwriting, origination and servicing of equipment leases and equipment financing agreements.

At September 30, 2022, Peoples had total assets of approximately $7.01 billion, total loans of approximately $4.61 billion, total deposits of approximately $5.87 billion, and total stockholders’ equity of approximately $760.5 million.

Peoples common shares are traded on the Nasdaq Global Select Market® under the symbol “PEBO”. Peoples is subject to the reporting requirements under the Exchange Act, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Peoples is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 102 of this joint proxy statement/prospectus.

Limestone Bancorp, Inc.

Limestone Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223-4156

Phone: (502) 499-4800

Organized in 1988, Limestone is a bank holding company incorporated in Kentucky that engages in a traditional community banking business through its banking subsidiary, Limestone Bank. Limestone Bank operates banking offices in 14 counties in Kentucky and offers a wide range of personal and business banking products and services. Limestone Bank’s markets include metropolitan Louisville in Jefferson County, Kentucky, and the surrounding Kentucky counties of Bullitt and Henry. Limestone Bank serves south central, southern, and western Kentucky from banking centers in Barren, Butler, Daviess, Edmonson, Green, Hardin, Hart, Ohio, and Warren counties, Kentucky. Limestone Bank also has banking centers in Lexington, Kentucky, the second largest city in the state, and Frankfort, Kentucky, the state capital.

As a registered bank holding company under the BHCA, Limestone is subject to supervision and regulation by the Federal Reserve. Limestone Bank is chartered in Kentucky and supervised, regulated and examined by the Kentucky Department of Financial Institutions and the Federal Deposit Insurance Corporation (“FDIC”).

At September 30, 2022, Limestone had total consolidated assets of $1.49 billion, total loans of approximately $1.13 billion, total consolidated deposits of $1.22 billion, and total consolidated stockholders’ equity of $128.4 million.

Limestone’s common shares are traded on the Nasdaq Capital Market® under the symbol “LMST.” Limestone is subject to the reporting requirements under the Exchange Act, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about Limestone is incorporated by reference into this joint proxy statement/prospectus. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 102 of this joint proxy statement/prospectus.

The Merger (page 48)

The Merger Agreement provides that, if all of the conditions to the closing of the Merger are satisfied or waived, Limestone will be merged with and into Peoples, with Peoples surviving. Immediately following the Merger, or at such later time specified by Peoples, Limestone Bank will merge with and into Peoples Bank, with Peoples Bank being the surviving entity. The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What Limestone shareholders will receive in the Merger (page 83)

Under the terms of the Merger Agreement, holders of Limestone common stock will receive 0.90 shares of Peoples common shares for each share of Limestone common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Limestone common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Limestone common stock owned by such holder at the Effective Time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled multiplied by the volume-weighted average closing sale price of a Peoples common share on the Nasdaq Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Effective Date.

Exchange of Limestone common stock (page 84)

Once the Merger is complete, Equiniti Trust Company, as exchange agent (the “Exchange Agent”), will mail you transmittal materials and instructions for exchanging your Limestone stock certificates for Peoples common shares to be issued by book-entry transfer.

Limestone Special Meeting of shareholders (page 36)

A special meeting of shareholders of Limestone will be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023, in the Conference Center on the second floor of Limestone’s main office located at

2500 Eastpoint Parkway, Louisville, Kentucky 40223, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	a proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Limestone in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

You are entitled to vote at the special meeting if you owned Limestone common stock as of the close of business on December 30, 2022. As of December 30, 2022, a total of 6,638,633 Limestone common shares and 1,000,000 Limestone non-voting common shares were outstanding, with the outstanding common shares eligible to be voted on each matter submitted to shareholders at the Limestone Special Meeting and the outstanding non-voting common shares eligible to be vote on the Merger proposal at the Limestone Special Meeting. As of the same date, there were no Limestone preferred shares outstanding or eligible to be voted at the Limestone Special Meeting.

Peoples Special Meeting of shareholders (page 41)

A special meeting of shareholders of Peoples will be held virtually at 10:00 a.m., Eastern Standard Time on February 23, 2023, via live webcast at www.proxydocs.com/pebo, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement, including, but not limited to, issuance of Peoples common shares in the Merger;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Peoples board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the special meeting if you owned Peoples common shares as of the close of business on December 30, 2022. As of December 30, 2022, a total of 28,287,837 Peoples common shares were outstanding and eligible to be voted at the Peoples Special Meeting. As of the same date, there were no Peoples preferred shares outstanding or eligible to be voted at the Peoples Special Meeting.

Required vote (pages 36, 41)

Peoples: The adoption and approval of the Merger Agreement by Peoples will require the affirmative vote of the holders of at least 14,143,919 of Peoples common shares, which is a majority of the Peoples common shares outstanding and entitled to vote at the Peoples Special Meeting. A quorum, consisting of the holders of at least 14,143,919 of the outstanding Peoples common shares, must be present in person or by proxy at the Peoples Special Meeting before any action, other than the adjournment of the special meeting, can be taken. The affirmative vote of the holders of a majority of the Peoples common shares represented, in person or by proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

Limestone: A quorum, consisting of a majority of the shares of each voting group entitled to vote on a matter, is required in order for shareholders to take action on that matter at the Limestone Special Meeting. The adoption and approval of the Merger Agreement at the Limestone Special Meeting will require the affirmative vote of the holders of at least 3,319,317 Limestone common shares and at least 500,001 Limestone non-voting common shares, which is a majority of the outstanding shares of each class of Limestone common stock outstanding and entitled to vote at the Limestone Special Meeting. If a quorum of the Limestone common shares exists, the advisory proposal on specified compensation will be approved if more Limestone common shares are voted in favor of the proposal than against it, and the adjournment of the Limestone Special Meeting, if necessary to solicit additional proxies in the event there are not sufficient votes at the time of the Limestone Special Meeting, will be approved if more Limestone common shares are voted in favor of adjournment than against it. If a quorum is not present at the Limestone Special Meeting, Limestone’s Bylaws permit the chairman of the meeting to adjourn the Limestone Special Meeting to another date, time and place.

As of December 5, 2022, directors of Peoples owned an aggregate of 535,868.31 Peoples common shares, an amount equal to approximately 1.89% of the outstanding Peoples common shares. As of the same date, directors of Limestone owned an aggregate of 929,706 Limestone common shares, an amount equal to approximately 14% of the outstanding Limestone common shares.

The directors of Limestone and the holder of all of the non-voting common shares, who, as of December 5, 2022, collectively have the power to vote approximately 19.1% of the outstanding Limestone common shares and 100% of the outstanding non-voting common shares, each entered into a support agreement with Peoples on October 24, 2022, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Limestone common stock, and Limestone and its directors, executive officers and affiliates beneficially owned 70,000 Peoples common shares.

Recommendation to Limestone shareholders (page 51)

The board of directors of Limestone unanimously approved the Merger Agreement. The board of directors of Limestone believes that the Merger is in the best interests of Limestone and its shareholders, and, as a result, the directors unanimously recommend that Limestone shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the proposal to approve, on an advisory basis, specified compensation that may be payable to the named executive officers of Limestone in connection with the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Limestone considered many factors, which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Limestone’s Reasons for the Merger” beginning on page 48 and page 50, respectively, of this joint proxy statement/prospectus.

Opinion of Limestone’s Financial Advisor (page 51)

In connection with the Merger, Limestone’s financial advisor, Piper Sandler & Co. (“Piper Sandler”), delivered a written opinion, dated October 21, 2022, to the Limestone board of directors to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Limestone common stock. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler in preparing the opinion, is attached as Annex C to this joint proxy statement/prospectus. Piper Sandler’s opinion speaks only as of the date of this opinion. The opinion was for the information of, and was directed to, the Limestone board of directors (in its capacity as such) in connection with its consideration of the financial terms of the

Merger. The opinion did not address the underlying business decision of Limestone to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the Limestone board of directors in connection with the Merger, and it does not constitute a recommendation to any holder of Limestone common stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter.

Recommendation to Peoples shareholders (page 64)

The board of directors of Peoples unanimously approved the Merger Agreement. The board of directors of Peoples believes that the Merger is in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement, and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

In reaching this decision, the board of directors of Peoples considered many factors which are described in the section captioned “THE MERGER—Background of the Merger” and “THE MERGER—Peoples’ Reasons for the Merger” beginning on page 48 and page 63, respectively, of this joint proxy statement/prospectus.

Opinion of Peoples’ Financial Advisor (page 64)

On October 24, 2022, at the request of the Peoples board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered to the Peoples board of directors (solely in its members’ capacity as directors) Raymond James’s written opinion, dated October 24, 2022, that, as of such date, the Exchange Ratio to be paid by Peoples in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to Peoples.

The full text of the written opinion of Raymond James, dated October 24, 2022, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex D to this document. Raymond James provided its opinion for the information and assistance of, and was directed to, the Peoples board of directors (solely in its members’ capacity as such) in connection with, and for purposes of, the Peoples board of directors consideration of the Merger, and its opinion only addresses whether the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement was fair to Peoples, from a financial point of view, as of October 24, 2022. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Peoples board of directors, or to any Peoples or Limestone shareholder, as to how the Peoples board of directors, such shareholder or any other person should act with respect to the Merger or any other matter.

Material U.S. federal income tax consequences of the Merger (page 77)

Peoples and Limestone intend that the Merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Both Peoples and Limestone intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If treated as a reorganization, for U.S. federal income tax purposes (i) no gain or loss will be recognized by Peoples or Limestone as a result of the Merger, (ii) U.S. resident Limestone shareholders will not recognize any gain or loss for U.S. federal income tax purposes if they exchange their Limestone common stock solely for Peoples common shares in the Merger, except with respect to cash received in lieu of fractional Peoples common shares, and (iii) U.S. resident Limestone shareholders who exercise dissenters’ rights and receive solely cash in exchange for Limestone common stock in the Merger will recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares.

All Limestone shareholders should read carefully the description under the section captioned “THE MERGER —Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 77 of this joint proxy statement/prospectus and are strongly encouraged to consult their own tax advisors concerning these matters. All Limestone shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including, without limitation, the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

Interests of directors and executive officers of Limestone (page 75)

The directors and some of the executive officers of Limestone have interests in the Merger that are different from, or in addition to, the interests of Limestone shareholders generally. These include:

•	continued indemnification and continued insurance for directors and officers of Limestone for events occurring before the Merger;

•

W. Glenn Hogan, the existing chairman of Limestone’s board of directors, will be appointed to serve on the board of directors of Peoples, subject to Peoples standard corporate governance practices and standard director evaluation process;

•	up to $700,000 in stay and/or retention payments to be allocated amongst certain Limestone or its affiliates employees in such amounts as mutually agreed to between Limestone and Peoples;

•	the accelerated vesting of restricted stock awards to executive officers of Limestone; and

•

upon the consummation of the Merger, and subject to certain other conditions, cash severance payments to be paid to Limestone’s named executive officers pursuant to change in control features in their existing employment agreements.

Each of Peoples’ and Limestone’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of Limestone Directors and Officers in the Merger” beginning on page 75 of this joint proxy statement/prospectus.

Dissenters’ rights of Limestone shareholders (page 45 and Annex B)

Under Kentucky law, Limestone shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for their Limestone common stock prior to the Limestone Special Meeting, will be entitled, if and when the Merger is completed, to receive payment of the fair value of their Limestone common stock. The right to make this demand is known as “dissenters’ rights.” Limestone shareholders’ right to receive payment of the fair value of their Limestone common stock, however, is contingent upon strict compliance with the procedures set forth in Chapter 271B, Subtitle 13 of the KBCA.

For additional information regarding dissenters’ rights, see “DISSENTERS’ RIGHTS” on page 45 of this joint proxy statement/prospectus and the complete text of Chapter 271B, Subtitle 13 of the KBCA attached to this joint proxy statement/prospectus as Annex B. If Limestone shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers.

Certain differences in shareholder rights (page 96)

When the Merger is completed, Limestone shareholders (other than those exercising dissenters’ rights) will receive Peoples common shares and, therefore, will become Peoples shareholders. As Peoples shareholders, your rights will be governed by Peoples’ Amended Articles of Incorporation and Code of Regulations, as well as Ohio law. See “COMPARISON OF CERTAIN RIGHTS OF LIMESTONE AND PEOPLES SHAREHOLDERS” beginning on page 96 of this joint proxy statement/prospectus.

Regulatory approvals required for the Merger (page 74)

The Merger cannot be completed until Peoples receives the required regulatory approvals, nonobjections or waivers of applications, which include the approval of the Federal Reserve, the ODFI, and other approvals as required for the Subsidiary Bank Merger and the Federal Reserve’s approval to consummate the Merger. Peoples will submit the appropriate applications to both the Federal Reserve and ODFI for the Merger and the Subsidiary Bank Merger for approval. Although neither Peoples nor Limestone knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Peoples and Limestone cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the Merger or the Subsidiary Bank Merger.

Conditions to the Merger (page 85)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by Peoples and Limestone shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although Peoples and Limestone anticipate the closing of the Merger will occur in the second quarter of 2023, neither Peoples nor Limestone can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page 85 of this joint proxy statement/prospectus.

Termination of the Merger Agreement (page 93)

Peoples and Limestone may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its entire board. In addition, either Peoples or Limestone, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•

(i) if any of the required regulatory approvals is denied and the denial has become final and nonappealable, (ii) if any of the required regulatory approvals is requested, directed or advised to be withdrawn by such applicable regulatory body, or (iii) if any regulatory bodies issue a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger;

•	if the Limestone shareholders do not adopt and approve the Merger Agreement at their respective special shareholder meeting;

•

if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within thirty (30) days of notice of the breach; or

•	if the Merger has not been consummated by July 31, 2023, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate.

Peoples, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the special meeting of Limestone shareholders approving the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Limestone common stock upon written notice to Limestone if the Limestone board of directors:

•	accepts or agrees to accept a superior acquisition proposal;

•	fails to include its recommendation to the Limestone shareholders in this joint proxy statement/prospectus that they adopt the Merger Agreement;

•

withdraws, modifies, or qualifies Limestone’s recommendation to shareholders, including by publicly approving, endorsing or recommending, or publicly proposing to approve, endorse or recommend, any other acquisition proposal, or fails to recommend against acceptance of an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, or fails to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after an acquisition proposal is publicly announced; or

•	fails to comply with certain of its obligations under the Merger Agreement.

Limestone, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to Peoples:

•	if Limestone intends to enter into an agreement relating to a superior acquisition proposal in accordance with the terms of the Merger Agreement;

•

if, prior to Peoples receipt of its shareholders approval of the Merger, Peoples fails, withdraws, modifies or otherwise qualifies its recommendation to its shareholders regarding the Merger Agreement and the transactions contemplated therein or otherwise materially breaches its obligation to submit the Merger Agreement and the transactions contemplated therein to is shareholders; or

•

if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of Peoples common shares drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; subject, however, to Peoples’ right to cure by providing notice to Limestone that Peoples intends to proceed with the Merger by paying additional consideration.

Acquisition proposals and termination fee (page 94)

If the Merger Agreement is terminated by Limestone under certain circumstances involving alternative acquisition proposals, Limestone may be required to pay a termination fee to Peoples equal to $8.3 million.

Risk Factors (page 21)

In evaluating the Merger Agreement, the Merger or the issuance of Peoples common shares, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 21.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements about the benefits of the proposed merger, the plans, objectives, expectations and intentions of Peoples and Limestone, the expected timing of completion of the Merger, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, remain, believe, intend, estimate, plan, project, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995 (“Reform Act”), notwithstanding that such statements are not specifically identified.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors, in addition to the factors relating to the Merger discussed under the caption “RISK FACTORS” beginning on page 21 and the factors previously disclosed in Peoples and Limestone’s reports filed with the SEC, which could cause actual results to differ materially from those contained or implied in the forward-looking statements:

•	changes in general economic, political, or industry conditions;

•

the magnitude and continued duration of the recovery from the COVID-19 pandemic and its ongoing impact on the global economy and financial market conditions and Peoples’ and Limestone’s businesses, results of operations, and financial conditions;

•	uncertainty in U.S. fiscal and monetary policy, including the ongoing increasing interest rate policies of the Federal Reserve;

•	volatility and disruptions in global capital and credit markets;

•	movements in interest rates;

•	discontinuation of LIBOR;

•	competitive pressures on product pricing and services;

•	ongoing geopolitical volatility and political uncertainty;

•	success, impact, and timing of Peoples’ and Limestone’s business strategies, including market acceptance of any new products or services;

•

the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, as well as those involving the ODFI, Federal Reserve, FDIC, CFPB, and other regulatory authorities, as required;

•

changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against Peoples or Limestone;

•	delays in completing the Merger;

•

the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Merger);

•	the failure to obtain shareholder approvals or to satisfy any of the other conditions to the Merger on a timely basis or at all;

•

the possibility that the anticipated benefits of the Merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Peoples and Limestone do business;

•	the effect of divestitures that may be required by regulatory authorities in certain markets in which Peoples and Limestone compete;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Merger;

•	the ability to complete the Merger and integration of Peoples and Limestone successfully;

•	the dilution caused by Peoples’ issuance of additional shares of its capital stock in connection with the Merger;

•	revenues or earnings following the Merger may be lower than expected; and

•	other factors that may affect the future results of Peoples and Limestone.

In addition, certain statements may be contained in the future filings of Peoples and Limestone with the SEC, in press releases and in oral and written statements made by or with the approval of Peoples or Limestone that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•

statements about the benefits of the Merger between Peoples and Limestone, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements regarding plans, objectives and expectations of Peoples or Limestone or their respective management or boards of directors;

•	statements regarding future economic performance; and

•	statements regarding assumptions underlying any such statements.

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Peoples nor Limestone undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that Peoples and Limestone have filed with the SEC as described under “Where You Can Find More Information” in the forepart of this document.

Peoples and Limestone expressly qualify in their entirety all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” on page 19, you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

An investment by Limestone shareholders in shares of Peoples common shares as a result of the exchange of Limestone common stock for Peoples common shares in the Merger involves certain risks. Similarly, a decision on the part of Peoples shareholders to approve the Merger also involves risks for the Peoples shareholders, who will continue to hold their shares of Peoples common shares after the Merger. Certain material risks and uncertainties connected with the Merger Agreement and transactions contemplated thereby, including the Merger and the Subsidiary Bank Merger, and ownership of Peoples common shares are discussed below. In addition, Peoples and Limestone discuss certain other material risks connected with the ownership of Peoples common shares and with Peoples’ business, and with the ownership of Limestone common stock and Limestone’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.

Holders of Limestone common stock and holders of Peoples common shares should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Limestone Special Meeting or the Peoples Special Meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of Peoples common shares that you, as an existing Peoples shareholder, currently hold or that you, as an existing holder of Limestone common stock, will hold upon consummation of the Merger, and could result in a significant decline in the value of Peoples common shares and cause the current holders of Peoples common shares and/or the holders of Limestone common stock to lose all or part of the value of their respective investments in Peoples common shares.

Risks Related to the Merger

Because the market price of Peoples common shares may fluctuate, holders of Limestone common stock cannot be certain of the market value of the Merger Consideration they will receive.

Under the terms of the Merger Agreement, holders of Limestone common stock will receive 0.90 shares of Peoples common shares for each share of Limestone common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Limestone common stock who would otherwise be entitled to receive a fraction of a Peoples common share (after taking into account all shares of Limestone common stock owned by such holder at the Effective Time) will receive cash, without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the daily volume-weighted average closing sale price of Peoples common shares on the Nasdaq Global Select Market® as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Effective Date.

Any change in the market price of Peoples common shares prior to the completion of the Merger will affect the market value of the Merger Consideration that Limestone shareholders will receive following completion of the Merger. Stock price changes may result from a variety of factors that are beyond the control of Peoples and Limestone, including but not limited to general market and economic conditions, impacts and disruptions resulting from the ongoing COVID-19 pandemic, changes in their respective businesses, operations and prospects, and regulatory considerations. Therefore, at the time of the Limestone Special Meeting, Limestone shareholders will not know the precise market value of the consideration they will receive at the Effective Time. Limestone shareholders should obtain current sale prices for Peoples common shares before voting their shares at the Limestone Special Meeting.

The market price of Peoples common shares after the Merger may be affected by factors different from those affecting the shares of Limestone common stock or Peoples common shares currently.

In the Merger, holders of Limestone common stock will become holders of Peoples common shares. Although similar in some respects, Peoples’ business does differ from that of Limestone. Accordingly, the results of operations of the combined company and the market price of Peoples common shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Peoples and Limestone. For a discussion of the businesses of Peoples and Limestone and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” in the forepart of this document.

Peoples could experience difficulties in managing its growth and effectively integrating the operations of Limestone and Limestone Bank.

The earnings, financial condition and prospects of Peoples after the Merger will depend in part on Peoples’ ability to integrate successfully the operations of Limestone and Limestone Bank and to continue to implement its own business plan. Peoples may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of Limestone and Limestone Bank with the Peoples organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and Peoples may encounter difficulties, including matters such as loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies, among others. These factors could contribute to Peoples not fully achieving the expected benefits from the Merger.

The Merger Agreement limits Limestone’s ability to pursue alternatives to the Merger with Peoples, may discourage other acquirers from offering a higher valued transaction to Limestone and may, therefore, result in less value for the Limestone shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits Limestone from soliciting, negotiating, or providing confidential information to any third party relating to any competing proposal to acquire Limestone or Limestone Bank.

In addition, if the Merger Agreement is terminated by Limestone under certain circumstances involving alternative acquisition proposals, Limestone may be required to pay a termination fee to Peoples equal to $8.3 million. The requirement that Limestone make such a payment could discourage another company from making a competing proposal.

The fairness opinions of Peoples’ and Limestone’s respective financial advisors do not reflect changes in circumstances subsequent to the date of such opinions.

Each of the Limestone and Peoples boards of directors received an opinion, dated October 21, 2022 and October 24, 2022, respectively, from their respective financial advisors as to the fairness of the Exchange Ratio, from a financial point of view, as of the date of each such opinion. Subsequent changes in the operation and prospects of Limestone or Peoples, general market and economic conditions and other factors that may be beyond the control of Limestone or Peoples may significantly alter the value of Limestone or Peoples or the prices of the shares of Limestone common stock or Peoples common shares by the time the Merger is completed. The opinions do not address the fairness of the Exchange Ratio, from a financial point of view, at the time the Merger is completed, or as of any other date other than the date of such opinions. The opinion of Limestone’s financial advisor is attached as Annex C to this joint proxy statement/prospectus, and the opinion of Peoples’ financial advisor is attached as Annex D. For a description of the opinions, see “THE MERGER—Opinion of Limestone’s Financial Advisor” on page 51 and “THE MERGER—Opinion of Peoples’ Financial Advisor” on page 64 of this joint proxy statement/prospectus.

The unaudited pro forma consolidated financial information included in this joint proxy statement/prospectus is preliminary and the actual consideration to be issued in the Merger as well as the actual financial condition and results of operations of the combined company after the Merger may differ materially.

The unaudited pro forma consolidated financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated. The unaudited pro forma consolidated financial information reflects adjustments, which are based upon preliminary estimates, to record the Limestone identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The Merger Consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual Merger Consideration and the fair value of the assets and liabilities of Limestone as of the date of the completion of the Merger. Accordingly, the actual value of the Merger Consideration may vary significantly from the value used in preparing the unaudited pro forma consolidated financial information in this document, and the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” beginning on page 27.

Peoples and Limestone shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

The Merger will dilute the ownership position of Peoples shareholders and result in Limestone shareholders having an ownership stake in the combined company that is smaller than their current stake in Limestone. Upon completion of the Merger, we estimate that continuing Peoples shareholders will own approximately 80.4% of the issued and outstanding common shares of the combined company, and former Limestone shareholders will own approximately 19.6% of the issued and outstanding common shares of the combined company. Consequently, Peoples shareholders and Limestone shareholders, as a general matter, will have less influence over the management and policies of the combined company after the Effective Time than they currently exercise over the management and policies of Peoples and Limestone, respectively.

Failure to complete the Merger could negatively impact the value of Limestone’s stock and future businesses and financial results of Peoples and Limestone.

If the Merger is not completed, the ongoing businesses of Peoples and Limestone may be adversely affected and Peoples and Limestone will be subject to several risks, including the following:

•	Peoples and Limestone will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the Merger Agreement, Limestone is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the Merger may require substantial commitments of time and resources by Peoples and Limestone management, which could otherwise have been devoted to other opportunities that may have been beneficial to Peoples and Limestone as independent companies, as the case may be.

In addition, if the Merger is not completed, Limestone may experience negative reactions from its customers and employees. Employees could resign and obtain other employment as a result of the potential Merger. Limestone also could be subject to litigation related to any failure to complete the Merger.

The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including data processing, purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Limestone and Peoples have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the Merger, and the amount and timing of such charges are uncertain at present.

The Peoples common shares to be received by Limestone shareholders upon completion of the Merger will have different rights from Limestone common stock.

Upon completion of the Merger, Limestone shareholders will no longer be shareholders of Limestone but will instead become shareholders of Peoples, and their rights as shareholders of Peoples will be governed by the Ohio Revised Code and by Peoples’ Amended Articles of Incorporation and Code of Regulations. The terms of Peoples’ Amended Articles of Incorporation and Regulations are in some respects materially different than the terms of Limestone’s Articles of Incorporation as restated and amended (“Limestone’s Articles of Incorporation”) and Limestone’s Bylaws. See “COMPARISON OF CERTAIN RIGHTS OF LIMESTONE AND PEOPLES SHAREHOLDERS” on page 96 of this joint proxy statement/prospectus.

The Merger Agreement subjects Peoples and Limestone to certain restrictions on their respective business activities prior to the Effective Time.

The Merger Agreement subjects Peoples and Limestone to certain restrictions on their respective business activities prior to the Effective Time. Subject to certain specified exceptions, the Merger Agreement obligates Limestone to, and to cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and each of Peoples and Limestone to, and to cause each of its subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability of either Peoples or Limestone to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the Merger Agreement or to perform its respective covenants and agreements under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement on a timely basis. These restrictions could prevent Limestone from pursuing certain business opportunities that arise prior to the Effective Time. See the section entitled “THE MERGER AGREEMENT—Limestone’s Conduct of Business Pending the Merger” beginning on page 88 and “THE MERGER AGREEMENT—Peoples’ Conduct of Business Pending the Merger” beginning on page 92.

Health epidemics and other outbreaks, such as the spread of COVID-19 and its variants, may delay or adversely affect the Merger. The ongoing COVID-19 pandemic’s impact on the combined company’s business and operations is uncertain.

The ability of Peoples and Limestone to complete the Merger could be adversely impacted by a widespread outbreak of contagious disease, such as the recent spread of COVID-19 and its variants. The extent to which the ongoing COVID-19 pandemic will negatively affect the business, financial condition, liquidity, capital and results of operations of the combined company will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of recovery from the ongoing COVID-19 pandemic, the potential direct and indirect impacts of the recovery from the COVID-19 pandemic on employees, clients, counterparties and service providers, as well as other market participants, and actions taken by governmental authorities and other third parties in response to the COVID-19 pandemic. Given the ongoing and dynamic nature of the recovery, it is difficult to predict the ongoing impact of the COVID-19 pandemic on the combined company’s business, and there is no guarantee that efforts by the combined company to address the adverse impacts of the COVID-19 pandemic will be effective.

Even after the COVID-19 pandemic has fully subsided, the combined company may continue to experience adverse impacts to its business as a result of the COVID-19 pandemic’s global economic impact, including reduced availability of credit, adverse long-term impacts on liquidity and the negative financial effects from any recession or depression that may occur.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of Peoples and Limestone to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of Peoples and Limestone shareholders, respectively, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, approval of the Peoples common shares to be issued to Limestone for listing on the Nasdaq Global Select Market®, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page 85 of this joint proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by July 31, 2023, either Peoples or Limestone may have the opportunity to choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the Limestone shareholders. In addition, Peoples or Limestone may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page 93 of this joint proxy statement/prospectus for a fuller description of these circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

Before the Merger and the Subsidiary Bank Merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve, ODFI and other regulatory authorities. In determining whether to grant these approvals, these regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals Required” beginning on page 74. These approvals could be delayed or not obtained at all, due to a number of factors including any or all of the following: an adverse development in either party’s regulatory standing, or any other factors considered by regulatory authorities in granting such approvals; governmental, political or community group inquiries, investigations or opposition; changes in legislation or the political environment, including as a result of changes of the U.S. executive administration, Congressional leadership and regulatory agency leadership; or impacts and disruptions resulting from the COVID-19 pandemic. The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the Merger Agreement. There can be no assurance that the regulatory authorities will not impose any such conditions, limitations, obligations or restrictions or that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the Merger Agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or will otherwise reduce the anticipated benefits of the Merger. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of certain orders, injunctions or decrees by any governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the Merger Agreement. Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the Merger Agreement, neither Peoples, Limestone nor either of Limestone’s respective subsidiaries is required under the terms of the Merger Agreement to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining these approvals, that would reasonably be likely to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the Merger. See the section entitled “THE MERGER—Regulatory Approvals Required” beginning on page 74.

Issuance of shares of Peoples common shares in connection with the Merger may adversely affect the market price of Peoples common shares.

In connection with the payment of the Merger Consideration, Peoples expects to issue up to seven million (7,000,000) Peoples common shares to Limestone shareholders. The issuance of these new Peoples common shares may result in fluctuations in the market price of Peoples common shares, including a stock price decrease.

Risks Related to Peoples’ Business

You should read and consider risk factors specific to Peoples’ business that will also affect the combined company after the Merger, described in Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Peoples with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 102 of this joint proxy statement/prospectus.

Risks Related to Limestone’s Business

You should read and consider risk factors specific to Limestone’s business that will also affect the combined company after the Merger, described in Limestone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by Limestone with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 102 of this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information for Peoples Bancorp Inc. and Subsidiaries (“Peoples,” for purposes of this section only, refers to Peoples Bancorp Inc. and its consolidated subsidiaries collectively, except where the context indicates the reference solely to Peoples Bancorp Inc.) combines the historical consolidated financial position and results of operations of Peoples and Limestone, as an acquisition by Peoples of Limestone using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of Limestone will be recorded by Peoples at their respective fair values as of the date the Merger is completed. The pro forma financial information presented should be read in conjunction with Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and Limestone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

The unaudited pro forma condensed combined balance sheets give effect to the Merger as if the transaction had occurred on September 30, 2022. The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2022 and year ended December 31, 2021, give effect to the Merger as if the transaction had become effective at the beginning of the fiscal year presented and carried forward through any interim period presented.

The unaudited pro forma condensed combined financial information included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various preliminary estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated, or which may be attained in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with and is qualified in its entirety by reference to the historical consolidated financial statements and related notes thereto of Peoples, and the historical consolidated financial statements and related notes thereto of Limestone.

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2022

(Dollars in thousands)	Peoples As Reported	Limestone As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Assets
Cash and cash equivalents	$145,184	$57,370	$—		$202,554
Investment securities	1,616,684	229,818	(9,581)	a	1,836,921
Loans, including loans held for sale, net of deferred fees and costs	4,613,856	1,127,945	(54,564)	b	5,687,237
Allowance for credit losses	(52,866)	(13,031)	8,378	c	(57,519)

Net loans	4,560,990	1,114,914	(46,186)		5,629,718
Bank premises and equipment, net	83,863	22,503	—		106,366
Goodwill	292,397	6,252	89,032	d	387,681
Other intangible assets	36,031	1,797	27,096	e	64,924
Other assets	270,705	61,041	6,581	f	338,327

Total assets	$7,005,854	$1,493,695	$66,942		$8,566,491

Liabilities
Deposits	5,865,620	1,218,580	(420)	g	7,083,780
Borrowings	237,807	136,000	(3,165)	g	370,642
Accrued expenses and other liabilities	141,916	10,744	—		152,660

Total liabilities	$6,245,343	$1,365,324	$(3,585)		7,607,082

Stockholders’ Equity
Common stock	685,351	140,639	58,259	h	884,249
Additional paid-in capital	—	26,101	(26,101)	h	—
Retained earnings	249,833	(19,486)	19,486	h	249,833
Accumulated other comprehensive (loss) income, net of deferred income taxes	(134,923)	(18,883)	18,883	h	(134,923)
Treasury stock	(39,750)	—	—		(39,750)

Total stockholders’ equity	760,511	128,371	70,527		959,409

Total liabilities and stockholders’ equity	$7,005,854	$1,493,695	$66,942		$8,566,491

Common shares outstanding	28,278,078	7,639,033	(763,903)		35,153,208

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended September 30, 2022

(Dollars in thousands, except per share data)	Peoples As Reported	Limestone As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$193,352	$40,670	$9,367	i	$243,389
Interest expense	10,523	4,964	(2,516)	i	12,971

Net interest income	182,829	35,706	11,883		230,418
Recovery of credit losses	(5,811)	(50)	—		(5,861)

Net interest income after recovery of credit losses	188,640	35,756	11,883		236,279

Total other income	59,802	6,722	—		66,524
Total other expenses	153,781	24,895	(851)	i	177,825

Income before income taxes	94,661	17,583	12,734		124,978
Income tax expense	20,218	4,155	2,624	j	26,997

Net income	$74,443	$13,428	$10,110		$97,981

Earnings per share - basic	$2.65	$1.76			$2.82
Earnings per share - diluted	$2.65	$1.76			$2.81

Weighted-average number of shares outstanding - basic	27,929,720	7,628,677	(762,868)		34,795,529
Weighted-average number of shares outstanding - diluted	28,009,263	7,628,677	(762,868)		34,875,072

PEOPLES BANCORP INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2021

(Dollars in thousands, except per share data)	Peoples As Reported	Limestone As Reported	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined Peoples
Interest income	$184,789	$49,915	$12,490	i	$247,194
Interest expense	12,236	5,693	(3,354)	i	14,575

Net interest income	172,553	44,222	15,844		232,619
Provision for credit losses	731	1,150	—		1,881

Net interest income after provision for credit losses	171,822	43,072	15,844		230,738

Total other income	68,885	8,439	—		77,324
Total other expenses	183,737	31,971	(633)	i	215,075

Income before income taxes	56,970	19,540	16,477		92,987
Income tax expense	9,415	4,631	3,499	j	17,545

Net income	$47,555	$14,909	$12,978		$75,442

Earnings per share - basic	$2.17	$1.96			$2.63
Earnings per share - diluted	$2.15	$1.96			$2.62

Weighted-average number of shares outstanding - basic	21,816,511	7,593,176	(759,318)		28,650,369
Weighted-average number of shares outstanding - diluted	21,959,883	7,593,176	(759,318)		28,793,741

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with generally accepted accounting principles (“GAAP”), giving effect to the planned Merger of Peoples and Limestone, as if the transactions had occurred as of the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial position had the Merger and common equity issuance been consummated at the beginning of the earliest periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger, which is currently expected to be completed in the second quarter of 2023, is subject to approval of Peoples and Limestone shareholders; the satisfaction of various closing conditions, including the receipt of all necessary bank regulatory approvals and the accuracy of the representations and warranties of each party (subject to certain exceptions); the performance in all material respects by each party of its obligations under the Merger Agreement; and other conditions customary for transactions of this type.

The Merger will be accounted for as an acquisition by Peoples using the acquisition method of accounting in accordance with GAAP. Accordingly, the assets and liabilities of Limestone will be recorded at their respective fair values and the values used represent management’s estimates based on available information. The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, additional information that becomes available and additional analysis that is performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of thorough analysis to determine the fair value of Limestone’s tangible and identifiable intangible assets and liabilities as of the date the Merger. Increases or decreases in the estimated fair values of the net assets, commitments, and other items of Limestone, as compared with the information shown in the unaudited pro forma condensed combined financial information, may change the amount of the purchase price allocated to goodwill and other assets and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Limestone’s stockholders’ equity through the date the Merger is completed will also change the purchase price allocation, which may include the recorded value of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Note 2. Purchase Price Allocation

The pro forma adjustments include the adjustments made to apply acquisition accounting to record the Merger. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. For purposes of this pro forma analysis, fair value adjustments, other than goodwill and adjustments to acquired impaired loans, are amortized/accreted based on the estimated average remaining lives. Tax expense related to the net fair value adjustments is calculated using the federal income tax rate of 21%.

Under the terms of the Merger Agreement, shareholders of Limestone will receive 0.90 Peoples common shares for each share of Limestone common stock. As of September 30, 2022 the transaction is valued at $26.04 on a per share basis.

(Dollars in thousands, except per share data)
Pro Forma Purchase Price
Limestone common shares outstanding at September 30, 2022		7,639,033
Number of common shares of Peoples to be issued for each share of Limestone		0.9
Price per Peoples share, based on closing price as of September 30, 2022		$28.93

Total pro forma purchase price		$198,898

Limestone Net Assets at Fair Value
Assets
Cash and cash equivalents	$57,370
Investment securities	220,237
Loans, including loans held for sale, net of deferred fees and costs	1,068,728
Bank premises and equipment, net	22,503
Other intangible assets	28,893
Other assets	67,622

Total assets	1,465,353
Liabilities
Deposits	1,218,160
Borrowings	132,835
Accrued expenses and other liabilities	10,744

Total liabilities	1,361,739
Net assets		$103,614

Preliminary pro forma goodwill		$95,284

Note 3. Estimated Amortization/Accretion of Purchase Accounting Adjustments

The following table summarizes the estimated amortization/accretion of purchase accounting adjustments reflected in the pro forma financial statements on the future pre-tax net income of Peoples after the acquisition of Limestone:

	For the Year Ended December 31,
(Dollars in thousands)	2021	2022	2023	2024	2025	2026
Investment securities	$810	$810	$810	$810	$810	$810
Loans, including loans held for sale, net of deferred fees and costs	15,590	15,590	15,590	7,795	—	—
Other intangible assets	(5,468)	(4,895)	(4,322)	(3,749)	(3,176)	(2,603)
Deposits	210	210	—	—	—	—
Borrowings	246	246	246	246	246	247

Net increase (decrease) in pre-tax net income	$11,388	$11,961	$12,324	$5,102	$(2,120)	$(1,546)

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using the federal income tax rate of 21% to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.	Investment securities were adjusted to reflect the impact of recording held-to-maturity securities at fair value.

b.	Loans, including loans held for sale, net of deferred fees and costs were adjusted to reflect credit, liquidity and interest rates resulting in a discount on Limestone’s loan portfolio.

c.

Allowance for credit losses was adjusted by removing Limestone’s allowance for credit losses, as purchased loans in a business combination are recorded at estimated fair value on the purchase date and the carryover of the related allowance for credit loss is prohibited, and reflects the adjustment for credit losses established for purchase credit deteriorated assets.

d.

Goodwill was adjusted to remove Limestone’s goodwill and record the estimated goodwill generated as a result of the total purchase price and the fair value of assets purchased exceeding the fair value of liabilities assumed, as demonstrated in Note 2 to the “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” above.

e.	Other intangible assets were adjusted to remove Limestone’s core deposit intangible assets and record the estimated core deposit intangible asset resulting from the transaction.

f.	Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.

g.	Deposits and borrowings were adjusted to reflect current interest rates and spreads resulting in a premium on Limestone’s deposits and borrowings.

h.	The components of stockholders’ equity were adjusted to eliminate Limestone’s stockholders’ equity, and reflect the issuance of common shares for the purchase of Limestone.

i.	Interest income, interest expense, and other expenses were adjusted for estimated amortization/accretion based on acquisition accounting adjustments.

j.	Income tax expense was adjusted based on the federal income tax rate of 21%.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for Peoples and Limestone certain historical per share financial information as of and for the year ended December 31, 2021 and unaudited financial information as of and for the nine months ended September 30, 2022. The information in the table below, in part, is derived from and should be read together with the historical Consolidated Financial Statements of Peoples and Limestone that are incorporated by reference in this joint proxy statement/prospectus. See “THE MERGER AGREEMENT—Merger Consideration” on page 83.

	As of and For the Year Ended December 31, 2021	As of and For the Nine Months Ended September 30, 2022
Earnings per share: Basic
Peoples historical	$2.17	$2.65
Limestone historical	1.96	1.76
Pro forma combined	2.63	2.82
Equivalent pro forma for one share of Limestone common stock	2.37	2.54

Earnings per share: Diluted
Peoples historical	$2.15	$2.65
Limestone historical	1.96	1.76
Pro forma combined	2.62	2.81
Equivalent pro forma for one share of Limestone common stock	2.36	2.53

Cash dividends declared per share
Peoples historical	$1.43	$1.12
Limestone historical	—	0.15
Pro forma combined	1.43	1.12
Equivalent pro forma for one share of Limestone common stock	1.29	1.01

Book value per share:
Peoples historical	$29.86	$26.89
Limestone historical	17.24	16.80
Pro forma combined	29.79	27.29
Equivalent pro forma for one share of Limestone common stock	26.81	24.56

MARKET VALUE ON A HISTORICAL AND EQUIVALENT PER SHARE BASIS

The information presented in the following table reflects the market value of Limestone common shares on a historical and equivalent per share basis and the market value of Peoples common shares on a historical basis as of the last trading day preceding the public announcement of the Merger, October 24, 2022, and January 5, 2023, the last practicable day for which information was available prior to the date of this proxy statement/prospectus.

	Limestone common shares	Peoples common shares	Implied value per Limestone common share at the 0.90 fixed exchange ratio
October 24, 2022	$19.65	$30.81	$27.73
January 5, 2023	24.80	27.99	25.19

THE SPECIAL MEETING OF SHAREHOLDERS OF LIMESTONE

Time, Date and Place

This joint proxy statement/prospectus is being provided to Limestone shareholders in connection with the solicitation of proxies by the Limestone board of directors for use at the special meeting of shareholders to be held at 9:00 a.m., Eastern Standard Time, on February 23, 2023, in the Conference Center on the second floor of Limestone’s main office located at 2500 Eastpoint Parkway, Louisville, Kentucky 40223, including any adjournments of the special meeting.

This joint proxy statement/prospectus is also being furnished by Peoples to Limestone shareholders as a prospectus in connection with the issuance of Peoples common shares upon completion of the Merger.

Matters to be Considered

At the Limestone Special Meeting, the shareholders of Limestone will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Limestone in connection with the Merger; and

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

The board of directors of Limestone believes that the Merger with Peoples is in the best interests of Limestone shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the approval of the specified compensation, and (3) “FOR” the proposal to adjourn the special meeting of Limestone shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Limestone has fixed the close of business on December 30, 2022, as the record date for determining the Limestone shareholders who are entitled to notice of and to vote at the Limestone Special Meeting of shareholders. Only holders of Limestone common stock at the close of business on the record date will be entitled to notice of and to vote at the Limestone Special Meeting.

As of the close of business on December 30, 2022, there were 6,638,633 Limestone common shares and 1,000,000 Limestone non-voting common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Limestone preferred stock outstanding. The Limestone common shares were held of record by approximately 360 shareholders and the Limestone non-voting common shares were held of record by one shareholder. Each Limestone common share entitles the holder to one vote on all matters properly presented at the special meeting. Under the Kentucky Business Corporation Act, each Limestone non-voting share is entitled to one vote on the proposal to adopt and approve the Merger Agreement.

Votes Required; Quorum

Under Limestone’s Articles of Incorporation and the Kentucky Revised Statutes Section 271B.11-030, the adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the Limestone common shares and a majority of the Limestone non-voting common shares outstanding on the record date for the special meeting. Approvals of the specified compensation and adjournment of the special meeting each require a majority of the votes cast on the proposal at the special meeting be voted in favor of the proposal. The failure to vote in person or submit valid proxy instructions, broker non-votes and abstentions will have the effect of a vote against the Merger proposal but will have no effect on the voting on the advisory proposal to approve the specified compensation and the proposal to adjourn.

As of October 24, 2022, directors of Limestone owned an aggregate of 929,706 Limestone common shares, an amount equal to approximately 14% of the outstanding Limestone common shares. All of the directors of Limestone entered into a support agreement on such date with Peoples pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. In addition, the holder of 336,551 Limestone common shares and all of the outstanding Limestone non-voting common shares (1,000,000 shares) also entered into a support agreement with Peoples on such date with Peoples pursuant to which it agreed, subject to certain terms and conditions, to vote all of the Limestone common stock owned by it in favor of the adoption and approval of the Merger Agreement. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no Limestone common stock.

Your vote is important. Beneficial owners who hold Limestone common stock in “street name” through a broker must instruct their broker how to vote their shares of Limestone common stock on the adoption and approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to return your proxy card prior to the deadline for doing so or vote in person at the special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting, or if your shares of Limestone common stock are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement, but will have no effect on the other two proposals.

A quorum, consisting of the holders of a majority of the outstanding shares of each voting group entitled to vote on a matter, must be present in person or by proxy, to take action on that matter at the Limestone Special Meeting. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The Limestone board of directors does not expect any matter other than the adoption and approval of the Merger Agreement, the approval of the specified compensation and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Limestone Special Meeting.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Limestone shareholders. Your proxy is being solicited by the board of directors of Limestone. Whether or not you attend the special meeting, the Limestone board of directors urges you to promptly submit your proxy by returning your properly executed proxy card as soon as possible. If you timely submit your properly executed proxy card prior to the Limestone Special Meeting and do not revoke it prior to its use, the Limestone common stock represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Limestone’s common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the specified compensation and, “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before a vote is taken at the special meeting:

•	by filing a written notice of revocation with the Secretary of Limestone, at 2500 Eastpoint Parkway, Louisville, Kentucky 40223;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Limestone common stock in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares of common stock) with instructions on how to vote your shares of common stock. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Cost of Solicitation

Limestone will bear its own cost of solicitation of proxies on behalf of the Limestone board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Limestone, none of whom will receive additional compensation for their solicitation activities. Limestone will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Limestone common stock not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Limestone common stock entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO LIMESTONE SHAREHOLDERS

Limestone Merger Proposal

As discussed throughout this joint proxy statement/prospectus, Limestone is asking its shareholders to adopt and approve the Merger Agreement and the transactions contemplated thereby. Limestone shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of Limestone recommends a vote “FOR” the approval and adoption of the Merger Agreement.

Limestone Advisory (Non-binding) Proposal on Specified Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, Limestone is providing the holders of Limestone common shares with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable if the Merger is approved to Limestone’s named executive officers in connection with the Merger, the value of which is set forth in the table included in the section of this document entitled “THE MERGER–Interests of Limestone Directors and Officers in the Merger–Golden Parachute Compensation.” Limestone is asking the shareholders to vote their Limestone common shares on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of Limestone Bancorp, Inc., in connection with the merger of Limestone Bancorp, Inc., with and into Peoples Bancorp Inc., as disclosed in the table in the section of the joint proxy statement/prospectus entitled “The Merger – Interests of Limestone Directors and Officers in the Merger – Golden Parachute Compensation,” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger. Accordingly, a shareholder may vote to approve and adopt the Merger Agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on either Limestone or Peoples. Accordingly, because Limestone is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is approved and adopted and regardless of the outcome of the advisory vote.

The Limestone board of directors recommends a vote “FOR” the Limestone advisory proposal on specified compensation.

Limestone Adjournment Proposal

The Limestone Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Limestone Special Meeting to approve and adopt the Merger Agreement. If, at the time of the Limestone Special Meeting, the number of shares of Limestone common stock present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, Limestone intends to move to adjourn the Limestone Special Meeting in order to enable the Limestone board of directors to solicit additional proxies for approval of the proposal. In that event, Limestone will ask the holders of Limestone common shares to vote only upon the adjournment proposal and not the Merger proposal or the proposal on the specified compensation.

In the Limestone adjournment proposal, Limestone is asking the holders of common shares to authorize the holder of any proxy solicited by the Limestone board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Limestone Special Meeting to another date, time and place for the purpose of soliciting additional proxies. If the Limestone shareholders approve the adjournment proposal, Limestone could adjourn the Limestone Special Meeting and any adjourned session of the Limestone Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Limestone shareholders who have previously voted.

Limestone’s Bylaws provide that if a quorum is not present at a shareholders’ meeting, the chairman of the meeting or the holders of the majority in voting power of shares of Limestone entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date and time.

The Limestone board of directors recommends a vote “FOR” the Limestone adjournment proposal.

THE SPECIAL MEETING OF SHAREHOLDERS OF PEOPLES

Time, Date and Place

This joint proxy statement/prospectus is being provided to Peoples shareholders in connection with the solicitation of proxies by the Peoples board of directors for use at the special meeting of shareholders to be held virtually at 10:00 a.m., Eastern Standard Time, on February 23, 2023, via live webcast at www.proxydocs.com/pebo, including any adjournments of the special meeting.

Matters to be Considered

At the Peoples Special Meeting, the shareholders of Peoples will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement, including, but not limited to, issuance of Peoples common shares;

•

a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are insufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•

any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The Peoples board of directors is presently unaware of any other business to be transacted at the special meeting.

The board of directors of Peoples believes that the Merger with Peoples is in the best interests of Peoples shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, and (2) “FOR” the proposal to adjourn the special meeting of Peoples shareholders, if necessary, to solicit additional proxies.

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of Peoples has fixed the close of business on December 30, 2022, as the record date for determining the Peoples shareholders who are entitled to notice of and to vote at the Peoples Special Meeting of shareholders. Only holders of Peoples common shares at the close of business on the record date will be entitled to notice of and to vote at the Peoples Special Meeting.

As of the close of business on December 30, 2022, there were 28,287,837 Peoples common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of Peoples preferred stock outstanding. The Peoples common shares were held of record by approximately 4,196 shareholders. Each Peoples common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Under Peoples’ Amended Articles of Incorporation, the adoption and approval of the Merger Agreement, as well as the approval of the issuance of common shares, requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the special meeting. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of Peoples common shares represented, in person or by proxy, at the special meeting.

As of December 30, 2022, directors of Peoples owned an aggregate of 543,321.31 Peoples common shares, an amount equal to approximately 1.92% of the outstanding Peoples common shares. As of the date of this joint proxy statement/prospectus, Peoples and its directors, executive officers and affiliates beneficially owned no shares Limestone common stock.

Your vote is important. The adoption and approval of the Merger Agreement and the issuance of common shares requires the affirmative vote of the holders of at least a majority of the Peoples common shares outstanding and entitled to vote at the Peoples Special Meeting. Beneficial owners who hold Peoples common shares in “street name” through a broker must instruct their broker how to vote these Peoples common shares on the adoption and approval of the Merger Agreement. Without specific instructions from the beneficial owners brokers are prohibited from voting such shares. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your Peoples common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding Peoples common shares, must be present in person or by proxy at the Peoples Special Meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” or voting instructions via the internet or by telephone instructing abstentions will be counted for purposes of determining whether a quorum is present.

The Peoples board of directors does not expect any matters other than the adoption and approval of the Merger Agreement, and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the Peoples Special Meeting. If any other matters are properly brought before the special meeting for consideration, Peoples common shares represented by properly executed proxy cards or by properly-authenticated internet or telephone voting instructions that are submitted prior to the deadline for doing so will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to Peoples shareholders. Your proxy is being solicited by the board of directors of Peoples. Whether or not you attend the special meeting, the Peoples board of directors urges you to promptly submit your proxy by telephone, over the internet, or by mail by returning your properly executed proxy card as soon as possible. If you timely submit a valid proxy card prior to the Peoples Special Meeting, or timely submit your voting instructions via the internet or by telephone, and do not revoke it prior to its use, the Peoples common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. Peoples common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies.

Unless revoked, the common shares represented by such proxies will be voted at the Peoples Special Meeting. If you are a registered shareholder, you may revoke or change your vote at any time before the closing of the polls during the Peoples Special Meeting:

•	by telephone, by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the internet, by visiting the website indicated on the accompanying proxy card and following the instructions;

•	by filing a written notice of revocation with the President of Peoples, at 138 Putnam Street, Marietta, Ohio 45750;

•	by executing and returning another proxy card with a later date; or

•	by attending the special meeting, giving notice of revocation in person to the corporate secretary and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your Peoples common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of Peoples common shares) with instructions on how to vote your Peoples common shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to change or revoke your vote.

Peoples will bear its own cost of solicitation of proxies on behalf of the Peoples board of directors. To assist in the solicitation of proxies, Peoples has retained Georgeson, Inc., a proxy soliciting firm, to assist in the solicitation of proxies for a fee of $10,000, $6.95 per successful telephone contact with a shareholder, $5.25 per telephone vote received, and out-of-pocket expenses. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of Peoples, none of whom will receive additional compensation for their solicitation activities. Peoples will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Peoples common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of Peoples common shares entitled to vote at the Peoples Special Meeting.

PROPOSALS SUBMITTED TO PEOPLES SHAREHOLDERS

Peoples Merger Proposal

In order to complete the Merger, Peoples will need to issue common shares in excess of 20% of the number of common shares currently outstanding. Under the Nasdaq Stock Market Rules, a company listed on the Nasdaq is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Peoples is asking its shareholders to adopt and approve the Merger Agreement, pursuant to which, among other things, Peoples will issue Peoples common shares in connection with the Merger.

For a detailed discussion of the terms and conditions of the Merger Agreement, please see the section entitled “The Merger.” Peoples shareholders should read this document carefully in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

The board of directors of Peoples recommends a vote “FOR” the approval and adoption of the Merger Agreement, and the transactions contemplated thereby, including the Peoples share issuance.

Peoples Adjournment Proposal

The Peoples Special Meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the Peoples Special Meeting to approve and adopt the Merger Agreement and the issuance of common shares. If, at the time of the Peoples Special Meeting, the number of common shares of Peoples present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement and the issuance of common shares, Peoples intends to move to adjourn the Peoples Special Meeting in order to enable the Peoples board of directors to solicit additional proxies for approval of the proposal. In that event, Peoples will ask the Peoples shareholders to vote only upon the adjournment proposal and not the Merger proposal or the proposal on the issuance of common shares.

In the Peoples adjournment proposal, Peoples is asking its shareholders to authorize the holder of any proxy solicited by the Peoples board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the Peoples Special Meeting to another time and place for the purpose of soliciting additional proxies. If the Peoples shareholders approve the adjournment proposal, Peoples could adjourn the Peoples Special Meeting and any adjourned session of the Peoples Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Peoples shareholders who have previously voted.

The Peoples board of directors recommends a vote “FOR” the Peoples adjournment proposal.

DISSENTERS’ RIGHTS

Rights of Dissenting Limestone Shareholders

The following summarizes the provisions of Kentucky law relating to the dissenters’ rights of shareholders. The provisions of Sections 271B.13-010 through 271B.13-310 of the KBCA, which control a Limestone shareholder’s right to dissent from the Merger, are attached in full as Annex B to this joint proxy statement/prospectus. We urge you to read Annex B in its entirety.

Any shareholder of record of Limestone who objects to the Merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment, if the Merger is consummated, in cash of an amount equal to the fair value of all, but not less than all, of his or her Limestone common stock. A shareholder of record may, however, assert dissenters’ rights as to fewer than all of the shares registered in his or her name if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies Limestone in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.

For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights, the fair value of a dissenting shareholder’s Limestone common stock equals the value of the shares immediately before the effective date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable.

Any Limestone shareholder desiring to dissent from the Merger and receive payment of the fair value of his or her Limestone common stock must:

•	deliver to Limestone, before the shareholder vote on the Merger Agreement, a written notice of his or her intent to demand payment for his or her shares if the Merger is consummated;

•	not vote his or her shares in favor of the Merger Agreement; and

•

demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed Merger, and deposit his or her stock certificates with Limestone in accordance with the terms of a dissenters’ notice to be sent to all dissenting shareholders within 10 days after the Merger is authorized by shareholders.

Only a record shareholder may assert dissenters’ rights, except that a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder (as in the case of shares held in a brokerage account) may assert dissenters’ rights on his or her own behalf if: (i) the record shareholder’s written consent to the dissent is submitted to Limestone not later than the time the beneficial shareholder asserts dissenters’ rights; and (ii) the beneficial owner asserts dissenters’ rights with respect to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

All written communications from shareholders with respect to the exercise of dissenters’ rights should be mailed before the Merger is completed to Limestone Bancorp, Inc., 2500 Eastpoint Parkway, Louisville, Kentucky 40223, Attention: Secretary, and after the Merger is completed to Peoples Bancorp Inc., 138 Putnam Street, P.O. Box 738, Marietta, Ohio 45750, Attention: Investor Relations. Voting against, abstaining from voting or failing to vote on the proposal to approve the Merger Agreement is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent from the Merger, the separate written demand for payment of the fair value of Limestone common stock and the deposit of the stock certificates.

The dissenters’ notice sent to dissenting shareholders will:

•	specify the dates and place for receipt of the payment demand and the deposit of the Limestone stock certificates;

•	inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

•

supply a form for demanding payment that includes the date of the first public announcement of the terms of the Merger as provided above and requires that the person asserting dissenters’ rights certify whether or not he or she acquired beneficial ownership of the shares before that date;

•	set a date by which Peoples must receive the payment demand, which date must not be fewer than 30, nor more than 60 days after the dissenters’ notice is delivered; and

•	be accompanied by a copy of the dissenters’ rights provisions of the KBCA.

Following the later to occur of the date on which the Merger is completed or the date on which Peoples receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, Peoples will pay the dissenter the estimated fair value of his or her shares, plus accrued interest. Peoples’ payment will be accompanied by:

•

Limestone’s balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

•	a statement of Peoples’ determination of the fair value of the shares;

•	an explanation of how the interest was calculated; and

•	a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

After the Merger, Peoples may, under Section 271B.13-270, elect to withhold payment from a dissenter who became the beneficial owner of the shares on or after the date of the first public announcement of the terms of the Merger. If Peoples makes such an election, it must estimate the fair value of the shares, plus accrued interest, and send an offer to the dissenter that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment of a different amount under Section 271B.13-280. Peoples must pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.

If Peoples fails to pay (except as provided in Section 271B.13-270) the estimated fair value of shares with respect to which a dissenter has complied with the dissenting shareholder requirements within 60 days of the date for demanding payment set forth in the dissenters’ notice, such dissenting shareholder may notify Peoples in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate.

If the dissenting shareholder believes the amount Peoples paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after Peoples makes or offers payment for the shares of a dissenting shareholder, the dissenting shareholder must demand payment of his or her own estimate of the fair value of the shares and interest due. A dissenter waives the right to demand payment unless he or she notifies Peoples of his or her demand in writing within 30 days after Peoples made or offered payment for his or her shares. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then Peoples, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Jefferson County, Kentucky circuit court requesting that the fair value of the dissenting shareholder’s shares be determined. Peoples must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Peoples does not begin the proceeding within the 60-day period, it must pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of Limestone common stock pursuant to Subtitle 13 of the KBCA may not be complete and is qualified in its entirety by reference to the full text of Subtitle 13 of the KBCA (Chapter 271B, Subtitle 13, Title XXIII of the Kentucky Revised Statutes) attached as Annex B to this joint proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A Limestone shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

U.S. shareholders should note that dissenting shareholders will recognize gain or loss for federal income tax purposes on cash paid to them in satisfaction of the fair value of their shares, and should consult their tax advisors accordingly. See “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 of this joint proxy statement/prospectus.

Failure by any shareholder to follow the complex steps required by the KBCA for properly asserting dissenters’ rights may result in the loss of those rights. If you are considering dissenting from the approval of the Merger Agreement and asserting your dissenters’ rights under the KBCA, you should consult your legal advisor.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of Limestone with and into Peoples, with Peoples as the surviving entity. Thereafter, at a later time specified by Peoples Bank in its certificate of merger filed with the Ohio Secretary of State and articles of merger filed with the Kentucky Secretary of State, Limestone Bank will be merged with and into Peoples Bank, with Peoples Bank surviving the Subsidiary Bank Merger.

The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Background of the Merger

As part of its ongoing oversight and management of Limestone, Limestone’s board of directors regularly reviews and assesses the company’s long-term goals, strategic opportunities, and challenges. In connection with this review, Limestone’s board considers and seeks opportunities to enhance the company’s performance and prospects in light of competitive and other developments with a view to enhancing short-term and long-term shareholder value. These assessments have included discussions from time to time with executives of other financial institutions regarding potential business combinations.

Beginning in October 2021, Limestone’s board of directors and executive management team held its annual strategic planning meeting in Louisville, Kentucky. Representatives of Piper Sandler attended the meeting and discussed the industry landscape for banking along with the opportunities and challenges facing Limestone and the community banking industry. Piper Sandler also led a discussion of the historical performance of Limestone, as well as Limestone’s strategic prospects for staying independent, opportunities to acquire smaller institutions, opportunities for a merger of equals, and prospects for merging with a larger partner. Based upon these discussions, the board determined continued execution of Limestone’s organic growth plan while exploring, when available, opportunities for growth by strategic acquisition were in the best interest of the company and its shareholders.

On February 1, 2022, John Taylor, Limestone’s President and chief executive officer (“CEO”), met with advisors from another investment bank who noted that, Financial Institution A had expressed an interest in evaluating and pursuing a merger with Limestone to gain market share in Kentucky and to support its growth initiatives. Believing a strategic merger such as this could be in the best interest of Limestone’s shareholders and given the increasing challenges in profitably growing a community financial institution under the competitive conditions for institutions of Limestone’s size and the increased competition for core funding, increasing competition for commercial and consumer loans, and other factors that could make earnings growth more challenging as well as the increased competition in the banking industry and competition from nonbanks, fintech companies, online banks and others, Mr. Taylor authorized the investment bankers to contact Financial Institution A to determine their interest level.

From mid-February 2022 to early May 2022, Financial Institution A and Limestone continued to evaluate the merits and likely terms of a potential business combination while each financial institution conducted limited due diligence. In early May 2022, Financial Institution A determined it did not have an interest in further pursuing a transaction and discussions were terminated.

On June 21, 2022, Mr. Taylor met with representatives of Piper Sandler in Louisville, Kentucky to discuss, among other things, strategic options for the company. They analyzed a list of potential partners Piper Sandler had developed if Limestone were to merge with a larger financial institution, and identified Peoples as a top candidate considering the merger consideration it had the capacity to offer and its interest in engaging in transactions. At the end of that meeting, Mr. Taylor authorized Piper Sandler to contact Peoples to determine its interest, if any, in exploring a strategic transaction. On June 24, 2022, representatives of Piper Sandler met with Charles Sulerzyski, the President and CEO of Peoples, in Marietta, Ohio and discussed the possibility of a merger with Limestone. On June 29, 2022, Peoples executed a confidentiality agreement and began due diligence.

On August 12, 2022, Peoples submitted an initial letter of intent providing for a merger transaction between Peoples and Limestone with merger consideration in the range of 0.88-to-0.90 per share of Peoples common shares in exchange for each share of Limestone common stock, subject to Limestone’s completion of due diligence. On August 17, 2022, Limestone’s board of directors met and were briefed as to the status of a potential merger transaction with Peoples and the board, with the assistance of Piper Sandler, reviewed the consideration offered by Peoples. Mr. Taylor discussed the letter of intent submitted by Peoples with the board, and the board authorized Mr. Taylor’s execution of the letter of intent subject to a specific exchange ratio of 0.90 shares of Peoples for each share of Limestone.

On August 17, 2022, Peoples agreed to an exchange ratio of 0.90 shares of Peoples common shares for each share of common stock of Limestone, and a revised letter of intent was signed by both parties on August 19, 2022.

On September 21, 2022, Limestone’s board of directors formed a special committee of the Board of Directors, comprised of W. Glenn Hogan, Kevin Kooman, Michael T. Levy, Bradford Ray and Mr. Taylor (the “Special Committee”), to assist in the evaluation of the transaction and provide oversight for negotiations and reverse due diligence. During the last week of September 2022 and through October 24, 2022, Wyatt, Tarrant, and Combs, LLP (“Wyatt”), legal counsel to Limestone, in close coordination with Limestone’s management, Limestone’s Special Committee, and Piper Sandler, negotiated a definitive merger agreement and other related agreements (support agreements) with Dinsmore & Shohl LLP, legal counsel to Peoples. The Special Committee met with Limestone’s financial and legal advisers on October 7 and 13, 2022, and the Limestone board of directors was updated at its regular meeting on October 19, 2022, at which Wyatt and Piper Sandler provided advice regarding the transaction and its status. During this same period, representatives of Limestone performed due diligence on Peoples under a mutual confidentiality agreement Limestone and Peoples executed on September 30, 2022.

On October 21, 2022, Limestone’s board of directors held a special meeting, and Limestone’s President and CEO, together with representatives of Wyatt and Piper Sandler, reviewed with the board of directors a history of actions taken up to that point. The board of directors reviewed potential operating challenges of community banks in general, future strategic options for Limestone, the banks within the geographic region having the scale, capacity, and likely willingness to pursue a transaction, and the process by which Peoples’ proposal was determined to provide the best value for stockholders. Representatives of Piper Sandler reviewed the financial aspects of the proposed transaction, the financial metrics of other relevant transactions, and the financial profile of the combined companies on a pro forma basis. Piper Sandler then delivered to Limestone’s board of directors its oral opinion on October 21, 2022, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth therein, the exchange ratio was fair to the holders of Limestone common stock, from a financial point of view. The board then reviewed Limestone’s overall strategic situation and considered whether there was any other strategic alternative that would deliver better value to the shareholders. Representatives of Wyatt then reviewed with the board of directors in detail the terms of the draft Merger Agreement.

After extensive discussions of the factors described under “Limestone’s Reasons for the Merger,” Limestone’s board of directors unanimously approved the Merger Agreement with Peoples, and the board instructed management to finalize and execute the Merger Agreement. To facilitate the Merger transaction, the Limestone board also authorized terminating Limestone’s tax benefits preservation rights plan, by accelerating its expiration date, and exempted Peoples from the transfer restrictions contained in Limestone’s Articles of

Incorporation to permit Peoples to acquire Limestone common stock in, and in furtherance of, the Merger transaction.

On October 24, 2022, Limestone and Peoples executed the Merger Agreement, and the transaction was publicly announced before the opening of business on Tuesday, October 25, 2022.

Limestone’s Reasons for the Merger

Limestone’s board of directors unanimously determined that the proposed Merger is in the best interests of Limestone and its stockholders. In making its determination, the board of directors considered several factors affecting the business, operations, financial condition, earnings, and prospects of Limestone. The material factors considered by the board included:

•	the business strategy and strategic plan of Limestone, its prospects for the future, and its projected financial results;

•	a review of the risks and prospects of Limestone remaining independent, including the challenges of the current financial, operating, and regulatory environment;

•	Limestone’s stand-alone financial prospects;

•	the anticipated costs and necessary investments associated with continuing to develop and enhance Limestone’s business capabilities;

•	the purchase price per share to be paid by Peoples and resulting valuation multiples;

•	the employment prospects for Limestone’s employees within the larger combined company;

•	the favorable results of Limestone’s due diligence investigation of Peoples;

•	Limestone’s and Peoples’ shared corporate values and commitment to serve their customers and communities;

•	the resulting geographic footprint of Peoples’ and Limestone’s combined market areas;

•	Peoples’ historically strong financial condition and results of operations;

•	the ability of Peoples to complete the Merger from a business, financial, and regulatory perspective;

•	the scale, scope, strength, and diversity of operations, product lines, and delivery systems that could be achieved by the combined company;

•	the likelihood of successful integration and operation of the combined company;

•	the likelihood of obtaining the shareholder and regulatory approvals needed to complete the Merger;

•	certain structural protections included in the Merger Agreement, including:

•	that it does not preclude a third party from making an unsolicited acquisition proposal to Limestone;

•

Limestone’s ability to terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Limestone of $8.3 million, an amount that was negotiated at arm’s-length and was determined by Limestone to be reasonable; and

•

the financial analyses dated October 21, 2022 and the opinion, dated October 21, 2022, of Piper Sandler to Limestone’s board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler as set forth therein, the Exchange Ratio was fair to the holders of Limestone common shares, from a financial point of view, as more fully described below under “Opinion of Limestone’s Financial Advisor”.

Limestone’s board of directors also considered several potential risks and uncertainties with respect to the Merger and factors unique to certain shareholders of Limestone, including, without limitation, the following:

•	the challenges of integrating Limestone’s business, operations, and employees with those of Peoples;

•	the need to and likelihood of obtaining requisite shareholder and regulatory approvals to complete the Merger; and

•	the risks and costs associated with entering into the Merger Agreement.

The foregoing discussion of the material information and factors considered by Limestone’s board of directors is not intended to be exhaustive. Limestone’s board of directors evaluated the above factors and unanimously determined that the Merger was in the best interests of Limestone and its shareholders. In reaching its determination to approve the Merger and recommend that Limestone shareholders approve the Merger, the board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the Merger, in the aggregate rather than separately and determined the benefits of the Merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the Merger. This explanation of the board of directors’ reasoning and certain other information presented in this section are forwarding-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements.”

Limestone’s board of directors determined that the Merger, the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Limestone and its shareholders. The board of directors also unanimously determined that the Merger Agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Limestone’s business strategies. Accordingly, Limestone’s board of directors unanimously approved and adopted the Merger Agreement and approved the Merger and unanimously recommends that Limestone shareholders vote “FOR” approval of the Merger Agreement and the Merger. The terms of the Merger Agreement were the product of arm’s-length negotiations between Limestone and Peoples and their respective representatives.

The above discussion of the information and factors considered by Limestone’s board of directors is not intended to be exhaustive but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the Limestone shareholders vote to approve the Merger Agreement. The Limestone board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to each factor.

Recommendation of the Limestone Board of Directors

The board of directors of Limestone unanimously approved the Merger Agreement. The board of directors of Limestone believes that the Merger is in the best interests of Limestone and its shareholders, and, as a result, the directors unanimously recommend that Limestone shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary and appropriate, to solicit additional proxies.

Opinion of Limestone’s Financial Advisor

Limestone retained Piper Sandler to act as financial advisor to the Limestone board of directors in connection with Limestone’s consideration of a possible business combination with Peoples. Limestone selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Piper Sandler acted as financial advisor to the Limestone board of directors in connection with the proposed Merger. At the October 21, 2022 meeting at which the Limestone board of directors considered the Merger and the Merger Agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, the Exchange Ratio was fair to the holders of Limestone common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Limestone common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Piper Sandler’s opinion was directed to the board of directors of Limestone in connection with its consideration of the Merger and the Merger Agreement and does not constitute a recommendation to any shareholder of Limestone as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption and approval of the Merger Agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Limestone common stock and did not address the underlying business decision of Limestone to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Limestone or the effect of any other transaction in which Limestone might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Limestone or Peoples, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	a draft of the Merger Agreement, dated October 21, 2022;

•	certain publicly available financial statements and other historical financial information of Limestone that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of Peoples that Piper Sandler deemed relevant;

•	certain preliminary financial information for Peoples for the period ending September 30, 2022, as provided by the senior management of Peoples;

•	certain internal financial projections for Limestone for the years ending December 31, 2022 through December 31, 2026 as provided by the senior management of Limestone (“Limestone Projections”);

•	publicly available median analyst net income estimates for Peoples for the years ending December 31, 2022 and December 31, 2023, as well as a

•	long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples;

•

the pro forma financial impact of the Merger on Peoples based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Peoples;

•

the publicly reported historical price and trading activity for Limestone common stock and Peoples common shares, including a comparison of certain stock market information for Limestone common stock and Peoples common shares and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Limestone and Peoples with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Limestone and its representatives the business, financial condition, results of operations and prospects of Limestone and held similar discussions with certain members of the senior management of Peoples and its representatives regarding the business, financial condition, results of operations and prospects of Peoples.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Limestone or Peoples or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler relied on the assurances of the respective managements of Limestone and Peoples that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Limestone or Peoples, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Limestone or Peoples. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Limestone or Peoples, or of the combined entity after the Merger, and Piper Sandler did not review any individual credit files relating to Limestone or Peoples. Piper Sandler assumed, with Limestone’s consent, that the respective allowances for loan losses for both Limestone and Peoples were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used the Limestone Projections. In addition, Piper Sandler used publicly available median analyst net income estimates projections for Peoples for the years ending December 31, 2022, and December 31, 2023, as well as a long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Peoples. With respect to the foregoing information, the respective senior managements of Limestone and Peoples confirmed to Piper Sandler that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Limestone and Peoples, respectively, and the other matters covered thereby, and Piper Sandler assumed that the future financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Piper Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Limestone or Peoples since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Limestone and Peoples would remain as going concerns for all periods relevant to its analyses.

Piper Sandler also assumed, with Limestone’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Limestone, Peoples, the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Limestone’s consent, Piper Sandler relied upon the advice that Limestone received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of Limestone common stock or Peoples common shares at any time or what the value of Peoples common shares would be once it is actually received by the holders of Limestone common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Limestone’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative company analyses described below is identical to Limestone or Peoples and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Limestone and Peoples and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the Exchange Ratio to the holders of Limestone common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Limestone, Peoples, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Limestone’s board of directors at its October 21, 2022 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Limestone common stock or Peoples common shares or the prices at which Limestone or Peoples common shares may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Limestone’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of Limestone’s board of directors with respect to the fairness of the Exchange Ratio.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed Merger. Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Limestone common stock issued and outstanding, except for certain shares as set forth in the Merger Agreement, shall be converted into the right to receive 0.90 of a share of Peoples common shares. Piper Sandler calculated an aggregate implied transaction value of approximately $203.5 million and an implied purchase price per share of $26.64 consisting of the implied value of 7,639,033 shares of Limestone common stock and based on the closing price of Peoples common shares on October 20, 2022. Based upon financial information for Limestone as of or for the last twelve months (“LTM”) ended September 30, 2022 and the closing price of Limestone’s common stock on October 20, 2022, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	169%
Transaction Price Per Share / Estimated 2022 Earnings Per Share¹	12.1	x
Core Deposit Premium[2]	8.1%
Market Premium	37%

1	Based on publicly available median analyst earnings per share estimates for Limestone, as provided by Limestone senior management
2	Core deposits defined as total deposits less time deposits with balances greater than $100,000

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading prices of Limestone common shares and Peoples common shares for the one-year and three-year periods ended October 20, 2022. Piper Sandler then compared the relationship between the movements in the price of Limestone common shares and Peoples common shares, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

Limestone One-Year Stock Performance

	Beginning Value October 20, 2021	Ending Value October 20, 2022
Limestone	100%	106.7%
Limestone Peer Group	100%	98.6%
S&P 500 Index	100%	69.6%
NASDAQ Bank Index	100%	81.6%

Limestone Three-Year Stock Performance

	Beginning Value October 18, 2019	Ending Value October 20, 2022
Limestone	100%	127.8%
Limestone Peer Group	100%	94.4%
S&P 500 Index	100%	92.9%
NASDAQ Bank Index	100%	111.8%

Peoples’ One-Year Stock Performance

	Beginning Value October 20, 2021	Ending Value October 20, 2022
Peoples	100%	89.6%
Peoples Peer Group	100%	100.7%
S&P 500 Index	100%	69.6%
NASDAQ Bank Index	100%	81.6%

Peoples’ Three-Year Stock Performance

	Beginning Value October 21, 2019	Ending Value October 20, 2022
Peoples	100%	91.5%
Peoples Peer Group	100%	114.8%
S&P 500 Index	100%	91.0%
NASDAQ Bank Index	100%	110.2%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare certain financial information for Limestone with a group of financial institutions selected by Piper Sandler. The Limestone peer group included major exchange traded banks headquartered in the Midwest region of the United States with total assets between $1.0 billion and $3.0 billion, but excluded targets of announced merger transactions (the “Limestone Peer Group”). The Limestone Peer Group consisted of the following companies:

Ames National Corporation	Hawthorn Bancshares, Inc.
Bank First Corporation	HMN Financial, Inc.
BankFinancial Corporation	Landmark Bancorp, Inc.
CF Bankshares Inc.	LCNB Corp.
ChoiceOne Financial Services, Inc.	Macatawa Bank Corporation
Citizens Community Bancorp, Inc.	Middlefield Banc Corp.
Farmers & Merchants Bancorp, Inc.	Ohio Valley Banc Corp.
Finward Bancorp	Richmond Mutual Bancorporation, Inc.
First Business Financial Services, Inc.	SB Financial Group, Inc.
First Capital, Inc.	Sterling Bancorp, Inc.
First Savings Financial Group, Inc.	Waterstone Financial, Inc.

The analysis compared preliminary financial information for Limestone as of September 30, 2022, as provided by the senior management of Limestone, with corresponding data for the Limestone Peer Group as of or for the quarter ended June 30, 2022 (unless otherwise noted), with pricing data as of October 20, 2022. The table below sets forth the data for Limestone and the median, mean, low and high data for the Limestone Peer Group.

Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Limestone historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Limestone Comparable Company Analysis

	Limestone	Limestone Peer Group Median	Limestone Peer Group Mean	Limestone Peer Group Low	Limestone Peer Group High
Total assets ($mm)	1,494	1,851	1,931	1,082	3,641
Loans / Deposits (%)	92.6	85.8	82.3	44.6	122.5
Non-performing assets¹ / Total assets (%)	0.08	0.40	0.53	0.06	2.20
Tangible common equity/Tangible assets (%)	8.10	7.97	8.67	4.49	19.88
Tier 1 Leverage Ratio (%)	10.04	9.53	10.15	7.50	20.12
Total RBC Ratio (%)	13.75	14.06	15.46	11.37	26.85
LTM Return on average assets (%)	1.19	1.03	1.08	0.47	2.08
LTM Return on average equity (%)	13.0	10.4	10.5	5.0	16.4
LTM Net interest margin (%)	3.48	3.24	3.18	1.97	3.96
LTM Efficiency ratio (%)	59.1	64.7	65.6	42.9	86.4
Price/Tangible book value (%)	124	122	125	81	234
Price/LTM Earnings per share (x)	8.8	9.5	10.1	6.5	16.1
Current Dividend Yield (%)	1.0	3.2	3.1	0.9	4.8
Market value ($mm)	146	161	211	84	726

Note 1:

Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned. Financial data for Bank First Corporation, Farmers & Merchants Bancorp, Inc. and Middlefield Banc Corp. as of or for the period ending September 30, 2022; Financials not pro forma for announced and pending acquisitions.

Piper Sandler used publicly available information to perform a similar analysis for Peoples by comparing certain financial information for Peoples with a group of financial institutions selected by Piper Sandler. The Peoples peer group included major exchange traded banks headquartered in Ohio, Pennsylvania, Indiana, Kentucky and West Virginia with total assets between $5.0 billion and $10.0 billion, but excluded targets of announced merger transactions (the “Peoples Peer Group”). The Peoples Peer Group consisted of the following companies:

1st Source Corporation	Lakeland Financial Corporation
City Holding Company	Park National Corporation
CNB Financial Corporation	Premier Financial Corp.
Community Trust Bancorp, Inc.	Republic Bancorp, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
First Financial Corporation	Stock Yards Bancorp, Inc.
German American Bancorp, Inc.	Univest Financial Corporation
Horizon Bancorp, Inc.

The analysis compared preliminary financial information for Peoples with corresponding data for the Peoples Peer Group as of or for the year ended June 30, 2022 (unless otherwise noted) with pricing data as of October 20, 2022. The table below sets forth the data for Peoples and the median, mean, low and high data for the Peoples Peer Group. Certain financial data prepared by Piper Sandler, as referenced in the table presented below, may not correspond to the data presented in Peoples’ historical financial statements as a result of the different periods, assumptions and methods used by Piper Sandler to compute the financial data presented.

Peoples Comparable Company Analysis

	Peoples	Peoples Peer Group Median	Peoples Peer Group Mean	Peoples Peer Group Low	Peoples Peer Group High
Total assets ($mm)	7,006	6,701	7,123	5,007	9,827
Loans / Deposits (%)	78.6	82.3	81.6	63.9	101.8
Non-performing assets¹ / Total assets (%)	0.64	0.42	0.47	0.20	1.63
Tangible common equity/Tangible assets (%)	6.47	7.99	8.45	6.10	13.55
Tier 1 Leverage Ratio (%)	8.64	9.97	10.53	8.58	13.69
Total RBC Ratio (%)	12.87	14.95	14.99	12.00	18.07
LTM Return on average assets (%)	1.44	1.34	1.33	1.03	1.58
LTM Return on average equity (%)	12.5	11.9	12.0	9.4	14.8
LTM Net interest margin (%)	3.69	3.24	3.29	2.96	3.73
LTM Efficiency ratio (%)	60.7	55.1	56.0	45.8	63.9
Price/Tangible book value (%)	194	171	207	99	402
Price/Annualized LTM Earnings per share (x)	8.2	10.6	12.3	7.0	23.6
Current Dividend Yield (%)	5.1	3.2	3.0	1.6	4.5
Market value ($mm)	825	1,090	1,177	502	2,133

Note 1:

Nonperforming assets include nonaccrual loans and leases and foreclosed or repossessed assets but excludes TDRs. Financial data for S&T Bancorp, Inc., City Holding Company and CNB Financial Corporation as of or for the period ending September 30, 2022; Financials are not pro forma for announced and pending acquisitions.

Analysis of Precedent Transactions.

Piper Sandler reviewed a group of recent merger and acquisition transactions. The group consisted of bank and thrift transactions announced between January 1, 2021 and October 20, 2022 where the target was headquartered in the Midwest region of the United States or West Virginia and had total assets between $1.0 billion and $3.0 billion at announcement (the “Regional Precedent Transactions”). The Regional Precedent Transactions group excluded transactions with non-disclosed deal values and transactions with private investors, private equity buyers or credit union buyers.

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
First Busey Corporation	Cummins-American Corp.
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
Nicolet Bankshares, Inc.	County Bancorp, Inc.
Old Second Bancorp, Inc.	West Suburban Bancorp, Inc.
Stock Yards Bancorp, Inc.	Commonwealth Bancshares, Inc.
German American Bancorp, Inc.	Citizens Union Bancorp of Shelbyville, Inc.
First Merchants Corporation	Level One Bancorp, Inc.
QCR Holdings Inc.	Guaranty Federal Bancshares, Inc.
Nicolet Bankshares, Inc.	Charter Bankshares, Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the Merger to the median, mean, low and high metrics of the Regional Precedent Transactions group.

	Peoples/ Limestone	Regional Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	12.1	14.5	14.3	10.0	18.3
Transaction Price / Tangible Book Value Per Share (%)	169	161	153	112	183
Tangible Book Value Premium to Core Deposits (%)	8.1	6.6	6.4	1.3	9.7
1-Day Market Premium (%)	36.8	41.6	36.7	2.7	69.4

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Limestone common stock assuming Limestone performed in accordance with the Limestone Projections. To approximate the terminal value of a share of Limestone common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 7.0x to 12.0x and multiples of 2026 tangible book value ranging from 100% to 175%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Limestone common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Limestone common stock of $12.38 to $24.34 when applying multiples of earnings and $15.16 to $30.55 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
10%	$14.49	$16.46	$18.43	$20.40	$22.37	$24.34
11%	$13.93	$15.82	$17.71	$19.60	$21.49	$23.38
12%	$13.39	$15.20	$17.02	$18.84	$20.65	$22.47
13%	$12.87	$14.62	$16.36	$18.11	$19.86	$21.60
14%	$12.38	$14.06	$15.74	$17.42	$19.10	$20.77

Tangible Book Value Per Share Multiples

Discount Rate	100%	115%	130%	145%	160%	175%
10%	$17.76	$20.32	$22.87	$25.43	$27.99	$30.55
11%	$17.06	$19.52	$21.97	$24.43	$26.89	$29.34
12%	$16.40	$18.76	$21.12	$23.47	$25.83	$28.19
13%	$15.77	$18.03	$20.30	$22.57	$24.83	$27.10
14%	$15.16	$17.34	$19.52	$21.70	$23.88	$26.06

Piper Sandler also considered and discussed with the Limestone board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Limestone earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Limestone common stock, applying the price to 2026 earnings multiples range of 7.0x to 12.0x referred to above and a discount rate of 11.86%.

Earnings Per Share Multiples

Annual Estimate Variance	7.0x	8.0x	9.0x	10.0x	11.0x	12.0x
(20%)	$10.90	$12.36	$13.83	$15.29	$16.75	$18.21
(10%)	$12.18	$13.83	$15.47	$17.12	$18.76	$20.40
0.0%	$13.46	$15.29	$17.12	$18.94	$20.77	$22.60
10%	$14.74	$16.75	$18.76	$20.77	$22.78	$24.79
20%	$16.02	$18.21	$20.40	$22.60	$24.79	$26.98

Piper Sandler also performed an analysis that estimated the net present value per share of Peoples common stock, assuming Peoples performed in accordance with publicly available median analyst net income estimates and dividends per share estimates for Peoples for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples. To approximate the terminal value of a share of Peoples common stock at December 31, 2026, Piper Sandler applied price to 2026 earnings multiples ranging from 9.0x to 14.0x and multiples of 2026 tangible book value ranging from 160% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Peoples common shares. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Peoples common stock of $27.22 to $46.02 when applying multiples of earnings and $28.52 to $41.74 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
8%	$31.65	$34.52	$37.40	$40.27	$43.15	$46.02
9%	$30.46	$33.22	$35.98	$38.73	$41.49	$44.25
10%	$29.33	$31.97	$34.62	$37.27	$39.92	$42.56
11%	$28.25	$30.79	$33.33	$35.87	$38.41	$40.96
12%	$27.22	$29.66	$32.10	$34.54	$36.98	$39.43

Tangible Book Value Per Share Multiples

Discount Rate	160%	170%	180%	190%	200%	210%
8%	$33.17	$34.89	$36.60	$38.31	$40.02	$41.74
9%	$31.92	$33.57	$35.21	$36.85	$38.49	$40.14
10%	$30.73	$32.31	$33.89	$35.46	$37.04	$38.62
11%	$29.60	$31.11	$32.63	$34.14	$35.65	$37.17
12%	$28.52	$29.97	$31.42	$32.88	$34.33	$35.79

Piper Sandler also considered and discussed with the Limestone board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming Peoples’ earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Peoples common shares, applying the price to 2026 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 10.06%.

Earnings Per Share Multiples

Annual Estimate Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20%)	$24.51	$26.62	$28.73	$30.85	$32.96	$35.07
(10%)	$26.89	$29.26	$31.64	$34.01	$36.39	$38.77
0.0%	$29.26	$31.90	$34.54	$37.18	$39.82	$42.46
10%	$31.64	$34.54	$37.45	$40.35	$43.26	$46.16
20%	$34.01	$37.18	$40.35	$43.52	$46.69	$49.86

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the Merger on Peoples assuming the transaction closes June 30, 2023. Piper Sandler utilized the following information and assumptions: (a) internal financial projections for Limestone for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Limestone, (b) publicly available median analyst net income estimates for Peoples for the years ending December 31, 2022 and December 31, 2023, with a long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples, and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards, as provided by the senior managements of Peoples. The analysis indicated that the transaction could be accretive to Peoples estimated earnings (excluding one-time transaction costs and expenses) in the years ending December 31, 2023 through December 31, 2026 and dilutive to Peoples’ estimated tangible book value per share for the years ending December 31, 2023 through December 31, 2025 and accretive for the year ending December 31, 2026.

In connection with this analysis, Piper Sandler considered and discussed with the Limestone board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Limestone’s financial advisor in connection with the Merger and will receive a fee for such services in an amount equal to 1.15% of the aggregate purchase price, which fee is contingent upon the closing of the Merger. At the time of announcement of the Merger, Piper Sandler’s fee was approximately $2.4 million. Piper Sandler also received $300,000 from Limestone upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the Merger. Limestone has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Limestone in the two years preceding the date of Piper Sandler’s opinion, nor did Piper Sandler provide any investment banking services to Peoples in the two years preceding the date thereof. In the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Limestone, Peoples and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Limestone, Peoples and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

Certain Limestone Unaudited Prospective Financial Information

Limestone does not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Limestone is including in this joint proxy statement/prospectus certain limited unaudited prospective financial information for Limestone. Such information contains unaudited prospective financial information for Limestone on a stand-alone, pre-merger basis to give Limestone shareholders access to certain information that was provided to Piper Sandler in connection with its opinion referred to as “Limestone Projections.” The Limestone Projections may differ in certain respects from Limestone uses for its internal purposes.

The Limestone Projections were prepared in good faith and on a reasonable basis based on the best information then available but were not prepared with a view to public disclosure. As such, the inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that Peoples, Limestone or any other recipient of the prospective financial information considered, or now considers, it to be necessarily predictive of actual future results. The Limestone Projections were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Crowe LLP, Limestone’s independent registered public accounting firm, nor any other independent registered public accounting firm has compiled, examined or performed any procedures with respect to the prospective financial information, or expressed any opinion or any other form of assurance on it or the achievability of the prospective results indicated by it.

The Limestone Projections reflect numerous estimates and assumptions made by Limestone with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Limestone’s businesses, all of which are difficult to predict and many of which are beyond Limestone’s control. Such prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The Limestone Projections reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Limestone’s performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this joint proxy statement/prospectus and in the reports filed by Limestone with the SEC. For other factors that could cause the actual results to differ, see “RISK FACTORS” beginning on page 21 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 19.

The prospective financial information does not account for any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement, and do not account for the effect of any possible failure of the Merger to occur. None of Limestone or Piper Sandler, nor any of their respective affiliates, intends to, and each of them disclaims any obligation to, update, revise or correct the Limestone Projections if they are or become inaccurate, even in the short-term. The inclusion of such prospective financial information in this joint proxy statement/prospectus is not and should not be deemed an admission or representation by Limestone that such information is viewed by Limestone as material information of Limestone particularly in light of the inherent risks and uncertainties associated with such information. The Limestone Projections presented below are not meant to influence the decision of a Limestone shareholder whether to vote in favor of the Merger proposal or any other proposal to be considered at the Limestone Special Meeting but are presented solely because it was made available to and considered by Limestone’s board of directors and Piper Sandler in connection with the Merger.

Limestone Projections. The following Limestone prospective financial information was utilized and relied upon by Piper Sandler in performing financial analyses in connection with its opinion:

Limestone’s management prepared certain unaudited prospective financial information with respect to Limestone for the calendar years ending December 31, 2022 through 2026 on a standalone basis assuming a 7% annual loan growth rate and without giving effect to the Merger. A summary of certain significant elements of this information is set forth below and is included in this proxy statement/prospectus solely for the purpose of providing the Limestone shareholders access to certain nonpublic information made available to Piper Sandler.

(Dollars in thousands)	For the year ending December 31,
	2022	2023	2024	2025	2026
Total assets	$1,432,000	$1,527,000	$1,598,000	$1,678,000	$1,767,000
Total deposits	1,210,000	1,265,000	1,328,000	1,395,000	1,465,000
Tangible common equity	124,000	140,000	158,000	178,000	200,000
Net income	$17,100	$17,800	$19,500	$21,200	$23,100

Peoples’ Reasons for the Merger

Peoples believes that the Merger is in the best interests of Peoples and its shareholders. In reaching this determination, the Peoples board of directors consulted with its management, as well as its financial, accounting and legal advisors, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following:

•

each of Peoples, Limestone’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, including the information obtained through due diligence, Peoples considered that Limestone’s business and operations and risk profile complement those of Peoples, and that the Merger, and the other transactions contemplated by the Merger Agreement, would result in a combined company with an expanded distribution and scale that would position Peoples to serve an expanded customer base in key Kentucky markets while still staying true to its community banking roots and further establishing its presence in the communities it serves;

•	the strategic rationale for the Merger, including enhancing scale and geographic reach of Peoples in core Kentucky markets and entry into the Louisville market;

•	the long-term interests of Peoples and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which Peoples operates;

•	the opportunity to acquire an organization with deep community banking relationships;

•	enhanced market share with incremental high-quality, low-cost core deposits;

•	the cost savings and other benefits of size and operating efficiencies that Peoples believes it can realize;

•	that the Merger should assist Peoples in maintaining its status as an independent holding company and Peoples Bank as a community bank; and

•	the size and structure of the transaction allows Peoples to maintain its strong capital position.

The board of directors of Peoples also considered a variety of risks and other potentially negative factors in deliberations concerning the Merger. In particular, the board of directors of Peoples considered:

•	the costs associated with the regulatory approval process, the costs associated with calling a special meeting of Peoples and Limestone shareholders and other Merger related costs;

•	the possibility of encountering difficulties in achieving anticipated synergies and cost savings in the amounts estimated or in the timeframe contemplated;

•	the dilution to current Peoples shareholders from the issuance of additional Peoples common shares in the Merger;

•	the potential risk of diverting management attention and resources towards the completion of the Merger and the integration of Limestone; and

•	other risks described under the sections entitled “RISK FACTORS” beginning on page 21 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 19.

The above discussion of the information and factors considered by the Peoples board of directors is not intended to be exhaustive but includes the material factors considered by the Peoples board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Peoples board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Peoples board of directors considered all these factors as a whole, including through its discussions with Peoples’ management and financial and legal advisors, in evaluating the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

Recommendation of the Peoples Board of Directors

The board of directors of Peoples unanimously approved the Merger Agreement and the transactions contemplated thereby. The board of directors of Peoples believes that the Merger and the common share issuance are in the best interests of Peoples and its shareholders, and, as a result, the directors unanimously recommend that Peoples shareholders vote “FOR” the adoption and approval of the Merger Agreement.

Opinion of Peoples’ Financial Advisor

Peoples retained Raymond James as its financial advisor on September 27, 2022. Peoples selected Raymond James as its financial advisor because it is a globally-recognized investment banking firm offering a full range of investment banking services to its clients. In the ordinary course of its investment banking business, Raymond James is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to that engagement, the Peoples board of directors requested that Raymond James evaluate and deliver an opinion regarding the fairness to Peoples, from a financial point of view, of the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement.

On October 24, 2022, representatives of Raymond James rendered Raymond James’s opinion to the Peoples board of directors (solely in its members’ capacity as directors), that, as of such date, the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Peoples, based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Raymond James in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James, dated October 24, 2022, is attached as Annex D to this document and is incorporated by reference herein. Any summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Peoples’ shareholders are urged to read the entire opinion carefully and in its entirety in connection with their consideration of the Exchange Ratio. Raymond James’ opinion speaks only as of the date of such opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.

Raymond James provided its opinion for the information of the Peoples board of directors (solely in its members’ capacity as directors) in connection with, and for purposes of, the Peoples board of director’s consideration of the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement and its opinion only addressed whether the Exchange Ratio to be paid in the Merger pursuant to the Merger Agreement was fair to Peoples, from a financial point of view, as of the date of the opinion. The opinion of Raymond James did not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion did not constitute a recommendation to the Peoples board of directors or to any Peoples or Limestone shareholder as to how the Peoples board of directors, such shareholder or any other person should vote or otherwise act with respect to the Merger or any other matter.

In connection with its review of the proposed Merger and the preparation of its opinion, Raymond James reviewed, analyzed and relied upon information bearing upon the financial and operating condition of Peoples and Limestone, among other things:

•	reviewed the financial terms and conditions as stated in the draft of the Merger Agreement dated as of October 21, 2022 (the most recent version made available to Raymond James);

•

reviewed certain information related to the historical financial condition and prospects of Limestone and Peoples, as made available to Raymond James by or on behalf of Peoples, including, but not limited to, (a) the Limestone Projections, which Raymond James was approved to use by the Peoples board of directors, (b) financial projections with respect to the future financial performance of Peoples for the periods ending December 31, 2022 through 2027 prepared by the management of Peoples based on publicly available analyst consensus estimates and the Peoples’ long-term growth rates, which Raymond James was approved to use by the Peoples board of directors (the “Peoples Projections” and together with the Limestone Projections, the “Projections”), and (c) certain forecasts and estimates of potential cost savings, transaction expenses, operating efficiencies, revenue effects, purchase accounting adjustments and other merger-related financial adjustments expected to result from the Merger, as prepared by management of Peoples and approved for Raymond James’s use by the Peoples board of directors (the “Merger Adjustments”);

•

reviewed Limestone and Peoples’ audited financial statements for years ended December 31, 2021, 2020 and 2019 and unaudited financial statements for the quarterly periods ended June 30, 2022 and March 31, 2022, as they appear in their respective filings with the Securities and Exchange Commission;

•	reviewed a draft of Peoples’ unaudited financial statements for the quarterly period ended September 30, 2022, excluding the notes thereto;

•

reviewed Limestone’s unaudited financial statements for the quarterly period ended September 30, 2022, excluding the notes thereto, as they appear in Limestone’s filings with the Securities and Exchange Commission;

•	reviewed Limestone and Peoples’ recent public filings and certain other publicly available information regarding Limestone and Peoples;

•	reviewed the financial and operating performance of Limestone and Peoples and those of other selected public companies that Raymond James deemed to be relevant;

•	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

•

reviewed the current and historical market prices of the publicly traded securities of Limestone and Peoples, and the current market prices of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from a member of senior management of Peoples regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Peoples;

•

discussed verbally with members of the senior management of Peoples and Limestone certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of Limestone and Peoples and the financial condition and future prospects and operations of Limestone and Peoples; and

•	reviewed certain potential pro forma financial effects of the Merger on Peoples.

With Peoples’ consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Peoples or Limestone, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Peoples or Limestone is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Peoples or Limestone is a party or may be subject. With the consent of the Peoples board of directors, the opinion of Raymond James makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Limestone. Raymond James is not an expert in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James has assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With Peoples’ consent, Raymond James assumed that the Projections, the Merger Adjustments and such other information and data relating to Limestone and Peoples provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Peoples, and Raymond James relied upon Peoples to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or Merger Adjustments, or the respective assumptions on which they are based. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the draft of the Merger Agreement reviewed by Raymond James in all respects material to its analysis, and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger, Limestone or Peoples that would be material to its analysis or opinion.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of October 21, 2022. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, inflation and the on-going COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expressed no opinion or view as to any potential effects of such volatility on the Merger, Peoples or Limestone. Although subsequent developments may develop, Raymond James is under no obligation to update, revise or reaffirm its analysis or opinion. Raymond James has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Limestone since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analysis or opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid by Peoples in the Merger pursuant to the Merger Agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Peoples board of directors to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Peoples, on the fact that Peoples was assisted by legal, accounting and tax advisors, and, with the consent of Peoples, relied upon and assumed the accuracy and completeness of the assessments by Peoples and its advisors, as to all legal, accounting and tax matters with respect to Peoples, Limestone and the Merger.

In formulating its opinion, Raymond James considered only the Exchange Ratio to be paid by Peoples in the Merger pursuant to the Merger Agreement, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any person (including any of the officers, directors or employees of Limestone or Peoples), or class of persons, in connection with the Merger whether relative to the consideration to be paid by Peoples or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of Peoples or Limestone, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion, or (2) the fairness of the Merger to any one class or group of Peoples, Limestone’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Peoples’, Limestone’s or such other party’s security holders or other constituents. Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of Peoples or Limestone or the ability of Peoples or Limestone to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses Raymond James provided to the Peoples board of directors on October 24, 2022, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Peoples, Limestone or the contemplated Merger.

Contribution Analysis. Raymond James analyzed the relative contribution of Limestone and Peoples to certain financial and operating metrics for the pro forma combined company resulting from the Merger. The financial and operating metrics included: (i) total assets; (ii) total gross loans; (iii) total deposits; (iv) tangible common equity; (v) tangible common equity excluding accumulated other comprehensive income (“AOCI”) ; (vi) net income for the twelve months ended September 30, 2022; (vii) estimated 2022 net income and; (viii) estimated

2023 net income. Metrics (i) – (v) above were as of September 30, 2022. The relative contribution analysis did not give effect to the Merger Adjustments. The results of this analysis are summarized below:

	Relative Contribution
	Peoples	Limestone	Implied Exchange Ratio
Total Assets	82.4%	17.6%	0.79x
Total Gross Loans	80.4%	19.6%	0.90x
Total Deposits	82.8%	17.2%	0.77x
Tangible Common Equity	78.2%	21.8%	1.03x
Tangible Common Equity (excl. AOCI)	80.3%	19.7%	0.91x
LTM Net Income	85.8%	14.2%	0.61x
2022E Net Income	84.6%	15.4%	0.68x
2023E Net Income	84.6%	15.4%	0.67x
Exchange Ratio in the transaction			0.90x

Discounted Cash Flow Analysis.

Raymond James performed a discounted cash flow analysis of Peoples and Limestone based on the Peoples Projections and the Limestone Projections. Consistent with the periods included in the Limestone Projections and the Peoples Projections, Raymond James used calendar year 2026 as the final year for the analysis and applied multiples, ranging from 11.0x to 15.0x, to calendar year 2026 earnings in order to derive a range of terminal values for Peoples and Limestone in 2026.

For Peoples, Raymond James used discount rates ranging from 11% to 15%. For Limestone, Raymond James used discount rates ranging from 15% to 19%. Raymond James arrived at its discount rate ranges by using the 2021 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Peoples and Limestone and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Limestone common stock by the minimum implied per share value of Peoples common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Limestone common stock by the maximum implied per share value of Peoples common stock to calculate the minimum implied exchange ratio. The Merger Adjustments were not included in this discounted cash flow analysis. The results of the discounted cash flow analysis are summarized in the table below:

Implied Per Share Value
	Peoples		Limestone		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Price per Share	$29.09	$43.82	$21.38	$30.70	0.49x	1.06x
Exchange Ratio in the transaction					0.90x

Selected Companies Analysis.

Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for this analysis. The selected groups represent companies Raymond James believed relevant to each of Limestone and Peoples. For Limestone, Raymond James analyzed the relative valuation multiples of ten (10) publicly traded depository institutions headquartered in the Midwest region of the United States, which consists of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with (i) total assets between $1.0 billion and $2.0 billion and (ii) last twelve month (“LTM”) return on average assets greater than 0.75%, excluding merger targets and mutual holding companies. For Peoples, Raymond James analyzed the relative valuation multiples of sixteen (16) publicly traded depository institutions headquartered in Ohio, Michigan, Indiana, Kentucky, West Virginia, and Pennsylvania with (i) total assets between $5.0 billion and $10.0 billion, excluding companies that were merger targets and mutual holding companies.

Information for the comparable institutions was based on the most recently available balance sheet data and on a consolidated basis where available, otherwise on bank-level data. The selected companies that Raymond James deemed relevant included the following:

Selected Companies for Limestone:

•	LCNB Corp.

•	Hawthorn Bancshares, Inc.

•	Citizens Community Bancorp, Inc.

•	CF Bankshares Inc.

•	Middlefield Banc Corp.

•	SB Financial Group, Inc.

•	Landmark Bancorp, Inc.

•	Richmond Mutual Bancorporation, Inc.

•	Ohio Valley Banc Corp.

•	First Capital, Inc.

Selected Companies for Peoples:

•	Park National Corp.

•	First Commonwealth Financial

•	S&T Bancorp Inc.

•	1st Source Corp.

•	Premier Financial Corp.

•	Horizon Bancorp Inc.

•	Stock Yards Bancorp Inc.

•	Univest Financial Corp.

•	German American Bancorp Inc.

•	Lakeland Financial Corp.

•	Republic Bancorp Inc.

•	City Holding Co.

•	Community Trust Bancorp Inc.

•	CNB Financial Corp.

•	Mercantile Bank Corp.

•	First Financial Corp.

Raymond James calculated various financial multiples for each selected company using pricing as of October 21, 2022, including: (i) price to tangible book value per share; (ii) price to tangible book value (“TBV”) per share, excluding AOCI; (iii) price to LTM earnings per share (“EPS”); and (iv) price to projected earnings per share for calendar years ended December 31, 2022 and 2023, respectively. Raymond James reviewed the average, median, 25th percentile and 75th percentile relative valuation multiples of the selected companies and compared them to corresponding valuation multiples for Limestone and Peoples. The results of the selected companies’ analysis are summarized below:

Pricing multiples for Limestone

	SUMMARY PRICING MULTIPLES Price /
	TBV per Share	TBV per Share (Excl. AOCI)	LTM EPS	2022E EPS	2023E EPS
75th Percentile	128%	108%	10.0x	9.9x	10.4x
Median	121%	100%	9.3x	9.7x	9.9x
Average	122%	101%	9.1x	9.1x	9.6x
25th Percentile	107%	91%	7.8x	7.8x	8.5x
Implied transaction metric:	173%	150%	12.3x	11.8x	11.8x

Pricing multiples for Peoples

	SUMMARY PRICING MULTIPLES Price /
	TBV per Share	TBV per Share (Excl. AOCI)	LTM EPS	2022E EPS	2023E EPS
75th Percentile	258%	197%	14.4x	12.7x	12.9x
Median	175%	150%	10.5x	10.6x	9.8x
Average	208%	171%	12.5x	11.7x	11.1x
25th Percentile	149%	119%	9.9x	9.2x	8.4x
Implied transaction metric:	173%	150%	12.3x	11.8x	11.8x

Furthermore, Raymond James applied the 75th percentile and 25th percentile relative valuation multiples for each of the metrics to Limestone and Peoples’ actual financial results as of September 30, 2022, to drive an implied exchange ratio. Raymond James reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Limestone by the lower implied per share value of Peoples to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Limestone by the higher implied per share value of Peoples to calculate the low implied exchange ratio. The results of the selected companies analysis are summarized below:

	Implied Per Share Value
	Peoples		Limestone		Implied Exchange Ratio
	25th Percentile	75th Percentile	25th Percentile	75th Percentile	Low/ High	High/ Low
TBV Per Share	$22.70	$39.48	$16.86	$20.12	0.43x	0.89x
TBV Per Share (excl. AOCI)	$23.94	$39.40	$16.54	$19.60	0.42x	0.82x
LTM EPS	$36.09	$52.27	$17.26	$22.04	0.33x	0.61x
2022E EPS	$31.33	$43.56	$18.11	$22.84	0.42x	0.73x
2023E EPS	$28.84	$44.06	$19.49	$23.96	0.44x	0.83x
Exchange Ratio in the transaction					0.90x

Selected Transaction Analysis.

Raymond James analyzed publicly available information relating to selected national transactions announced since January 1, 2022, involving targets with (i) total assets between $1.0 billion and $2.0 billion; (ii) LTM return on average assets greater than 0.75%; and (iii) and tangible common equity to tangible assets ratio of less than 10%, excluding transactions without publicly disclosed pricing and mergers of equals. Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2021, involving targets headquartered in the Midwest region of the United States, which consists of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin, with: (i) total assets between $1.0 billion and $2.0 billion; (ii) LTM return on average assets greater than 0.75%; and (iii) tangible common equity to tangible assets ratio of less than 10%, excluding transactions without publicly disclosed pricing and mergers of equals. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Selected National Transactions

•	Acquisition of Centric Financial Corporation by First Commonwealth Financial Corporation (8/30/2022)

•	Acquisition of Heritage Southeast Bancorporation, Inc. by The First Bancshares, Inc. (7/27/2022)

•	Acquisition of GrandSouth Bancorporation by First Bancorp (6/21/2022)

•	Acquisition of UB Bancorp by F.N.B. Corporation (6/1/2022)

•	Acquisition of Drummond Banking Company by Seacoast Banking Corporation of Florida (5/4/2022)

•	Acquisition of Progress Financial Corporation by United Community Banks, Inc. (5/4/2022)

•	Acquisition of Bancshares of Jackson Hole, Incorporated by National Bank Holdings Corporation (4/1/2022)

•	Acquisition of Apollo Bancshares, Inc. by Seacoast Banking Corporation of Florida (3/29/2022)

•	Acquisition of Emclaire Financial Corp by Farmers National Banc Corp. (3/24/2022)

Selected Regional Transactions

•	Acquisition of Guaranty Federal Bancshares, Inc. by QCR Holdings, Inc. (11/9/2021)

•	Acquisition of Citizens Union Bancorp of Shelbyville, Inc. by German American Bancorp, Inc. (9/20/2021)

•	Acquisition of Commonwealth Bancshares, Inc. by Stock Yards Bancorp, Inc. (8/3/2021)

•	Acquisition of Mackinac Financial Corporation by Nicolet Bankshares, Inc. (4/12/2021)

•	Acquisition of Kentucky Bancshares, Inc. by Stock Yards Bancorp, Inc. (1/27/2021)

Raymond James examined valuation multiples of transaction value compared to Limestone’s: (i) tangible book value per share; (ii) tangible book value per share, excluding AOCI; (iii) LTM earnings per share; (iv) premium to core deposits (defined as total deposits less time deposits greater than $100,000); and (v) premium to core deposits, excluding AOCI. Raymond James applied the 25th and 75th percentile TBV multiple, LTM EPS multiple and core deposit premium to the corresponding Limestone metrics to create the range of exchange ratios used for its analysis based on financial data as of September 30, 2022 and Peoples’ closing stock price as of

October 21, 2022 ($30.28). The results of the selected national and regional transactions analyses, respectively, are summarized below:

Selected National Transactions:

	Limestone Statistic	Percentiles		Implied Exchange Ratio
		25th Percentile	75th percentile	Low/High	High/Low
Tangible Book Value per Share	$15.75	155%	191%	0.81x	0.99x
Tangible Book Value per Share (excl. AOCI)	$18.22	138%	182%	0.83x	1.10x
LTM Earnings Per Share	$2.21	10.9x	15.4x	0.79x	1.13x
Premium to Core Deposits	$1,048,579	4.7%	8.9%	0.73x	0.92x
Premium to Core Deposits (excl. AOCI)	$1,048,579	4.6%	8.3%	0.81x	0.98x
Exchange Ratio in the transaction				0.90x

Selected Regional Transactions:

	Limestone Statistic	Percentiles		Implied Exchange Ratio
		25th Percentile	75th percentile	Low/High	High/Low
Tangible Book Value per Share	$15.75	167%	173%	0.87x	0.90x
Tangible Book Value per Share (excl. AOCI)	$18.22	170%	176%	1.03x	1.06x
LTM Earnings Per Share	$2.21	14.1x	18.4x	1.03x	1.35x
Premium to Core Deposits	$1,048,579	6.5%	8.7%	0.81x	0.92x
Premium to Core Deposits (excl. AOCI)	$1,048,579	7.0%	8.9%	0.92x	1.01x
Exchange Ratio in the transaction				0.90x

Discounted Cash Flow Analysis with Merger Adjustments.

Raymond James performed a discounted cash flow with merger adjustments analysis to estimate an illustrative implied equity value for Limestone, taking into account the Merger Adjustments. In this analysis, Raymond James used the Limestone Projections and the Merger Adjustments, each of which was provided by Peoples management and approved for the use of Raymond James by the Peoples board of directors, and Raymond James assumed discount rates ranging from 11% to 15%. Raymond James arrived at its discount rate ranges by using the 2021 Duff & Phelps Valuation Handbook. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Limestone could generate over the period from June 30, 2023 through December 31, 2027 and (ii) the present value of Limestone’s implied terminal value at the end of such period, in each case applying the estimated Merger Adjustments. Raymond James assumed that Limestone would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of the illustrative entity, Raymond James applied a range of 11.0x to 15.0x to Limestone’s estimated 2027 earnings.

Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow with merger adjustments analysis for Limestone and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Limestone common stock by Peoples’ closing stock price as of October 21, 2022 ($30.28), to calculate the high implied exchange ratio, and by dividing the minimum implied per share value of Limestone common stock by Peoples’ closing stock price as of October 21, 2022 ($30.28), to calculate the low implied exchange ratio. The results of the discounted cash flow with merger adjustments analysis are summarized in the table below:

Implied per Share Value
	Limestone		Implied Exchange Ratio
	Low	High	Low/High	High/Low
Price per Share	$25.32	$37.56	0.84x	1.24x
Exchange Ratio in the transaction			0.90x

The discounted cash flow analysis is a widely-used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The above analysis did not purport to be indicative of the actual values or expected values of the pro forma combined entity.

Pro Forma Impact Analysis.

Raymond James performed a pro forma financial impact analysis that combined projected balance sheet and 2023 and 2024 estimated EPS information of Peoples and Limestone, using: (i) closing balance sheet estimates as of June 30, 2023 for Peoples and Limestone based on Peoples management estimates; (ii) Peoples Projections and the Limestone Projections for the years ending 2023 and 2024, each as provided by Peoples management;; and (iii) the Merger Adjustments provided by Peoples management. Raymond James analyzed the estimated financial impact of the Merger on certain projected financial results. This analysis indicated that the Merger could be dilutive to Peoples’ estimated tangible book value per share at June 30, 2023, but accretive to Peoples’ estimated 2023 and 2024 earnings per share. For all of the above analyses, the actual results achieved by Peoples following the Merger may vary from the projected results, and the variations may be material.

Additional Considerations.

The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Limestone.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Peoples. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Peoples board of directors (solely in its members’ capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Peoples of the Exchange Ratio to be paid in connection with the proposed Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Peoples board of directors in making its determination to approve the Merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Peoples board of directors’ or Peoples management’s views with respect to Peoples, Limestone, or the Merger. Raymond James provided advice to Peoples with respect to the proposed Merger. Raymond James did not, however, recommend any specific amount of consideration to the Peoples board of directors or that any specific consideration constituted appropriate consideration for the Merger. Peoples placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

For its services as financial advisor to Peoples in connection with the Merger, Raymond James will receive a transaction fee of $2.0 million, of which $250,000 was due and payable when Raymond James rendered its opinion and the remainder of which is contingent upon successful completion of the Merger. Peoples has also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Peoples and Limestone for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. During the two years preceding the date of Raymond James’ written opinion, Raymond James has provided certain investment banking and financial advisory services to Peoples for which it received compensation, including (i) fixed income trading activity, for which it received approximately $1.9 million in compensation, (ii) private client group services, for which it received approximately $1.3 million in compensation, and (iii) financial advisory services in connection with Peoples’ acquisition of Premier Financial Bancorp, Inc. that closed in September 2021, for which it received approximately $2.25 million in compensation. In the two years preceding the date of this Opinion, Raymond James has also engaged in certain fixed income trading activity with Limestone, for which it received approximately $0.4 million in compensation. Raymond James may provide investment banking, financial advisory and other financial services to Peoples, Limestone or other participants in the Merger in the future, for which Raymond James may receive compensation.

Regulatory Approvals Required

To complete the Merger and Subsidiary Bank Merger, Peoples and Limestone need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the Merger Agreement, Peoples and Limestone have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger and the Subsidiary Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Merger and the Subsidiary Bank Merger by the Federal Reserve and the ODFI, respectively. The Merger and the Subsidiary Bank Merger must receive approval from both the ODFI and the Federal Reserve before the Merger may be consummated. Peoples will submit an application or waiver to the Federal Reserve for approval or nonobjection of the Merger and an application to the Federal Reserve and ODFI for approval of the Subsidiary Bank Merger for approval.

The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to Limestone shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Peoples and Limestone believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described herein will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the Merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the Merger or, if such a challenge is made, what the result of such challenge will be.

Interests of Limestone Directors and Officers in the Merger

As described below, some of Limestone’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Limestone shareholders generally. The Limestone board of directors was aware of these interests and considered them in approving the Merger Agreement.

Change In Control Payments

Upon the consummation of the Merger, and subject to certain other conditions, cash severance payments will be paid to Limestone’s named executive officers pursuant to change in control features in their existing employment agreements, as described in “THE MERGER–Interests of Limestone Directors and Officers in the Merger–Golden Parachute Compensation” on page 75.

Restricted Stock Awards

Limestone has awarded executive officers and non-employee directors restricted Limestone common shares, which may not be transferred and are subject to forfeiture during a specified period. Upon the consummation of the Merger, the restrictions on transfer of the restricted shares end.

Indemnification and Directors’ and Officers’ Liability Insurance

Subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Limestone or its subsidiaries on or after the date of the Merger Agreement and before the Effective Time to the fullest extent provided by Limestone’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Limestone or its subsidiaries. In addition, the Merger Agreement provides that, prior to the Merger, Limestone will purchase a directors’ and officers’ and company liability insurance policy to be effective for up to six (6) years following the Effective Date, with a premium not to exceed over 200% greater than that contained in Limestone’s existing policy.

Director Appointment

Promptly following the Effective Time, Peoples will increase by one (1) the number of directors making up the Peoples board of directors and appoint W. Glenn Hogan of the Limestone board of directors to the Peoples board of directors, subject to Peoples’ standard corporate governance practices and after conducting a standard director evaluation process. Peoples will, subject to its standard corporate governance practices, nominate and recommend Mr. Hogan for election at the next applicable annual meeting of the shareholders of Peoples to serve for a one-year term.

Golden Parachute Compensation

The discussion and table below reflect the estimated amount of compensation and benefits that each of the named executive officers of Limestone is entitled to receive where the compensation or benefits are based on or otherwise relate to the Merger. This compensation is referred to as “golden parachute compensation” by the applicable SEC disclosure rules and is the subject of the Limestone advisory (non-binding) proposal on specified compensation, as described in “PROPOSALS SUBMITTED TO LIMESTONE SHAREHOLDERS—Limestone Advisory (Non-binding) Proposal on Specified Compensation” on page 39.

John T. Taylor, John R. Davis, Joseph C. Seiler and Phillip W. Barnhouse (the named executive officers) each have an employment agreement with Limestone and Limestone Bank, under which the named executive officer is entitled to severance benefits if his employment is terminated without “cause” or if he resigns for “good reason,” as those terms are defined in his employment agreement. The Merger increases the amount of the severance benefits Messrs. Taylor, Davis and Barnhouse are entitled to receive because it constitutes a “Change in Control” under the employment agreements. The obligation of Limestone and Limestone Bank to pay the severance benefits is subject to several conditions, including the named executive officer’s execution of a general release of claims. The named executive officers must comply with the restrictive covenants in their employment agreements, which include covenants not to solicit the employees and customers of Limestone or Limestone Bank for a period of 12 months after termination of employment and, in the case of Messrs. Taylor, Davis and Barnhouse, covenants not to compete with Limestone and Limestone Bank for a period of twelve (12) months after termination of employment. The agreements also include covenants to maintain the confidentiality of the confidential information of Limestone and Limestone Bank other than in the course of performing services for them.

The named executive officers also participate in the Limestone omnibus equity compensation benefit plan (the “Omnibus Equity Compensation Plan”) pursuant to which they have been awarded restricted Limestone common shares that are subject to vesting. The Merger will accelerate the vesting of these restricted shares under that plan.

These severance benefits and unvested restricted Limestone common shares of the named executive officers are quantified in the table below. The amounts in the table below assume the named executive officer remains employed until the Merger and is not terminated with cause. Amounts do not include compensation benefits available to all of Limestone’s general employees on a non-discriminatory basis. All of the employment arrangements described above comply with or are excepted from Section 409A of the Internal Revenue Code. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document, and do not reflect certain compensation actions that may occur before the completion of the Merger.

As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

GOLDEN PARACHUTE COMPENSATION

Name	Cash(1) ($)	Equity(2) ($)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits(3) ($)	Total ($)
John T. Taylor	$1,907,219	$45,270	—	$12,920	$1,965,409
John R. Davis	$656,524	$368,581		$21,091	$1,046,196
Joseph C. Seiler	$319,029	$356,661	—	$6,152	$681,842
Phillip W. Barnhouse	$631,987	$368,505	—	$11,689	$1,012,182

(1)

The amounts in this column reflect the value of the cash severance payable in lump sum under the employment agreement each of Limestone’s named executive officers has with Limestone and Limestone Bank described above. All amounts paid may be reduced to avoid excess parachute payments under Section 280G of the Internal Revenue Code. Cash severance is a multiple of averages of salary and cash bonuses. The average cash bonuses used in calculating the above amounts were based on cash bonuses earned during 2020 and 2021 and assume 2022 cash bonuses will be earned at the rate of 47% of salary for Mr. Taylor and 31% of salary for the other named executive officers. The amounts reflected under this column for Messrs. Taylor, Davis and Barnhouse will only be realized if the named executive officer’s termination without cause or resignation for good reason occurs concurrently with or within 24 months after the completion of the Merger.

(2)

The amounts in this column reflect the value of the unvested restricted Limestone common shares that have been awarded to each of the named executive officers under the Limestone Omnibus Equity Compensation Plan. In the above table, these unvested restricted shares have been valued at $25.09 per share, which is the average closing market price of Limestone common shares over the first five business days following the first public announcement of the Merger (October 25, 2022).

(3)

The amounts in this column are based on health and welfare benefits payable as severance benefits for a period of up to 12 months under the employment agreement each of the named executive officers has with the Limestone and Limestone Bank. The payments reflected under this column are only realized upon the named executive officer’s termination without cause or resignation for good reason.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to Peoples, Limestone, and U.S. holders of Limestone common stock who exchange their shares for Peoples common shares pursuant to the Merger. Peoples and Limestone intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, except with respect to any cash received instead of fractional shares of common stock of the combined company, and Peoples and Limestone intend that each will be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. Peoples has received an opinion of Dinsmore & Shohl LLP, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of Peoples and Limestone), the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

The following discussion assumes that the U.S. Internal Revenue Service (“IRS”) and the courts agree that the Merger is a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and that Peoples and Limestone are each a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. However, Peoples and Limestone have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS or any court or other administrative body. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to Peoples, Limestone, and the shareholders of Limestone described in this joint proxy statement/prospectus. In addition, if any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. The actual tax consequences to you of the Merger may be complex and will depend upon your specific situation and upon factors that are not within the control of Peoples or Limestone. You should consult with your own tax advisor as to the tax consequences of the Merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion is based on the Internal Revenue Code, existing and proposed Treasury Department regulations promulgated thereunder and published judicial and administrative rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address any tax consequences of the Merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Limestone common stock who, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•

a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Limestone common stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding Limestone common stock, you should consult your tax advisors.

This discussion is applicable only to those U.S. resident Limestone shareholders that hold their Limestone common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular Limestone shareholders in light of their individual circumstances or to Limestone shareholders that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those through entities;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	traders in securities who elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	holders of Limestone common stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons that exercise dissenters’ rights;

•	persons that hold Limestone common stock as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons who purchase or sell their Limestone common stock as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who are not U.S. holders;

•	expatriates of the United States;

•	persons that have a functional currency other than the U.S. dollar;

•

holders that hold (or that held, directly or constructively, at any time during the five year period ending on the date of the disposition of the Limestone common stock pursuant to the Merger) 5% or more of the outstanding Limestone common stock; and

•	persons that acquired their Limestone common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or any consequences under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Department regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). Determining the actual tax consequences of the Merger may be complex. They will depend on specific situations and on factors that are not within the control of Limestone or Peoples. All holders of Limestone common stock should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign, and other tax laws, your basis in any Peoples common shares received in the Merger, your holding period with respect to any Peoples common shares received in the Merger, your tax return reporting requirements, or the applicability and effect of any proposed changes in any tax laws.

The following discussion summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Peoples and Limestone are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the Internal Revenue Service and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to Peoples and Limestone

No Gain or Loss. No gain or loss will be recognized by Peoples or Limestone as a result of the Merger.

Tax Basis. The aggregate tax basis of the assets of Limestone in the hands of Peoples will be the same as the aggregate tax basis of such assets in the hands of Limestone immediately prior to the Merger.

Holding Period. The holding period of the assets of Limestone to be received by Peoples will include the period during which such assets were held by Limestone.

Exchange Solely for Peoples Common Shares

A U.S. holder of Limestone common stock that exchanges all of its Limestone common stock solely for Peoples common shares pursuant to the Merger will not recognize gain or loss in connection with such exchange (except with respect to cash in lieu of fractional Peoples common shares as discussed in more detail under “Cash in Lieu of Fractional Shares” below). A U.S. holder’s aggregate tax basis in the Peoples common shares received in the Merger in exchange for its Limestone common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will equal such U.S. holder’s aggregate tax basis in the Limestone common stock surrendered by such U.S. holder in the Merger. The holding period for the Peoples common shares received by such U.S. holder in the Merger in exchange for its Limestone common stock (including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “Cash in Lieu of Fractional Shares”) generally will include the holding period for the Limestone common stock exchanged therefor.

Cash in Lieu of Fractional Shares

A U.S. holder of Limestone common stock that receives cash in lieu of a fractional Peoples common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the Limestone common stock surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder held such stock as a capital asset at the time of the Merger and the U.S. holder’s holding period for its Limestone shares exceeds one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Tax Consequences to Limestone Shareholders who Receive Only Cash

A U.S. holder of Limestone common stock who properly exercises its dissenters’ rights and receives solely cash in exchange for all of its Limestone common stock (and is not treated as constructively owning Peoples common shares after the Merger under the circumstances referred to below under “Possible Dividend Treatment”) will recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such U.S. holder’s tax basis in Limestone’s common shares surrendered in exchange for the cash. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the U.S. holder at the Effective Time. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Possible Dividend Treatment

In some cases, if a U.S. holder of Limestone common stock actually or constructively owns Peoples common shares other than the Peoples common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under tests set forth in the Internal Revenue Code, in which case such gain would be treated as dividend income. This could happen, for example, because of ownership of additional Peoples common stock by such holder, ownership of Peoples common stock by a person related to such holder, or a share repurchase by Peoples from other holders of Peoples common stock. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of Limestone common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of Limestone common stock pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

A U.S. holder of Limestone common stock owning at least 5% (by vote or value) of the outstanding shares of Limestone common stock or having a basis of $1,000,000 or more in its Limestone common stock, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the Limestone common stock exchanged by such holder pursuant to the Merger. In addition, all U.S. holders of Limestone common stock will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this joint proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you and is not tax advice.

Each Limestone shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with generally accepted accounting principles in the United States. Under the acquisition method of accounting, the assets and liabilities of Limestone will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of Peoples common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Resale of Peoples Common Shares

Peoples has registered its common shares to be issued in the Merger with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). No restrictions on the sale or other transfer of Peoples common shares issued in the Merger will be imposed solely as a result of the Merger, except for restrictions on the transfer of Peoples common shares issued to any Limestone shareholder who may become an “affiliate” of Peoples for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act and generally includes executive officers, directors and shareholders beneficially owning 10% or more of the outstanding Peoples common shares.

Employee Matters

Participation by Limestone Employees in Peoples’ Employee Benefit Program(s): The Merger Agreement provides that employees of Limestone or Limestone Bank who become employees of Peoples as a result of the Merger will, as determined by Peoples, participate in either Limestone’s employee compensation and benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by Peoples for Peoples’ employees. Employees of Limestone or Limestone Bank will receive credit for their years of service with Limestone or Limestone Bank, as applicable, for participation and vesting purposes under the applicable Peoples employee benefit plans, including credit for years of service and for seniority under Peoples’ paid time off program, but subject to the eligibility and other terms of such plans. In addition, Peoples will waive all restrictions and limitations on pre-existing conditions to the extent the group health plan and insurance policy of Peoples or Peoples Bank permit (or may be amended to permit).

Severance: Subject to any applicable regulatory restrictions, Peoples has agreed to pay to each employee of Limestone or Limestone Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Limestone or Limestone Bank immediately before the Effective Time, (iii) has been an employee of Limestone or Limestone Bank for at least six (6) months prior to the Effective Time, and (iv) is not offered continued employment by Peoples or any of its subsidiaries for nine months after the Effective Time, a severance amount. The severance amount is equal to two weeks’ base pay in effect at the time of termination multiplied by the number of whole years of service of such employee with Limestone or Limestone Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay. Further, for any employee of Limestone or Limestone Bank participating in Limestone’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage for the employee at the full premium rate for the remaining COBRA period.

Termination of Limestone 401(k) Plan: Limestone is required to terminate the Limestone 401(k) Plan effective immediately prior to the Effective Time. In addition, as soon as feasible after the closing of the Merger, Peoples will take commercially reasonable steps to allow employees of Limestone and Limestone Bank who continue as employees of Peoples and its subsidiaries to participate in the Peoples 401(k) Plan and to accept roll-overs of benefits from the Limestone 401(k) Plan to the Peoples 401(k) Plan.

Accrued and Unused Paid-Time-Off: Each employee for the 2023 fiscal year that continues with Peoples will, at the Effective Time, be entitled to the greater of the accrued and unused paid-time-off the employee has as of the Effective Time or the accrued and unused paid-time-off such employee would have for the same period had such employee been under Peoples’ policies and procedures. Employees of Limestone or any of its subsidiaries who become employees of Peoples as a result of the Merger shall participate in either Limestone’s compensation and benefit plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Limestone or its subsidiaries for participation and vesting purposes under Peoples’ applicable plans, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans.

Retention Arrangements: The Merger Agreement also provides for up to $700,000 to be allocated amongst certain other Limestone or Limestone Bank’s employees in such amounts and to such employees as mutually agreed to between Limestone and Peoples.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of Limestone and Peoples. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, upon filing the applicable certificates and articles of merger, Limestone will merge with and into Peoples, with Peoples surviving the Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately after the Merger or at such later time specified by Peoples, Peoples will cause Limestone Bank to be merged with and into Peoples Bank, with Peoples Bank surviving the Merger and continuing as an Ohio-chartered commercial bank.

Effective Time

Peoples and Limestone will cause the Effective Date to occur as soon as practicable after the last of the conditions set forth in the Merger Agreement have been satisfied or waived. Unless Peoples and Limestone otherwise unanimously consent, the Effective Date will not be later than July 31, 2023 or after the date or dates on which any regulatory authority approval or extension thereof expires. The Merger will become effective at the time at which the certificate of merger and articles of merger are respectively filed with the Ohio Secretary of State and the Kentucky Secretary of State.

Peoples and Limestone currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State and articles of merger with the Kentucky Secretary of State in the second quarter of 2023.

Merger Consideration

Under the terms of the Merger Agreement, holders of Limestone common stock (other than treasury shares and dissenting shares) will receive 0.90 shares of Peoples common shares for each share of Limestone common stock they hold immediately prior to the Effective Time.

Peoples will not issue any fractional shares of common stock in connection with the Merger. Instead, each holder of Limestone common stock who would otherwise be entitled to receive a fraction of Peoples common shares (after taking into account all shares of Limestone common stock owned by such holder at the Effective Time) will receive cash (rounded to the nearest cent), without interest, in an amount equal to the Peoples fractional common share to which such holder would otherwise be entitled to multiplied by the average of the closing sale prices of Peoples common shares on the Nasdaq Global Select Market® as published in The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Effective Date.

At the Effective Time, shares of Limestone’s common stock will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of Limestone common stock will cease to be, and will have no rights as, shareholders of Limestone, other than (a) to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement, (b) to receive cash, without interest, in lieu of a fractional share of Peoples common stock to which such holder would otherwise be entitled, (c) to receive any dividend or other distribution which the holder thereof has the right to receive pursuant to the Merger Agreement, or (d) to dissenters’ rights under Chapter 271B, Subtitle 13 of the KBCA in the case of Limestone common stock as to which a holder has properly exercised dissenters’ rights.

Surrender of Certificates

Peoples will engage the Exchange Agent to handle the exchange of Limestone common stock for the Merger Consideration. Within five (5) business days after the Effective Time, the Exchange Agent will mail to each holder of Limestone common stock a letter of transmittal in customary form as reasonably agreed to by Peoples and Limestone for use in the exchange along with instructions explaining how to surrender Limestone common stock certificates to the Exchange Agent. Limestone shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, will receive (i) the new certificates representing that number of whole shares of Peoples common shares to which such former holder of Limestone common stock shall have become entitled, and (ii) a check representing the amount of any cash in lieu of a fractional share and any dividends or distributions which such holder has the right to receive pursuant to the Merger Agreement. The old certificates of Limestone common stock will have been cancelled. No interest will be paid or accrued on the Peoples common shares or cash in lieu of fractional shares, dividends, or distributions payable to holders of the former Limestone certificates. Limestone shareholders that do not exchange their Limestone common stock will not be entitled to receive the Merger Consideration or any dividends or other distributions by Peoples until their certificates are surrendered. After surrender of the certificates representing Limestone common stock, any unpaid dividends or distributions with respect to Peoples common shares represented by the certificates will be paid without interest.

If any Limestone stock certificate has been lost, stolen, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the Limestone shareholder must take including the posting by such shareholder of a bond in such amount as Peoples or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

Indemnification and Directors’ and Officers’ and Company Liability Insurance

After the Effective Time for a period of six (6) years and subject to compliance with applicable state and federal laws, Peoples will indemnify each person who served as a director or officer of Limestone or its Subsidiaries on or after October 24, 2022 and before the Effective Time to the fullest extent provided by Limestone’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of Limestone or any of its subsidiaries or serving as a director or officer of another Person. In addition, the Merger Agreement provides that, prior to the Effective Date, Limestone will procure, at the expense of Peoples, a policy of directors’ and officers’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by Limestone (“Tail Policy”) to be effective for a period of up to six (6) years following the Effective Time, on terms no less advantageous than those contained in Limestone’s existing policy. However, the combined company is not obligated to expend an amount in excess of 200% of the then premium levels paid as of October 24, 2022 by Limestone for such insurance.

Nasdaq Stock Listing

Peoples common shares are currently listed on the Nasdaq Global Select Market® under the symbol “PEBO.” The shares to be issued to Limestone shareholders as Merger Consideration also will be eligible for trading on the Nasdaq Global Select Market®. Peoples shall cause the Peoples common shares to be issued in the Merger to be approved for listing as of the Effective Time.

Conditions to Consummation of the Merger

Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Peoples and Limestone to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement and the Merger must be duly adopted and approved by the requisite vote of the shareholders of Limestone and Peoples;

•

all regulatory approvals required to consummate the Merger and the transactions contemplated thereby must have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples board of directors reasonably determines would, either before or after the Effective Time, have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples board of directors reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this condition, any regulatory approval that does not result in the termination of all outstanding regulatory orders applicable to Limestone and/or its subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a material adverse effect on Peoples and its subsidiaries taken as a whole after giving effect to the consummation of the Merger;

•

no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	the Peoples common shares to be issued in the Merger must be authorized for listing on the Nasdaq Global Select Market®; and

•	this Registration Statement and Joint Proxy Statement/Prospectus must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order by the SEC.

Conditions to Obligation of Limestone. Limestone will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•

the representations and warranties of Peoples contained in the Merger Agreement must be true and correct in all material respects, subject to the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date must be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects), and Limestone shall have received a certificate, dated as of the Effective Date, signed on behalf of Peoples by the CEO of Peoples to such effect;

•

Peoples must have performed in all material respects all obligations required to be performed by Peoples under the Merger Agreement at or prior to the Effective Time, and Limestone must have received a certificate, dated as of the effective date, signed on behalf of Peoples by its CEO to such effect;

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on Peoples after October 24, 2022; and

•

Limestone must have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to Limestone, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by shareholders of Limestone to the extent they receive shares of Peoples common shares in connection with the Merger in exchange for their shares of Limestone common stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of Limestone and Peoples, reasonably satisfactory in form and substance to such counsel.

Conditions to Obligation of Peoples. Peoples will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•

the representations and warranties of Limestone contained in the Merger Agreement shall be true and correct in all material respects, subject to the Merger Agreement, as of the date of the Merger Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date shall be true and correct as of such date and any representation and warranty that is qualified by absence of a material adverse effect shall be true and correct in all respects) and Peoples shall have received a certificate, dated as of the Effective Date, signed on behalf of Limestone, by the president of Limestone to such effect;

•

Limestone must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time, and Peoples must have received a certificate, dated as of the Effective Date, signed on behalf of Limestone by its president to such effect;

•

Limestone must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required under the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument in connection with the transactions contemplated by the Merger Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a material adverse effect, after the Effective Time, on Peoples, including any consent or approval required for the assignment of any material contracts under the Merger Agreement;

•

Peoples must have received a statement executed on behalf of Limestone, dated as of the Effective Date, that satisfies the requirements of regulations of the United States Department of Treasury Regulations (“Treasury Regulations”) Section 1.1445-2(c)(3), (in a form reasonably applicable to Peoples) certifying that the Limestone common stock do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

•	the holders of not more than 5% of the outstanding Limestone common stock shall have perfected their dissenters’ rights under Chapter 271B, Subtitle 13 of the KBCA;

•

there must not have been any condemnation, eminent domain or similar proceedings commenced or threatened in writing by any governmental authority with respect to any real estate owned by Limestone or any of its subsidiaries, including real estate acquired in connection with foreclosure;

•

either (i) the results of each Phase I environmental site assessment conducted by Peoples pursuant to the Merger Agreement as reported shall be satisfactory to Peoples, or (ii) any violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report shall have been remedied by Limestone or any of its Subsidiaries to the reasonable satisfaction of Peoples;

•	Limestone shall have procured the Tail Policy in accordance with the terms of the Merger Agreement;

•	the subsidiary dissolutions contemplated by the Merger Agreement must have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples;

•

the transactions contemplated by the divestiture of Limestone’s interest in Kentucky Title Center, LLC must have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples;

•

Limestone must have delivered to Peoples an estoppel certificate, in such form as is acceptable to Peoples, for each lease agreement set forth in the Limestone Disclosure Schedule from the applicable counterparty; and

•	from the date of the Merger Agreement, there must not have occurred any event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on Limestone.

Peoples or Limestone can waive in writing any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

Limestone has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capital structure;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	compliance with SEC reporting requirements;

•	financial statements, material adverse effect, and internal controls;

•	litigation;

•	regulatory matters;

•	compliance with laws;

•	material contracts and any associated defaults;

•	brokerage and finder’s fees;

•	employee benefit plans, employee matters;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	use of risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans;

•	repurchase agreements;

•	investment securities;

•	deposit insurance;

•	information security;

•	Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	receipt of Piper Sandler’s fairness opinion;

•	absence of undisclosed liabilities;

•	occurrence of material adverse effects;

•	tax treatment of Merger; and

•	absence of untrue statements or omissions of material fact.

Peoples has made customary representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capital structure;

•	no ownership of Limestone’s common shares;

•	corporate authority and enforceability of the Merger Agreement;

•	consents and regulatory approvals;

•	compliance with SEC reporting requirements;

•	financial statements, material adverse effect, internal controls;

•	regulatory matters;

•	litigation;

•	compliance with laws;

•	Bank Secrecy Act, anti-money laundering and Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	receipt of Raymond James’s fairness opinion;

•	brokerage and finder’s fees;

•	takeover laws;

•	tax treatment of Merger;

•	absence of untrue statements or omissions of material fact; and

•	absence of material adverse effect.

Limestone’s Conduct of Business Pending the Merger

From October 24, 2022 until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or as disclosed in the Limestone disclosure schedule, as required by law, or required by an applicable regulatory order, without the prior written consent of Peoples, Limestone shall not, and shall cause its subsidiaries not to:

•

conduct the business of Limestone and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect on Limestone’s ability to perform any of its obligations under the Merger Agreement or prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any governmental authority or by any applicable regulatory order;

•

issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Limestone common stock or other capital stock of Limestone except upon the exercise or fulfillment of restricted stock awards granted as of October 24, 2022 in accordance with their present terms or upon conversion of non-voting common shares of Limestone common stock in accordance with their present terms;

•	enter into any agreement, or amend or modify Limestone’s Omnibus Equity Compensation Plan except as otherwise set forth in the Merger Agreement, with respect to the foregoing;

•	permit any additional new grants of any restricted stock, options, other rights or similar stock-based employee rights under the Omnibus Equity Compensation Plan or any other plan or program;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•

make, declare, pay or set aside for payment any dividend or distribution on any shares of Limestone common stock, except for its normal and customary quarterly cash dividend in the amount of $0.05 per share for each full calendar quarter preceding the Effective Date, subject to coordinating with Peoples regarding issuance of any dividend in the quarter in which the Merger closes to ensure holders of Limestone common stock do not receive two (2) dividends in such quarter as result of the Merger;

•

directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock of Limestone except upon conversion of non-voting common shares of Limestone common stock in accordance with their present terms;

•

enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control or similar agreements or arrangements with any director, consultant, officer or employee of Limestone or any of its subsidiaries;

•	hire or engage any full-time employee or consultant, other than as replacements for positions existing as of October 24, 2022;

•

grant any salary or wage increase or bonus or increase of any employee benefit (including incentive or bonus payments), except for: (i) changes that are required by applicable law or otherwise permitted under benefit plans subject to the terms of the Merger Agreement, and (ii) annual merit increases in the salaries and wages of employees of Limestone Bank not to exceed an aggregate average increase of more than 4.5% of current salaries across the total employee base;

•

enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the Omnibus Equity Compensation Plan or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Limestone or any of its subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of options, restricted stock, phantom stock or other compensation or benefits payable thereunder;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly owned subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned subsidiary or any claims against any person other than a wholly owned subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions;

•

acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend the organizational and governing documents of Limestone and governing documents of its subsidiaries;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•

(i) terminate, amend, or waive any provision of, any material contract (“Material Contract”); (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Limestone; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of the Merger Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Limestone or any Limestone subsidiary of $100,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Limestone or any Limestone subsidiary from and after the date of the Merger Agreement, would result in aggregate required payments by Limestone or any Limestone subsidiary in excess of $500,000;

•

settle any claim, suit, action or proceeding brought against Limestone, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $100,000 or in the aggregate not to exceed $500,000 for all such claims, actions or proceedings;

•

take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in the Merger Agreement not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•

except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•

other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposit, and entry into repurchase agreements);

•	make or purchase any indirect or brokered loans;

•

purchase from or sell to any financial institution or other non-depository lender an interest in a loan, except for such credit facilities made to borrowers in the Limestone’s territory in the ordinary course and consistent with past practices;

•	make, or commit to make, any capital expenditures that exceed by more than (5%) Limestone’s capital expenditure budget set forth at the time of signing of the Merger Agreement;

•

(i) enter into any new line of business, change in any material respect Limestone’s lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any loan except for loans made acquired, renewed, or extended in the ordinary course, consistent with past practices and in compliance with its subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of the Merger Agreement; (iii) make or acquire, or modify, renew or extend any loan (A) in the case of new loans (other than unsecured loans), if immediately after making the loan the person obtaining the loan and the person’s affiliates would have debt owed to Limestone Bank that is, in the aggregate, in excess of $4,000,000 or any new loan that causes the aggregate credit exposure to exceed $4,000,000, (B) in the case of the modification, renewal, or extension of any loan (other than unsecured loans) outstanding as of the date of the Merger Agreement, if immediately after the modification, renewal, or extension of the loan the person obtaining the modification, renewal, or extension of the loan and the person’s affiliates would have an aggregate credit exposure to Limestone or any of its subsidiaries that is, in excess of $4,000,000, (C) in the case of new unsecured loans, or the modification, renewal, or extension of any unsecured loan outstanding as of the date of the Merger Agreement, if immediately after making the new unsecured loan or immediately after the modification, renewal or extension of the unsecured loan the person obtaining the new unsecured loan or the modification, renewal or extension of the unsecured loan and the person’s affiliates would have unsecured debt owed to Limestone or any of its subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by either Limestone Bank as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date of the Merger Agreement; (iv) grant or renew the prior grant of, the deferral of any payments under any loan or make or agree to make any other modification that would result in the loan being, or continue the status of the loan as a CARES Act “Modified Loan”, in each case with respect to any loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) – (iv) above Peoples shall be required to respond (and will deemed to consent if it fails to respond) to any request for a consent to make such loan or extension of credit in writing within five (5) business days after the loan package is delivered to Peoples;

•

restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or, except as reasonably deemed necessary under asset liability management policies of Limestone Bank consistent with its safe and sound practices, otherwise purchase or sell securities in the portfolio individually in that exceed $5,000,000 or in the aggregate that would exceed $75,000,000;

•

(i) fail to prepare and file or cause to be prepared or filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any tax due (whether or not required to be shown on any such tax returns), or (iii) make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment, consent to the extension or waiver of any statute of limitations with respect to taxes (or offer or agree to do any of the foregoing or surrender its rights to any of the foregoing or to claim any refund of taxes or file any amended tax return);

•

open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of Limestone or its subsidiaries at which business is conducted, or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market;

•

foreclose upon or otherwise cause Limestone or any of its subsidiaries to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I environmental site assessment thereon which indicates that the property is free of hazardous material, provided, however that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Limestone has reason to believe such real property may contain any such hazardous material;

•	cause or permit any material change in the general composition of Limestone Bank’s deposit products;

•

not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; or

•	agree or commit to do any of the foregoing.

Peoples’ Conduct of Business Pending the Merger

From the date of the Merger Agreement until the Effective Time, except as expressly contemplated or permitted by the Merger Agreement or required by law or required by an applicable regulatory order, without the prior written consent of Limestone, Peoples shall not, and shall cause its subsidiaries not to:

•

effect any recapitalization, reclassification, stock split, or similar change in capitalization or declare any extraordinary dividend or extraordinary distribution with respect to the Peoples common shares;

•

amend the Peoples governing documents in a manner that would adversely affect the holders of Limestone common stock, or adversely affect the holders of Limestone common stock relative to other holders of Peoples common shares;

•

take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in the Merger Agreement becoming materially inaccurate at any time at or prior to the Effective Time, any of the conditions in the Merger Agreement not being satisfied, a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority, or a delay in the consummation of the transactions contemplated by the Merger Agreement;

•

not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, as amended; or

•	agree or commit to do any of the foregoing.

Expenses of the Merger

Peoples and Limestone are each required to bear their own expenses incurred by it in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by mutual consent. Peoples and Limestone may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the boards of directors of Peoples and Limestone both approve the termination by vote of a majority of the members of their entire boards of directors.

Termination by either Peoples or Limestone. The Merger Agreement may be terminated at any time prior to the Effective Time by Peoples or Limestone upon written notice to the other party, if either board of directors so determines by vote of a majority of the members of the entire board of directors, in the event of the following circumstances:

•

(i) a breach by the other party of any representation or warranty contained in the Merger Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect under the terms and conditions provided in the Merger Agreement;

•

if the Merger has not been consummated by July 31, 2023 (or such later date as to which Limestone and Peoples may mutually agree in writing), except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to the Merger Agreement in breach of such party’s obligations under the Merger Agreement;

•

if any governmental authority whose approval is required for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been denied and the denial has become final and nonappealable;

•

if any governmental authority whose approval is required for consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have requested, directed or advised Peoples or Limestone to withdraw its application for approval of the Merger; or

•

if any governmental authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Subsidiary Bank Merger.

Termination by Limestone or Peoples with regards to the Limestone shareholder vote. Either Limestone or Peoples may terminate the Merger Agreement if the requisite vote of the Limestone shareholders shall not have been obtained at the meeting of the Limestone shareholders duly convened therefor or at any adjournment or postponement thereof; provided that no party may terminate the Merger Agreement if the party has breached in any material respect any of its obligations under the Merger Agreement, in each case in a manner that primarily caused the failure to obtain the requisite vote of the Limestone shareholders at the meeting of the Limestone shareholders duly convened or at any adjournment or postponement thereof.

Termination by Peoples. Peoples may terminate the Merger Agreement and abandon the Merger at any time before the requisite vote of the Limestone shareholders is obtained if:

•

the Limestone board of directors shall have failed to include the Limestone recommendation in this joint proxy statement/prospectus, or withdrawn, modified or qualified the Limestone recommendation in a manner adverse to Peoples, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms of the Merger Agreement;

•

the Limestone board of directors shall have recommended or endorsed an acquisition proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the acquisition proposal within five (5) business days after the acquisition proposal is publicly announced; or

•

Limestone or its board of directors has breached its obligations under the Merger Agreement in any material respect; provided, in each case, that Peoples is not in breach of the Merger Agreement and its representations and warranties contained in the Merger Agreement remain true and correct in all material respects (without regard to any supplement or amendment to the Peoples disclosure schedule after the date of the Merger Agreement).

Termination by Limestone. Limestone may terminate the Merger Agreement and abandon the Merger:

•

if the Limestone board (or a duly authorized committee thereof) has authorized acceptance of a superior acquisition proposal, and Limestone has complied in all respects with the Merger Agreement; provided, that this right of Limestone to terminate the Merger Agreement is conditioned on and subject to the prior payment by Limestone to Peoples of a termination fee (as described in THE MERGER AGREEMENT – Acquisition Proposals and Termination Fee) in accordance with the Merger Agreement. Any purported termination on these grounds shall be void and of no force or effect if Limestone has not have paid and Peoples has not received the termination fee; or

•

by written notice to Peoples if, and only if, prior to the Effective Time and during the time period specified in the Merger Agreement, the market value of Peoples common shares drops below certain pre-determined thresholds while the Nasdaq Bank Index does not; subject, however, to Peoples’ right to cure by providing notice to Limestone that Peoples intends to proceed with the Merger by paying additional consideration.

Support Agreements

Under the Merger Agreement, the directors of Limestone as well as the holder of the non-voting common shares of Limestone executed support agreements pursuant to which they agreed to vote their shares of Limestone common stock owned directly or indirectly, and to request their spouses to consent to such agreement to the extent of such spouse’s interest in such shares in favor of the Merger.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, Limestone may not, and must cause any of its subsidiaries and the officers, directors, employees and other agents of Limestone and its subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or group any confidential or nonpublic information with respect to or in connection with, an acquisition proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an acquisition proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any acquisition proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any acquisition transaction or acquisition proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Limestone to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing; unless the Limestone board of directors determines in good faith, after consultation with Limestone’s outside legal and financial advisors, that (a) such acquisition proposal constitutes or is reasonably capable of becoming a superior proposal, and (b) the failure of the Limestone board to take such action would cause the Limestone board to violate its fiduciary duties to the shareholders of Limestone under applicable law.

As promptly as practicable (but in no event more than 48 hours) following receipt of any acquisition proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any acquisition proposal, Limestone (i) must advise Peoples in writing of the receipt of such acquisition proposal, request or inquiry and the terms and conditions of such acquisition proposal, request or inquiry, (ii) must promptly provide to Peoples a written summary of the material terms of such acquisition proposal, request or inquiry including the identity of the person or group making the acquisition proposal, and (iii) must keep Peoples promptly apprised of the status of any related developments, discussions and negotiations.

If Limestone terminates the Merger Agreement with the intention of entering into or accepting an alternate, superior proposal, then, Limestone must pay to Peoples a termination fee of $8.3 million.

Notwithstanding the foregoing, at any time prior to the Limestone shareholder meeting, Limestone may accept or approve a superior acquisition proposal, thereby withdrawing its recommendation of the Merger to its shareholders, if, and only if: (i) Limestone has complied with the terms of the Merger Agreement; (ii) Limestone received an unsolicited, bona fide written acquisition proposal and determined, in good faith, and after consultation with financial advisors and outside legal counsel, that the acquisition proposal was a superior proposal, after taking into account any proposed modification to the Merger Agreement by Peoples; (iii) Limestone provided at least five (5) days written notice to Peoples and specified the terms and conditions of the proposal to Peoples; (iv) during the notice period, Limestone and its advisors negotiated with Peoples in good faith; and (v) the Limestone board of directors concluded, in good faith, after such negotiations, that the acquisition proposal is superior.

Amendment

The Merger Agreement may be amended or modified by Peoples and Limestone at any time before or after the receipt of the requisite vote of the Limestone shareholders or the requisite vote of the Peoples shareholders, provided, however, that after the receipt of the requisite vote of the Limestone shareholders or the requisite vote of the Peoples shareholders, there may not be, without further approval of such shareholders of Limestone or Peoples, as applicable, any amendment of the Merger Agreement that requires such further approval under applicable law. The Merger Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of Peoples and Limestone.

COMPARISON OF CERTAIN RIGHTS OF LIMESTONE AND PEOPLES SHAREHOLDERS

If the Merger is completed, those shareholders of Limestone that do not exercise dissenters’ rights will receive Peoples common shares in the Merger and, therefore, will become shareholders of Peoples and will cease to be shareholders of Limestone. Peoples is organized under the laws of the State of Ohio and Limestone is organized under the laws of the Commonwealth of Kentucky. The following is a summary of the material differences between (1) the current rights of holders of Limestone common stock under Kentucky law and Limestone’s Articles of Incorporation and Limestone’s Bylaws and (2) the current rights of holders of Peoples common shares under Ohio law and the Amended Articles of Incorporation and Amended Code of Regulations of Peoples.

Peoples and Limestone believe that this summary describes the material differences between the rights of holders of Peoples common shares as of the date of this joint proxy statement/prospectus and the rights of holders of Limestone common stock as of the date of this joint proxy statement/prospectus. The following chart compares certain rights of the holders of shares of Limestone’s common stock to the rights of holders of Peoples common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law, the relevant provisions of Kentucky law, and the respective corporate governance instruments of Limestone and Peoples. Copies of Peoples’ and Limestone’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” at the forepart of this document.

Limestone Bancorp, Inc.	Peoples Bancorp Inc.
Authorized Capital Stock

Authorized Capital. Limestone’s Articles of Incorporation authorize Limestone to issue up to (i) 28,000,000 common shares, no par value per share; (ii) 10,000,000 non-voting common shares, no par value per share; and (iii) 1,000,000 preferred shares. Limestone’s common shares and non-voting common shares are collectively referred to in this joint proxy statement/prospectus as common stock.

As of the record date, there were no preferred shares outstanding, and there were 7,638,633 shares of common stock outstanding.

Authorized Capital. Peoples’ current Amended Articles of Incorporation authorizes Peoples to issue up to (i) 50,000 shares of preferred stock, without par value, and (ii) 50,000,000 shares of common stock, without par value.

As of the record date, there were no preferred shares outstanding, and there were 28,287,837 common shares outstanding.

Dividends: Holders of Limestone common stock are entitled to such dividends and other distributions, including liquidating distributions, as may be declared from time to time by Limestone’s board of directors out of funds legally available for payment of distributions. Limestone’s board of directors is authorized to issue preferred shares that may have preferential rights to receive dividends before dividends may be paid on Limestone common stock. The payment of dividends is subject to the restrictions set forth in the KBCA, Kentucky banking laws and the limitations imposed by federal banking regulators.	Dividends: As an Ohio corporation, Peoples may, in the discretion of its board of directors, generally pay dividends to shareholders out of surplus, and must notify shareholder if a dividend is paid out of capital surplus. Holders of Peoples common shares are entitled to receive dividends when, as and if declared by its board of directors from funds legally available therefor, subject to, and which may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that its board of directors may designate and issue in the future.

Conversion Rights: The Limestone common shares are not convertible. Outstanding Limestone non-voting common shares will automatically convert into Limestone common shares upon (a) transfer in a widespread public distribution, (b) transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of Limestone or (c) a transfer to a transferee that controls more than 50% of the voting securities of Limestone without any transfer from the transferor.

Board of Directors

Number of Directors. Limestone’s Articles of Incorporation establish a range for the size of the board of directors of not less than two (2) and not more than fifteen (15), the exact number of directors from time to time to be fixed by the board of directors, by a majority of directors then in office. The number of directors of Limestone is currently fixed at eight (8).

The number of directors may be fixed or changed from time to time, within the minimum and maximum by the shareholders or the board of directors. According to Limestone’s Bylaws, vacancies on the board of directors may be filled by the affirmative vote of a majority of directors then in office. The KBCA also gives shareholders the right to fill a vacancy on the board of directors.

Number of Directors. According to Peoples’ Amended Regulations, the number of directors shall not be less than nine (9) and not more than fifteen (15). The number of directors of Peoples is currently fixed at twelve (12).

The directors can change the number of directors by a resolution adopted by a majority of the Peoples board of directors and may fill any director’s office that is created by an increase in the number of directors, but cannot increase the number of directors to more than fifteen or reduce the number of directors to less than nine.

Classification of Directors. Limestone’s organizational documents do not provide for a classified board of directors. Currently, directors are elected to serve a one-year term and until their successors are elected and qualified.	Classification of Directors. Peoples’ Amended Regulations provides for one class of directors. Directors are elected to serve for a one-year term and until their successors are duly elected and qualified, or until their earlier resignation, removal from office or death.

Removal of Directors. According to the KBCA, a director can be removed from office if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director.	Removal of Directors. Peoples’ Regulations allow for directors to be removed at any time by the affirmative vote of seventy-five percent of the shareholders entitled to vote and only for cause.

Cumulative Voting: Limestone’s organizational documents do not provide the shareholders of Limestone the right to cumulate their votes with regard to election of directors.	Cumulative Voting: No holder of Peoples common shares is entitled to the right of cumulative voting in the election of directors.

Voting

Required Vote to Pass Certain Actions. Except with respect to certain special matters that are required by statute to be submitted to shareholders for a greater number of affirmative votes, any act of the shareholders of a Kentucky corporation requires that more votes be cast for than against the matter at a meeting at which a quorum is present. The affirmative vote of a majority of all the outstanding shares entitled to vote is required to approve actions specified by statute such as mergers, share exchanges, certain sales of assets, and certain amendments of the articles of incorporation, among	Required Vote to Pass Certain Actions. Peoples’ current Amended Articles of Incorporation generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action, unless expressly provided otherwise by statute; however, if any three members of Peoples’ board of directors vote against the following matters, the affirmative vote of the holders of shares with 75% of the voting power of Peoples is required to adopt the following actions: (a) a proposed amendment to the Articles of Incorporation;

other things, in which case voting by separate voting groups, or classes, may be required.

Subject to the voting rights of any series of preferred shares (of which none are currently outstanding), the Limestone common shares have the exclusive right to vote in the election of directors and on all other matters in which shareholders are generally entitled to vote. Except as required by the KBCA or Limestone’s Articles of Incorporation, the Limestone non-voting common shares do not have the right to vote on any matter submitted to a vote at a meeting of Limestone shareholders.

(b) proposed new regulations or an alteration, amendment or repeal of the Regulations; (c) an agreement of merger or consolidation providing for the merger or consolidation of Peoples with or into one or more other corporations; (d) a proposed combination or majority share acquisition involving the issuance of shares of Peoples and requiring shareholder approval; (e) a proposal to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of Peoples property and assets; (f) a proposed dissolution of Peoples; or (g) a proposal to fix or change the number of directors by action of the shareholders.

Actions by Written Consent. Any action that may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if one or more written consents describing the action so taken, are signed by all of the shareholders entitled to vote on the action.	Actions by Written Consent. Any action, other than an amendment to the Regulations, required to be taken, or which may be taken, at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by shareholders entitled to vote on the action.

Restrictions on Transfers of Shares. Article VIII of Limestone’s Articles of Incorporation (the “NOL Protective Amendment”) imposes restrictions on transfers of Limestone common stock that are designed to block transfers of Limestone common stock which could result in an “ownership change” as determined under Section 382 of the Internal Revenue Code and jeopardize, or limit, Limestone’s ability to use its net operating losses and other tax benefits to reduce its future income tax liability. The NOL Protective Amendment is currently scheduled to expire no later than May 19, 2024. To facilitate the Merger, the Limestone board of directors exempted Peoples from the transfer restrictions contained in the NOL Protective Amendment to permit Peoples to acquire Limestone common stock in, and in furtherance of, the Merger.	Restrictions on Transfers of Shares. Peoples’ organizational documents do not contain comparable transfer restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF LIMESTONE

The following table sets forth information with respect to the Limestone common stock beneficially owned by each director of Limestone, by certain executive officers of Limestone and by persons known to us who may be beneficial owners of more than 5% of Limestone common stock. The table also shows the number of shares owned by the directors and executive officers as a group as of December 5, 2022. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common stock indicated. The business address of each director and executive officer of Limestone is 2500 Eastpoint Parkway, Louisville, Kentucky 40223-4156. The following table also shows the anticipated pro forma number (and percentage) of Peoples common shares the directors, executive officers and owners of more than 5% of Limestone common stock will own giving effect to the Merger, based on their current beneficial ownership of Limestone common stock. The pro forma ownership numbers and (percentages) assumes the issuance of a total of 6,874,995 shares of Peoples common stock as of December 5, 2022.

	Common Shares			Non-Voting Common Shares
Name and Position(s) of Directors or Executive Officer	Number of Shares of Beneficially Owned(1)		Percent of Common Shares Outstanding	Number of Shares Beneficially Owned(1)	Percent of Non-Voting Common Shares Outstanding	Pro forma Number of Shares (and Percentage) of Peoples Common Shares
Directors and Executive Officers

John T. Taylor Director, President, and CEO	147,757		2.2%	—	—	132,981 (0.38%	)

W. Glenn Hogan Chairman of the Board of Directors	488,314		7.4%	—	—	439,483 (1.25%	)

Celia P. Catlett Director	7,730		0.1%	—	—	6,957 (0.02%	)

Kevin J. Kooman(2) Director	—		—	—	—	—

Michael T. Levy Director	81,677		1.2%	—	—	73,509 (0.21%	)

James M. Parsons Director	46,008	(2)	0.7%	—	—	41,407 (0.12%	)

Bradford T. Ray Director	74,068		1.1%	—	—	66,661 (0.19%	)

Dr. Edmond J. Seifried Director	84,152		1.3%	—	—	75,737 (0.22%	)

John R. Davis Chief Credit Officer	48,611		0.7%	—	—	43,750 (0.12%	)

Phillip W. Barnhouse Chief Financial Officer	46,495		0.7%	—	—	41,846 (0.12%	)

Joseph C. Seiler Head of Commercial Banking	36,237		0.6%	—	—	32,613 (0.09%	)

Directors and Executive Officers as a Group ( 11 persons)	1,061,049		16.0%	—	—	954,944 (2.72%	)

	Common Shares			Non-Voting Common Shares
Name and Position(s) of Directors or Executive Officer	Number of Shares of Beneficially Owned(1)		Percent of Common Shares Outstanding	Number of Shares Beneficially Owned(1)		Percent of Non-Voting Common Shares Outstanding	Pro forma Number of Shares (and Percentage) of Peoples Common Shares

Beneficial Owners of More than 5%

J. Chester Porter Trust Funds 318 S. Buckman Street Shepherdsville, Kentucky 40165	614,999	(4)	9.3%	—		—	553,499 (1.57%	)

Banc Funds Company LLC 200 North Wacker Drive, Suite 300 Chicago, IL 60606	397,710	(5)	6.0%	—		—	357,939 (1.02%	)

Maria L. Bouvette c/o Limestone Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223	393,717	(6)	5.9%	—		—	354,345 (1.01%	)

Elizabeth Park Capital Advisors, Ltd. 29525 Chagrin Boulevard, Suite 318 Pepper Pike, OH 44122	378,859	(7)	5.7%	—		—	340,973 (0.97%	)

FJ Capital Management, LLC. 29525 Chagrin Boulevard, Suite 318 Pepper Pike, OH 44122	391,000	(8)	5.9%	—		—	351,900 (1.00%	)

Patriot Financial Group Four Radnor Corporate Center 100 Matsonford Road, Suite 210 Radnor, PA 19087	336,551	(9)	5.1%	1,000,000	(8)	100%	1,202,896 (3.42%	)

1

The information contained in this column is based upon information furnished to Limestone by the named individuals and the shareholder records of Limestone. Except where otherwise indicated, this column represents the number of shares beneficially owned, which includes shares as to which a person has sole or shared voting and/or investment power.

2

Mr. Kooman is serving on the Limestone board of directors as a representative of Patriot Financial Partners III, L.P. and is a partner of Patriot Financial Manager, L.P. He disclaims beneficial ownership of the Limestone common stock beneficially owned by them, as described in footnote 9 to this table, except to the extent of his pecuniary interest therein. See footnote 9 to this table.

3	Includes 350 Limestone common shares owned by Mr. Parsons’ spouse.
4

The information is included in reliance upon information provided by the J. Chester Porter Trust Funds as of February 28, 2022 and a Form 4 filed with the SEC by Jack C. Porter, Jr and Jennifer E. Porter, Co-Trustees on October 3, 2019. J. Chester Porter Trust Fund A and J. Chester Porter Trust Fund B are the beneficial owners of 266,879 and 342,857 common shares, respectively. Shared voting power of these funds is held by Jack C. Porter, Jr. and Jennifer E. Porter. Mr. Porter and Ms. Porter disclaim beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. In addition, Mr. Porter is the beneficial owner with sole voting power of 4,131 common shares and Ms. Porter is the beneficial owner with sole voting power of 1,132 common shares.

5	This information is included in reliance upon Form 13G filed with the SEC by Banc Funds Company, LLC on February 10, 2022.
6	The information is included in reliance upon information provided by Maria L. Bouvette to Limestone as of February 28, 2022.

7	This information is included in reliance upon Form 13F filed with the SEC by Elizabeth Park Capital Advisors, Ltd. on September 30, 2022.
8	This information is included in reliance upon Form 13G filed with the SEC by FJ Capital Management, LLC on September 30, 2022.
9

This information is included in reliance upon Form 13D filed with the SEC by Patriot Financial Partners GP, LP on July 6, 2021 and Mr. Kooman’s Form 4 filed with the SEC on June 2, 2022. Includes 319,118 common shares and 1,000,000 non-voting common shares beneficially owned directly by Patriot Financial Partners III, L.P.; 17,433 common shares beneficially owned directly by Patriot Financial Manager, L.P. Securities owned by Patriot Financial Partners III, L.P. may be regarded as being beneficially owned by Patriot Financial Partners GP III, L.P., and Patriot Financial GP III, LLC. Mr. Kooman, who serves as a representative, disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

EXPERTS

Peoples

The consolidated financial statements of Peoples appearing in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2021, and the effectiveness of Peoples’ internal control over financial reporting as of December 31, 2021 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Limestone

The consolidated financial statements of Limestone appearing in Limestone’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by Crowe LLP, an independent registered public accounting firm, as set forth in its report thereon, included in such Annual Report and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the Peoples common shares to be issued to the Limestone shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon by Dinsmore & Shohl LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Peoples and Limestone to incorporate certain information into this document by reference to other information that has been filed with the SEC. This means that Peoples and Limestone can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Peoples and Limestone incorporate by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about Peoples and Limestone and you should read this document together with any other documents incorporated by reference in this document.

Peoples

This document incorporates by reference the following documents that have previously been filed with the SEC by Peoples (File No. 000-16772):

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 6, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 4, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 3, 2022;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2022;

•

Current Reports on Form 8-K filed with the SEC on each of January 25, 2022, January  25, 2022 (solely with respect to Item 8.01), February  16, 2022 (solely with respect to Item 8.01), March  25, 2022, April  26, 2022 (solely with respect to Item 8.01), May  3, 2022, June  30, 2022 (solely with respect to Item 8.01), July  26, 2022 (solely with respect to Item 8.01), September  28, 2022 (solely with respect to Item 8.01), October  25, 2022 (solely with respect to Item 8.01), October  25, 2022 (solely with respect to Item 8.01), and October 28, 2022 (solely with respect to Item 1.01);

•	The description of Peoples’ common stock, no par value, contained as an Exhibit in Peoples’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021.

Limestone

This document incorporates by reference the following documents that have previously been filed with the SEC by Limestone (File No. 001-33033):

•	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 29, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on July 29, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on and October 28, 2022;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on April 15, 2022;

•	Current Reports on Form 8-K filed with the SEC on each of May 18, 2022, October 25, 2022 (solely with respect to Items 1.01, 1.02, and 1.03), and December 6, 2022; and

•	The description of Limestone’s common stock, no par value, contained as an Exhibit in Limestone’s Current Report on Form 8-K, filed with the SEC on December 6, 2022.

In addition, Peoples and Limestone are incorporating by reference any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of each company’s special meeting of shareholders.

Peoples and Limestone each file annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Peoples and Limestone file with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither Peoples nor Limestone has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2022 (this “Agreement”), by and between PEOPLES BANCORP INC., an Ohio corporation (“Peoples”), and LIMESTONE BANCORP, INC., a Kentucky corporation (“Limestone”).

WITNESSETH

WHEREAS, Peoples is a registered financial holding company under the Banking Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of Peoples Bank, an Ohio-chartered commercial bank (“Peoples Bank”);

WHEREAS, Limestone is a registered bank holding company under the BHCA and owns all of the outstanding shares of Limestone Bank, Inc., a Kentucky banking corporation (“Limestone Bank”);

WHEREAS, the Boards of Directors of Peoples and Limestone believe that the merger of Limestone with and into Peoples, followed by the subsidiary bank merger of Limestone Bank with and into Peoples Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of Peoples and Limestone;

WHEREAS, the Boards of Directors of Peoples and Limestone have each approved this Agreement and the transactions contemplated hereby;

WHEREAS the parties intend their merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for Peoples to enter into this Agreement, the directors of Limestone and the holder of all of the outstanding Non-Voting Common Shares of Limestone have entered into Support Agreements with Peoples (the “Support Agreements”), each dated as of the date of this Agreement, in the case of directors in the form attached to this Agreement as Exhibit A, pursuant to which such directors and shareholder have agreed, among other matters, to vote all of the shares of Limestone Common Stock beneficially owned by them in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreements; and

WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Peoples and Limestone hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).

“Acquisition Proposal” has the meaning set forth in Section 6.06(f)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.06(f)(iii).

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” has the meaning set forth in the Recitals to this Agreement.

“CARES Act Modified Loan” has the meaning set forth in Section 5.01(u)(vii).

“CARES Act” has the meaning set forth in Section 5.01(u)(vii).

“Chosen Courts” has the meaning set forth in Section 9.06.

“Closing” has the meaning set forth in Section 2.04.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals to this Agreement.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(l)(i).

“Consultants” has the meaning set forth in Section 5.01(l)(i).

“Data Conversion” has the meaning set forth in Section 6.12.

“Debentures” means, as it relates to Limestone, (i) the floating rate (3-month LIBOR + 2.85%) junior subordinated debentures due February 13, 2034 under the Ascencia Statutory Trust I, (ii) the floating rate (3-month LIBOR + 2.85%) junior subordinated debentures due February 13, 2034 under the Porter Statutory Trust II, (iii) the floating rate (3-month LIBOR + 2.79%) junior subordinated debentures due April 15, 2034 under the Porter Statutory Trust III, and (iv) the floating rate (3-month LIBOR + 1.67%) junior subordinated debentures due March 1, 2037 under the Porter Statutory Trust IV.

“Determination Date” has the meaning set forth in Section 8.01(g).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Directors” has the meaning set forth in Section 5.01(l)(i).

“Dissenting Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.

“Employees” has the meaning set forth in Section 5.01(l)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.01(l)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(l)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” shall mean 0.90.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Final Index Price” has the meaning set forth in Section 8.01(g).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Group” has the meaning set forth in Section 13(d) under the Exchange Act.

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“IBP 1” has the meaning set forth in Section 6.24(a).

“IBP 2” has the meaning set forth in Section 6.24(a).

“Index” has the meaning set forth in Section 8.01(g).

“Index Ratio” has the meaning set forth in Section 8.01(g).

“Initial Index Price” has the meaning set forth in Section 8.01(g).

“Information” has the meaning set forth in Section 6.16.

“IRS” has the meaning set forth in Section 5.01(l)(ii).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).

“KBCA” means the Kentucky Business Corporation Act, Chapter 271B of the Kentucky Revised Statutes, as amended.

“Kentucky Title Center” has the meaning set forth in Section 6.24(b).

“KDFI” means the Kentucky Department of Financial Institutions.

“KTC Divestiture” has the meaning set forth in Section 6.24(b).

“Knowledge” means, with respect to Peoples, the Knowledge of any officer of Peoples and Peoples Bank with the title of Chief Executive Officer, President, Director of Risk Management or Chief Financial Officer, and, with respect to Limestone and Limestone Bank, the Knowledge of any officer of Limestone and Limestone Bank with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Credit Officer or Director of Risk Management. An officer of Peoples or Limestone shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of such officer’s duties.

“KSS” means Secretary of State of the Commonwealth of Kentucky.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or other encumbrance.

“Limestone” has the meaning set forth in the Preamble to this Agreement.

“Limestone 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Limestone Articles” means the Amended and Restated Articles of Incorporation of Limestone, as amended.

“Limestone Bank” has the meaning set forth in the Preamble to this Agreement.

“Limestone Board” means the Board of Directors of Limestone.

“Limestone Bylaws” means the bylaws of Limestone, as amended.

“Limestone Common Stock” means the shares of (i) Common Shares, with no par value, and (ii) Non-Voting Common Shares, with no par value, of Limestone.

“Limestone Disclosure Schedule” has the meaning set forth in Section 5.01.

“Limestone Group” has the meaning set forth in Section 5.01(p)(vii).

“Limestone Insiders” has the meaning set forth in Section 6.20.

“Limestone Meeting” has the meaning set forth in Section 5.01(d)(i).

“Limestone Omnibus Equity Compensation Plan” means Limestone Bancorp, Inc. 2018 Omnibus Equity Compensation Plan.

“Limestone Preferred Shares” has the meaning set forth in Section 5.01(b)(i).

“Limestone Recommendation” has the meaning set forth in in Section 6.02(b).

“Limestone Shares” has the meaning set forth in Section 5.01(b)(i).

“Limestone’s SEC Reports” has the meaning set forth in Section 5.01(e)(ii).

“Limestone’s Territory” means, for purposes of this Agreement, the geographic area comprising the Commonwealth of Kentucky.

“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).

“Material Adverse Effect” means, with respect to a party, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Peoples and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of Limestone and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either Peoples or Limestone to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures); (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic); (e) public disclosure of the execution of this Agreement, or (except in the case of the representations contained in Sections 5.01(c)(ii), 5.01(d), 5.02(d)(ii) and 5.02(e)) consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby; and (f) the occurrence of any natural or man-made disaster; except, with respect to subclauses (a), (b), (c), (d) and (f), to the extent that the effects of the change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other companies in the industry and geographic area in which the party and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 5.01(j)(ii).

“Merger” collectively refers to the Parent Merger and the Subsidiary Bank Merger, as set forth in Sections 2.01 and 2.05.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Notifying Party” has the meaning set forth in Section 6.11(a).

“NASDAQ” has the meaning set forth in Section 3.02(b)(v).

“New Certificates” has the meaning set forth in Section 3.02(a).

“Notice Period” has the meaning set forth in Section 6.06(d)(ii).

“Old Certificate” has the meaning set forth in Section 3.01(b).

“OGCL” means the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code, as amended.

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Other Subsidiaries Dissolutions” has the meaning set forth in Section 6.24(a).

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any evolutions, variants or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, reduced capacity, social distancing, shut down, closure, sequester or other directives, guidelines, executive orders, mandates or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic.

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBIB Corporation” has the meaning set forth in Section 6.24(a).

“PBI Title” has the meaning set forth in Section 6.24(a).

“Pension Plan” has the meaning set forth in Section 5.01(l)(ii).

“Peoples” has the meaning set forth in the Preamble to this Agreement.

“Peoples Articles” means the Articles of Incorporation of Peoples, as amended.

“Peoples Bank” has the meaning set forth in the Recitals to this Agreement.

“Peoples Board” means the Board of Directors of Peoples.

“Peoples Board Deferred Compensation Plan” means the Third Amended and Restated Deferred Compensation Plan for Directors of Peoples and its Subsidiaries, as amended.

“Peoples Common Shares” means shares of common stock, without par value, of Peoples.

“Peoples Common Share Closing Price” has the meaning set forth in Section 3.02(b)(v).

“Peoples Disclosure Schedule” has the meaning set forth in Section 5.02.

“Peoples Equity Plan” means the Peoples’ Third Amended and Restated 2006 Equity Plan, as amended.

“Peoples Market Price” has the meaning set forth in Section 8.01(g).

“Peoples Market Value” has the meaning set forth in Section 8.01(g).

“Peoples Meeting” has the meaning set forth in Section 5.01(d)(i).

“Peoples Recommendation” has the meaning set forth in in Section 6.02(c).

“Peoples Regulations” means the regulations of Peoples, as amended.

“Peoples’ SEC Reports” has the meaning set forth in Section 5.02(f)(ii).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Phase I” has the meaning set forth in Section 6.19.

“Registration Statement” has the meaning set forth in Section 5.01(d)(i).

“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(h)(i).

“Regulatory Order” has the meaning set forth in Section 5.01(h)(i).

“Related Parties” has the meaning set forth in Section 5.01(bb).

“Related Party Agreements” has the meaning set forth in Section 5.01(bb).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Peoples Vote” has the meaning set forth in Section 5.02(d)(i).

“Requisite Limestone Vote” has the meaning set forth in Section 5.01(c)(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.01(e)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subordinated Capital Notes” means, as it relates to Limestone, $25 million in 5.75% fixed-to-floating rate subordinated notes issued under an Indenture, dated July 23, 2019, by and between Limestone and Wilmington Trust, National Association, as trustee, as supplemented by that certain Authentication Order of Limestone, dated July 31, 2020.

“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.

“Subsidiary Bank Merger” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Agreement” has the meaning set forth in Section 2.05(a).

“Subsidiary Bank Merger Certificates” has the meaning set forth in Section 2.05(b).

“Superior Proposal” has the meaning set forth in Section 6.06(f)(i).

“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.01(n).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Tail Policy” has the meaning set forth in Section 6.18(b).

“Termination Fee” has the meaning set forth in Section 8.02(b)(i).

“Third Party System” has the meaning set forth in Section 5.01(y).

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means Limestone Shares held by Limestone or any of its Subsidiaries other than in a fiduciary or agency capacity or as a result of debts previously contracted in good faith.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Limestone shall merge with and into Peoples (the “Parent Merger”), Peoples shall survive the Parent Merger and continue to exist as an Ohio corporation (Peoples, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Limestone shall cease. At the Effective Time:

(i) The Peoples Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The Peoples Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Subject to Section 6.25, each individual serving as a director of Peoples immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the Peoples Articles and the Peoples Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the Peoples Articles or the Peoples Regulations or as otherwise provided by the OGCL.

(iii) At and after the Effective Time, each share of Peoples Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b) Option to Change Method of Merger. Peoples may, at any time prior to the Effective Time, change the method of effecting the Parent Merger and/or the Subsidiary Bank Merger (including, without limitation, changing the provisions of this Article II), if and to the extent Peoples deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) Alter or change the amount or kind of consideration to which the holders of Limestone Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii) Cause the Parent Merger to fail to qualify as a “reorganization” under Code Section 368(a) of the Code.

Limestone, if requested by Peoples, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the KSS; or (ii) such later date and time as may be set forth in such certificate of merger and articles of merger with the approval of Peoples and Limestone. The Parent Merger shall have the effects prescribed in the OGCL and KBCA.

2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, Peoples and Limestone shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) without the unanimous consent of the parties or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.04 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Columbus, Ohio time, as soon as reasonably practicable, and in any event no later than thirty (30) days, after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or on such other date as mutually agreed upon by Peoples and Limestone.

2.05 The Subsidiary Bank Merger.

(a) Immediately following the Parent Merger, or at such later time as Peoples may determine, Limestone Bank will merge with and into Peoples Bank (the “Subsidiary Bank Merger”). Peoples Bank shall be the surviving entity in the Subsidiary Bank Merger and, following the Subsidiary Bank Merger, the separate corporate existence of Limestone Bank shall cease and Peoples Bank shall survive and continue to exist as an Ohio-chartered commercial bank. Promptly after the date of this Agreement, Peoples Bank and Limestone Bank shall enter into an agreement and plan of merger in substantially the form attached hereto as Exhibit B (the “Subsidiary Bank Merger Agreement”).

(b) Each of Peoples and Limestone shall approve the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger as the sole shareholders of each subsidiary bank, respectively. Prior to the Effective Time, Limestone shall cause Limestone, and Peoples shall cause Peoples Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Bank Merger (“Subsidiary Bank Merger Certificates”). The Parent Merger and the Subsidiary Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III

Merger Consideration

3.01 Conversion of Limestone Common Stock.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of Peoples, Limestone, or the holder of any of shares of Limestone Common Stock:

(a) Subject to Section 3.02 and except as otherwise provided by paragraph (b) of this Section 3.01, each share of Limestone Common Stock (other than Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive without interest a number of Peoples Common Shares equal to the Exchange Ratio (the “Merger Consideration”); and

(b) All of the shares of Limestone Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to the book-entry accounts relating to the ownership of uncertificated shares of Limestone Common Stock) previously representing any such shares of Limestone Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to Section 3.01(a) and Sections 3.02(b)(v), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.02, in each case without any interest thereon. Old Certificates previously representing shares of Limestone Common Stock shall be exchanged for certificates or, at Peoples’ option, evidence of shares in book entry form representing whole shares of Peoples Common Shares as set forth in Section 3.01(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 3.02, without any interest thereon. If, between the date of this Agreement and the Effective Time, the outstanding shares of Peoples Common Shares or Limestone Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or extraordinary distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Limestone Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Peoples or Limestone to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Limestone Common Stock that are owned by Limestone (in each case other than shares (i) held in trust accounts, managed accounts, mutual funds or similar accounts, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, as a result of debts previously contracted) shall be cancelled and cease to exist and no Merger Consideration shall be delivered or exchanged therefor.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Limestone Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by Persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the KBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the KBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the KBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of Limestone Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. Limestone will give Peoples prompt notice of any notices of intent to demand payment under the KBCA received by Limestone with respect to shares of Limestone Common Stock. Prior to the Effective Time, Limestone will not, except with the prior written consent of Limestone, make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 3.01(d).

3.02 Exchange and Payment Procedures.

(a) Exchange Fund. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with Equiniti Trust Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates for exchange in accordance with this Article III, (i) certificates or, at Peoples’ option, evidence in book-entry form, representing shares of Peoples Common Shares to be issued to holders of Limestone Common Stock (collectively, referred to herein as “New Certificates”), and (ii) cash in an amount sufficient to pay cash in lieu of any fractional shares (such New Certificates and cash described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 3.02(b)(ii), being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

(i) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Peoples shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Limestone Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration, a letter of transmittal in customary form as reasonably agreed to prior to the Closing Date by the parties hereto (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Peoples Common Shares and any cash in lieu of fractional shares, as applicable, which the shares of Limestone Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 3.02(b)(ii). From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (A)(1) a New Certificate representing that number of whole shares of Peoples Commons Shares to which such holder of Limestone Common Stock shall have become entitled pursuant to the provisions of Section 3.01 and (2) a check representing the amount of (x) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.02(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Peoples Common Shares or any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.02(b), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Peoples Common Shares which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 3.02(b).

(ii) No dividends or other distributions declared with respect to Peoples Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with Section 3.02(b). After the surrender of an Old Certificate in accordance with Section 3.02(b), the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Peoples Common Shares which the shares of Limestone Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.15).

(iii) In the event that any New Certificate representing shares of Peoples Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Peoples Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(iv) After the Effective Time, there shall be no transfers on the stock transfer books of Limestone of the shares of Limestone Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Peoples Common Shares, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in Article III.

(v) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Peoples Common Shares shall be issued upon the surrender for exchange of Old Certificates or otherwise pursuant to this Agreement, no dividend or distribution with respect Peoples Common Shares shall be payable on or with respect to any fractional share, and fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Peoples. In lieu of the issuance of any fractional share, Peoples shall pay to each former shareholder of Limestone who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Peoples Common Shares on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) consecutive full trading days ending on the trading day preceding the Closing Date (the “Peoples Common Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest one-thousandth when expressed in decimal form) of Peoples Common Shares which such holder would otherwise be entitled to receive pursuant to Section 3.01(a). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for-consideration, but merely represents a mechanical rounding off for the purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(vi) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Limestone for six months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Limestone Common who have not theretofore exchanged their Old Certificates pursuant to Section 3.02 shall thereafter look only to the Surviving Corporation for delivery of the New Certificates and payment cash in lieu of any fractional shares and any unpaid dividends and distributions on the Peoples Common Stock deliverable in respect of each former share of Limestone Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Peoples, Limestone, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Limestone Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(vii) Each of Peoples and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of the consideration payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Peoples or the Exchange Agent, as the case may be, the withheld amounts (i) will be paid over by Peoples or the Exchange Agent to the appropriate governmental authority and (ii) will be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

(viii) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Peoples, the posting by such Person of a bond in such amount as Peoples or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Peoples Common Shares, and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of Limestone. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as disclosed in the Limestone Disclosure Schedule (as hereafter defined), as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Peoples, Limestone shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Conduct the business of Limestone and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Limestone’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Limestone Common Stock or other capital stock of Limestone except upon the fulfillment of restricted stock awards granted as of the date of this Agreement in accordance with their present terms or upon conversion of Non-Voting Common Shares of Limestone Common Stock outstanding on the date of this Agreement into Common Shares of Limestone Common Stock in accordance with their present terms, (ii) enter into any agreement, or amend or modify the Limestone Omnibus Equity Compensation Plan except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional new grants of any restricted stock, options, other Rights or similar stock-based employee rights under Limestone Omnibus Equity Compensation Plan or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; distributions; adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of Limestone Common Stock, except for its normal and customary quarterly cash dividend in the amount of $0.05 per share for each full calendar quarter preceding the Effective Date subject to Section 6.15, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock of Limestone except upon conversion of Non-Voting Common Shares of Limestone Common Stock outstanding on the date of this Agreement into Common Shares of Limestone Common Stock in accordance with their present terms.

(d) Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Limestone or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as otherwise permitted under Section 6.10(e), and except for annual merit increases in the salaries and wages of employees of Limestone Bank not to exceed an aggregate average increase of more than 4.5% of current salaries across the total employee base.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the Limestone Omnibus Equity Compensation Plan or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Limestone or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any Person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the Limestone Articles, the Limestone Bylaws or the organizational and governing documents of its Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j) Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to Limestone; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by Limestone or any Limestone Subsidiary of $100,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by Limestone or any Limestone Subsidiary from and after the date of this Agreement, would result in aggregate required payments by Limestone or any Limestone Subsidiary in excess of $500,000.

(k) Claims. Settle any claim, suit, action or proceeding brought against Limestone, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $100,000 or, in the aggregate, not to exceed $500,000, for all such claims, actions or proceedings.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Other than in the ordinary course, consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, issuance of letters of credit, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or other non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in Limestone’s Territory which are secured by collateral located in Limestone’s Territory in the ordinary course and consistent with past practices.

(p) Capital Expenditures. Make, or commit to make, any capital expenditures that exceed by more than five percent (5%) Limestone’s capital expenditure budget set forth in Section 4.01(p) of the Limestone Disclosure Schedule.

(q) Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Limestone Bank that is, in the aggregate, in excess of $4,000,000 or any new Loan that causes the aggregate credit exposure to exceed $4,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to Limestone or any of its Subsidiaries that is, in excess of $4,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to Limestone or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by Limestone Bank as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; provided that in the case of each of items (i)—(iv) above Peoples shall be required to respond (and will deemed to consent if it fails to respond) to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to Peoples.

(r) Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or, except as reasonably deemed necessary under the asset liability management policies of Limestone Bank consistent with its safe and sound practices, otherwise purchase or sell securities in the portfolio individually in that exceed $5,000,000 or in the aggregate that would exceed $75,000,000.

(s) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).

(t) Offices and Facilities. (i) Open, close or relocate any branch office, ATMS, loan production office or other significant office or operations facility of Limestone or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(u) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(v) Foreclosures. Foreclose upon or otherwise cause Limestone or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Limestone has reason to believe that such real property may contain any such Hazardous Material.

(w) Deposit Liabilities. Cause or permit any material change to the general composition of Limestone Bank’s deposit products.

(x) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(y) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of Peoples. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law (including Pandemic Measures) or required by an applicable Regulatory Order, without the prior written consent of Limestone, Peoples shall not, and shall cause its Subsidiaries not to:

(a) Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization or declare any extraordinary dividend or extraordinary distribution with respect to Peoples Common Shares.

(b) Governing Documents. Amend the Peoples Articles or the Peoples Regulations in a manner that would adversely affect the holders of New Certificates, or adversely affect the holders of New Certificates relative to other holders of Peoples Common Shares.

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.

(d) Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(e) Commitments. Agree or commit to do any of the foregoing.

ARTICLE V

Representations and Warranties

5.01 Representations and Warranties of Limestone. Except as disclosed in the disclosure schedule delivered by Limestone to Peoples concurrently herewith (as the same may be supplemented and amended as permitted by Section 6.11) (the “Limestone Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Limestone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Limestone that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Limestone hereby represents and warrants to Peoples as follows:

(a) Organization, Standing and Authority.

(i) Limestone is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky and is a bank holding company duly registered with the FRB under the BHCA. Limestone has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Limestone is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the Limestone Disclosure Schedule sets forth the foreign jurisdictions in which Limestone conducts business.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Limestone, each Subsidiary of Limestone (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Limestone to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Limestone Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Limestone, threatened. Section 5.01(a)(ii) of the Limestone Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Limestone as of the date hereof.

(b) Capital Structure of Limestone.

(i) As of September 30, 2022, the authorized capital stock of Limestone consists of (A) 39,000,000 Limestone Common Stock, comprised of (1) 28,000,000 Common Shares, of which 6,639,033 shares are currently issued and outstanding and (2) 10,000,000 Non-Voting Common Shares, of which 1,000,000 shares are currently issued and outstanding, and (B) 1,000,000 shares of Preferred Shares, with no par value, of which no shares are issued and outstanding (“Limestone Preferred Shares”). The Limestone Common Stock and Limestone Preferred Shares are collectively referred to herein as “Limestone Shares.” As of September 30, 2022, there are: (A) no Treasury Shares held by Limestone or otherwise owned by Limestone or its Subsidiaries; and (B) 135,200 restricted Common Shares of Limestone Common Stock outstanding and 122,203 Common Shares of Limestone Common Stock reserved for award and issuance pursuant to the Limestone Omnibus Equity Compensation Plan. No shares of Limestone Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding Limestone Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the restricted stock, plans and other obligations set forth in this paragraph (i) or as otherwise set forth on Section 5.01(b) of the Limestone Disclosure Schedule, Limestone does not have, and is not bound by, any outstanding or issued Rights with respect to any Limestone Shares.

(ii) There are no outstanding options or warrants under the Limestone Omnibus Equity Compensation Plan. The restricted stock awards issued pursuant to the Limestone Omnibus Equity Compensation Plan have been granted in compliance in all material respects with the terms of the applicable restricted stock award agreement, the Limestone Omnibus Equity Compensation Plan and all applicable laws. With respect to each restricted stock award outstanding as of the date hereof, the name of each recipient, the date of each restricted stock award granted, the number of shares subject to each such restricted stock award and the market value at the time of granting of the restricted stock award are set forth in Section 5.01(b) of the Limestone Disclosure Schedule.

(iii) Except for the Debentures and Subordinated Capital Notes, neither Limestone nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Except as set forth in Section 5.01(b) of the Limestone Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Limestone is a party or by which it is bound with respect to any equity security of any class of Limestone or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) Authority; No Violation.

(i) Limestone has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of Limestone. The Board of Directors of Limestone has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Limestone and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Limestone’s shareholders for approval (with the Limestone Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of each class of Limestone Common Stock (the “Requisite Limestone Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreements by Limestone as sole shareholder of Limestone Bank, no other corporate proceedings on the part of Limestone are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Limestone and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Limestone, enforceable against Limestone in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii) Neither the execution and delivery of this Agreement by Limestone nor the consummation by Limestone of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Bank Merger, nor compliance by Limestone with any of the terms or provisions hereof, will (A) violate any provision of the Limestone Articles or Limestone Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Limestone or any Limestone Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of Limestone or any Limestone Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Limestone or any Limestone Subsidiary is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Limestone.

(d) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Limestone or any of its Subsidiaries in connection with the execution, delivery or performance by Limestone of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) relating to the meetings, including any adjournments or postponements thereof, of Limestone shareholders and Peoples shareholders to be held in connection with this Agreement and the Merger (the “Limestone Meeting” and the “Peoples Meeting,” as the case may be), (C) Requisite Limestone Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Bank Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Limestone is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) As of the date hereof, there is no dispute or other proceeding pending between Limestone or Limestone Bank or any of their Subsidiaries and any community groups relating to Limestone or Limestone Bank, and, to the Limestone’s Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by Peoples to consummate the transactions contemplated by this Agreement.

(e) SEC Reports.

(i) Limestone has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Limestone pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Limestone’s SEC Reports”) is publicly available. No such Limestone’s SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any of Limestone’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Limestone’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Limestone has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Limestone’s SEC Reports.

(f) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Limestone and its Subsidiaries included (or incorporated by reference) in Limestone’s SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Limestone and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Limestone and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with GAAP, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Limestone and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Limestone that it intends to resign) or been dismissed as independent public accountants of Limestone as a result of or in connection with any disagreements with Limestone on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Limestone nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Limestone included in its Annual Report on Form 10-K for fiscal year ended December 31,

2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2021, (A) Limestone and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect on Limestone.

(iv) Limestone and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Limestone in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Limestone’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Limestone required under the Exchange Act with respect to such reports. Limestone has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Limestone’s outside auditors and the audit committee of the Limestone Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Limestone ‘s ability to accurately record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Limestone’s internal controls over financial reporting. Since December 31, 2021, neither Limestone, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Limestone or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Limestone or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Limestone or its Subsidiaries has engaged in questionable accounting or auditing practices.

(g) Litigation. Except as set forth in Section 5.01(g) of Limestone Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to Limestone’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or, to the Knowledge of Limestone, former directors or executive officers of it or any of its Subsidiaries in their capacities as such (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or, after the Effective Time, the business of Peoples or any of its Affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Limestone, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Peoples or any of its Affiliates) that is or could reasonably be expected to have a Material Adverse Effect on Limestone.

(h) Regulatory Matters.

(i) Except as set forth in Section 5.01(h) of Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC, the FRB, the KDFI and the ODFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii) Neither Limestone nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Compliance with Laws. Limestone, and each of the Limestone Subsidiaries, hold, and have held at least for the last three (3) years, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Limestone, and, to the knowledge of Limestone, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth on Section 5.01(i) of the Limestone Disclosure Schedule, Limestone and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to Limestone or any of the Limestone Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(j) Material Contracts; Defaults.

(i) Except as set forth in the Limestone Disclosure Schedule listed under Section 5.01(j)(i), neither Limestone nor any of its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales of capital assets in excess of $50,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of Limestone or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit to Limestone and its Subsidiaries but excluding any contract relating to indebtedness of Limestone Bank with respect to deposit liabilities, letters of credit, repurchase agreements, purchases of federal funds or other borrowings or commitments entered into by Limestone Bank in the ordinary course of its banking business, consistent with past practice), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $50,000 in any one case or $250,000 in the aggregate in any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Limestone or any of its Subsidiaries;

(D) any contract containing covenants limiting the freedom of Limestone or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Limestone’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) any contract with any insider of Limestone or any of its Subsidiaries or any arrangement under which Limestone or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, franchisee or distributor acting for and on behalf of Limestone and its Subsidiaries;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Limestone or any of its Subsidiaries, other than purchases and sales of securities by Limestone Bank in the ordinary course consistent with past practices and the obligations of Limestone under this Agreement;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which Limestone or any of its Subsidiaries has any obligation to share revenues or profits derived from Limestone or any of its Subsidiaries with any other Person;

(M) any contract between (i) Limestone or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Limestone or any of its Subsidiaries, on the other hand, and (ii) Limestone or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director or executive officer of Limestone or any of its Subsidiaries or any Person known to be an Associate or other Affiliate of any employee of Limestone or any of its Subsidiaries, on the other hand; and

(N) any contract that is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

(O) any other legally binding contract not of the type covered by any of the other items of this Section 5.01(j) involving money or property and having an obligation in excess of $50,000 in the aggregate in any period of 12 consecutive months and which is otherwise not in the ordinary and usual course of business.

(ii) “Material Contracts” shall mean those contracts on the Limestone Disclosure Schedule listed under Section 5.01(j)(i). True, complete and correct copies of all of the Material Contracts have been made available to Peoples. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Limestone or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Limestone, as to the other parties to such Material Contracts. Except as disclosed in Section 5.01(j) of the Limestone Disclosure Schedule, Limestone and/or its Subsidiaries, as applicable, and to the Knowledge of Limestone, each other party to the Material Contracts, is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Limestone nor its Subsidiaries, and to the Knowledge of Limestone, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Limestone nor its Subsidiaries, and to the Knowledge of Limestone, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Limestone nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Limestone, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

(k) Brokerage and Finder’s Fees. Except as set forth in Section 5.01(k) of Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(l) Employee Benefit Plans; Employee Matters.

(i) Section 5.01(l) of Limestone Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Limestone or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Limestone or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither Limestone nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any Limestone Common Stock.

(ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a pre-approved plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Limestone, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, except as set forth on Section 5.01(l) of Limestone Disclosure Schedule. Neither Limestone nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Limestone or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the Knowledge of Limestone, no event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.

(iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Limestone or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered a single employer with Limestone under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Limestone, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Limestone, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv) All contributions required to be made by Limestone under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Limestone or any of its Subsidiaries was or is a party have been timely made or have been reflected in accordance with GAAP on the financial statements in Limestone SEC Reports.

(v) Except as otherwise provided under Section 6.10(b), neither Limestone nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Limestone or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Limestone and each of its Subsidiary has not incurred (whether or not assessed) and is not reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(vii) Neither Limestone, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(viii) With respect to each Compensation and Benefit Plan, if applicable, Limestone has provided or made available to Peoples, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description, wrap document and summaries of material modifications, (F) any notices or forms to or from the IRS, Department of Labor, the PBGC (other than for premium payments) or any other Governmental Authority, (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(ix) Except as set forth on Section 5.01(l) of the Limestone Disclosure Schedules, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(x) Neither Limestone nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.

(xi) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Peoples, Limestone or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Limestone on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(xii) Limestone and each of its Subsidiaries are and during the previous five years have been, in compliance in all material respects with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of Limestone or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation in any material respect of any federal, state or local law, regulation, ordinance or ruling pertaining to labor practices, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against Limestone or any of its Subsidiaries pending or, to the knowledge of Limestone, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.

(xiii) Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan’ (as defined under Section 409A(d)(1) of the Code) complies with an has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither Limestone nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

(m) Labor Matters. Neither Limestone nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Limestone or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Limestone or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Limestone’s Knowledge, threatened, nor is Limestone aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Limestone and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(n) Takeover Laws. Limestone has taken all action required to be taken by Limestone in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the Commonwealth of Kentucky including Sections 271B.12-200 through 271B.12-220 of the KBCA (“Takeover Laws”), and (ii) any applicable provisions of the Limestone Articles, the Limestone Bylaws and/or the governing documents of any Limestone Subsidiary.

(o) Environmental Matters. Neither the conduct nor the operation of Limestone or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, to the Knowledge of Limestone, violates or violated Environmental Laws and to Limestone’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither Limestone nor any of its Subsidiaries has received any notice from any Person that Limestone or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(p) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to Limestone and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(p)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Limestone or its Subsidiaries. Limestone has made available to Peoples true and correct copies of the United States federal income Tax Returns filed by Limestone and its Subsidiaries for each of the three most recent fiscal years. Neither Limestone nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements in Limestone SEC Reports or that have arisen in the ordinary and usual course of business since December 31, 2018. The accruals and reserves for Taxes reflected in financial statements in Limestone SEC Reports are adequate for the periods covered. There are no Liens for Taxes upon the assets of Limestone or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii) Limestone and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

(iv) No claim has ever been made by any Governmental Authority in a jurisdiction where Limestone or any of its Subsidiaries do not file Tax Returns that Limestone or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.

(v) Neither Limestone nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi) Neither Limestone nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Limestone or any of its Subsidiaries and, to the Knowledge of Limestone, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Limestone, is threatening to assert against Limestone or any of its Subsidiaries any deficiency or claim for additional Taxes.

(vii) Neither Limestone nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among Limestone and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which Limestone is or was the common parent corporation (the

“Limestone Group”), or (C) has any liability for the Taxes of any Person (other than members of the Limestone Group) as a transferee or successor, by contract, or otherwise.

(viii) Neither Limestone nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix) Neither Limestone nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x) Except as set forth on Section 5.01(p) of the Limestone Disclosure Schedule, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Limestone or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.

(xi) Except as set forth on Section 5.01(p) of the Limestone Disclosure Schedule, neither Limestone nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii) None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii) Limestone has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Risk Management Instruments. Neither Limestone nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(r) Books and Records. The books of account, minute books, stock record books, and other records of Limestone and its Subsidiaries, all of which have been made available to Peoples, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Limestone and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Limestone and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Limestone Board and the governing bodies of its Subsidiaries, and committees of the Limestone Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, Limestone Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books (other than minutes of immediately preceding meetings to be submitted and approved at the next regularly scheduled meeting of such governing body or committee).

(s) Insurance. Section 5.01(s) of the Limestone Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Limestone or its Subsidiaries. Limestone and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; Limestone and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and Limestone and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Parent Merger.

(t) Title to Real Property and Assets.

(i) Section 5.01(t) of the Limestone Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Limestone or its Subsidiaries. Limestone and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the financial statements in Limestone SEC Reports as being owned by Limestone as of December 31, 2021, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by Limestone or its Subsidiaries is (A) operated as a nonconforming use under applicable zoning codes, (B) located in either a “Special Flood Hazard Area” pursuant to the Federal Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii) Each lease agreement set forth on Section 5.01(t) of the Limestone Disclosure Schedule is, as to Limestone and its Subsidiaries, as the case may be, and, to the Knowledge of Limestone, as to the other parties thereto, valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by Limestone or its Subsidiaries, or to the Knowledge of Limestone, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither Limestone nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii) The real property owned or leased by Limestone or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to Limestone’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by Limestone or its Subsidiaries, as used in the ordinary course, consistent with past practices of Limestone and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by Limestone or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.

(iv) All leases pursuant to which Limestone or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that Limestone or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Limestone’s Knowledge, the lessor.

(u) Loans.

(i) The allowance for loan and lease losses as reflected on Limestone’s most financial statements filed with the SEC was, in the reasonable opinion of Limestone’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of Limestone and Limestone Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Limestone and Limestone Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) to the Knowledge of Limestone, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. Section 5.01(u) of the Limestone Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $500,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by Limestone or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii) Each outstanding Loan of Limestone and the Limestone Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Limestone and the Limestone Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv) None of the agreements pursuant to which Limestone or any of the Limestone Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v) There are no outstanding Loans made by Limestone or any of the Limestone Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of Limestone or the Limestone Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(u) of the Limestone Disclosure Schedule.

(vi) Neither Limestone nor any of the Limestone Subsidiaries is (A) now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii) Without limitation of the foregoing, Limestone and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(u) of the Limestone Disclosure Schedule lists (A) each Loan of Limestone or any Limestone Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of Limestone and the Limestone Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (C) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to the Pandemic.

(v) Repurchase Agreements. With respect to all agreements pursuant to which Limestone or its Subsidiaries has purchased securities subject to an agreement to resell, if any, Limestone or any of its

Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(w) Investment Securities Portfolio. All investment securities held by Limestone or its Subsidiaries, as reflected in the financial statements in Limestone SEC Reports, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. Limestone or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the financial statements in Limestone SEC Reports and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Limestone or its Subsidiaries.

(x) Deposit Insurance. All of the deposits held by Limestone or any Limestone Subsidiary (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of Limestone or the Limestone Subsidiary, as applicable and (ii) all applicable laws. The deposit accounts of Limestone and any Limestone Subsidiary are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to Limestone’s Knowledge, threatened.

(y) Information Security. No third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of Limestone and the Limestone Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or, to Limestone’s Knowledge, any Third Party System material to the operation of the business of Limestone and the Limestone Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Limestone. Limestone maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Limestone is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause Limestone or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Limestone is not aware of any facts or circumstances that would cause Limestone to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Limestone or any of its Subsidiaries to undertake any material remedial action. The Limestone Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Limestone (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(aa) CRA Compliance. Neither Limestone nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Limestone Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Limestone nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Limestone or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Limestone Subsidiary to fall below “satisfactory.”

(bb) Related Party Transactions. Neither Limestone nor any of its Subsidiaries has entered into any transactions with any Affiliate of Limestone or its Subsidiaries or any Affiliate of any director or executive officer of Limestone or its Subsidiaries (collectively, the “Related Parties”) except banking transactions in the ordinary course of the Limestone Bank’s business and compliance with applicable banking law pertaining to insider and affiliate transactions including but noted limited Sections 23A and 23B of the Federal Reserve Act, Regulation O (12 C.F.R. Part 215) and Regulation W (12 C.F.R. Part 223). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Limestone or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Limestone or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, Limestone or its Subsidiaries (excepting amounts owed under loans made by Limestone Bank in the ordinary course and in compliance applicable banking laws), or (iv) on behalf of Limestone or any of its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any executive officer or director of Limestone or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies and excepting banking transactions in the ordinary course of Limestone Bank’s banking business and in compliance applicable banking laws). Section 5.01(bb) of the Limestone Disclosure Schedule contains (i) a complete list of all contracts between Limestone, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which Peoples has given its prior written consent) and (ii) a complete list of all insider loans under Regulation O (12 C.F.R. Part 215). The Bank is not party to any transaction with any Related Party on other than arm’s-length terms.

(cc) Prohibited Payments. None of Limestone, or the Limestone Subsidiaries, or to the Knowledge of Limestone, any director, officer, employee, agent or other Person acting on behalf of Limestone or any of the Limestone Subsidiaries has, directly or indirectly, (i) used any funds of Limestone or any of the Limestone Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Limestone or any of the Limestone Subsidiaries, (iii) violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Limestone or any of the Limestone Subsidiaries, (v) made any fraudulent entry on the books or records of Limestone or any of the Limestone Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Limestone or any of the Limestone Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Limestone or any of the Limestone Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(dd) Fairness Opinion. The Limestone Board has received the written opinion of Piper Sandler, to the effect that, as of the date hereof, the Merger Consideration to be received by the Limestone shareholders in the Parent Merger is fair to the holders of Limestone Common Stock from a financial point of view.

(ee) Absence of Undisclosed Liabilities. Neither Limestone nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Limestone on a consolidated basis, except as disclosed in the financial statements in Limestone SEC Reports.

(ff) Material Adverse Effect. Limestone has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on Limestone.

(gg) Tax Treatment of Merger. As of the date of this Agreement, Limestone is not aware of any fact or state of affairs relating to Limestone that could cause the Parent Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(hh) Limestone Information. The information provided in writing by Limestone relating to Limestone and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Limestone, and no statement by Limestone in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Peoples.

5.02 Representations and Warranties of Peoples. Except as disclosed in the disclosure schedule delivered by Peoples to Limestone concurrently herewith to the extent applicable (the “Peoples Disclosure Schedule”); provided that (i) the mere inclusion of an item in the Peoples Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Peoples that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, Peoples hereby represents and warrants to Limestone as follows:

(a) Organization, Standing and Authority.

(i) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHC Act. Peoples has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Peoples is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(ii) Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Peoples, each Subsidiary of Peoples (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Peoples to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of Peoples Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Peoples, threatened.

(b) Capital Structure of Peoples. As of September 30, 2022, the authorized capital stock of Peoples consisted of 50,000,000 Peoples Common Shares, of which 28,278,078 shares were outstanding and 50,000 shares of preferred stock, without par value, none of which were outstanding. The outstanding Peoples Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of September 30, 2022, Peoples had available the following number of Peoples Common Shares for issuance (i) 356,163 for the Peoples Equity Plan, (ii) 333,943 for its dividend reinvestment plan, (iii) 37,745 for the Peoples Board Deferred Compensation Plan, and (iv) 178,873 for the Peoples Employee Stock Purchase Plan. No shares of preferred stock of Peoples are issued and outstanding or reserved for issuance. As of September 30, 2022, 1,638,574 Peoples Common Shares were held in treasury by Peoples.

(c) Ownership of Limestone Common Stock. As of the date of this Agreement, Peoples and its Subsidiaries do not beneficially own any of the outstanding Limestone Common Stock.

(d) Authority; No Violation.

(i) Peoples has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of Peoples. The Board of Directors Peoples has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Peoples and its shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement, and the transactions contemplated herein, by the affirmative vote of the holders of a majority of the outstanding shares of Peoples Common Shares (the “Requisite Peoples Vote”), and the adoption and approval of the Subsidiary Bank Merger Agreement by Peoples, as Peoples Bank sole shareholder, no other corporate proceedings on the part of Peoples are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Peoples and (assuming due authorization, execution and delivery by Peoples) constitutes a valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The Peoples Common Shares to be issued in the Parent Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Peoples will have any preemptive right or similar rights in respect thereof.

(ii) Neither the execution and delivery of this Agreement by Peoples, nor the consummation by Peoples of the transactions contemplated hereby, including the Merger and the Subsidiary Bank Merger, nor compliance by Peoples with any of the terms or provisions hereof, will (A) violate any provision of the Peoples Articles or the Peoples Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples, any of the Peoples Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Peoples or any of the Peoples Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Peoples or any of the Peoples Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Peoples.

(e) Consents and Regulatory Approvals.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Peoples or any of its Subsidiaries in connection with the execution, delivery or performance by Peoples of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite Limestone Vote and Requisite Peoples Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the KSS pursuant to the KBCA, and filing the Subsidiary Bank Merger Certificates, (E) any approvals and notices required with respect to the Peoples Common Shares to be issued as part of the Merger Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).

(ii) As of the date hereof, Peoples is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) As of the date hereof, there is no dispute or other proceeding pending between Peoples or Peoples Bank or any of their Subsidiaries and any community groups relating to Peoples or Peoples Bank, and, to the Peoples’ Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by Peoples to consummate the transactions contemplated by this Agreement.

(f) SEC Reports.

(i) Peoples has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Peoples pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Peoples’ SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any Peoples’ SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Peoples’ SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Peoples has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Peoples’ SEC Reports.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of Peoples and its Subsidiaries included (or incorporated by reference) in Peoples’ SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of Peoples and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Peoples and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Peoples and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young LLP has not resigned (or informed Peoples that it intends to resign) or been dismissed as independent public accountants of Peoples as a result of or in connection with any disagreements with Peoples on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither Peoples nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Peoples included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2021 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since December 31, 2021, (A) Peoples and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect on Peoples.

(iv) Peoples and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Peoples in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Peoples’ management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Peoples required under the Exchange Act with respect to such reports. Peoples has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Peoples’ outside auditors and the audit committee of the Peoples Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Peoples’ ability to accurately record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal controls over financial reporting. Since December 31, 2021, neither Peoples, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Peoples or its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or its Subsidiaries has engaged in questionable accounting or auditing practices.

(h) Regulatory Matters.

(i) Neither Peoples nor Peoples Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.

(ii) Neither Peoples nor Peoples Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.

(i) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples, or to delay or prevent Peoples from performing its obligations under this Agreement, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Peoples or Peoples Bank, and, to Peoples’ Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Peoples.

(j) Compliance with Laws. Peoples and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Peoples and, to the Peoples’ Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that Peoples or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). Peoples and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to Peoples or any of its Subsidiaries.

(k) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. To Peoples’ Knowledge, it and its Subsidiaries are not in any violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, and are in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act.

(l) CRA Compliance. Peoples Bank currently has a CRA rating of “outstanding” as a result of its most recent CRA examination. Neither Peoples nor any of its Subsidiaries has received notice of non-compliance that would cause the CRA rating of Peoples Bank to fall below “satisfactory.”

(m) Fairness Opinion. The Peoples Board has received the written opinion of Raymond James & Associates, Inc., as of the date hereof, as to the fairness from a financial point of view to Peoples of the Merger Consideration to be paid by the Peoples in the Merger.

(n) Brokerage and Finder’s Fees. Except for Raymond James & Associates, Inc., Peoples has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(o) Takeover Laws. Peoples has taken all action required to be taken by Peoples in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this

Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the Peoples Articles, the Peoples Regulations and/or the governing documents of Peoples Bank.

(p) Tax Treatment of Merger. As of the date of this Agreement, Peoples is not aware of any fact or state of affairs relating to Peoples that could cause the Parent Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

(q) Peoples Information. The information provided in writing by Peoples relating to Peoples and its Subsidiaries that is to be contained in the Registration Statement, the Joint Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Peoples, and no statement by Peoples in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Limestone.

(r) Material Adverse Effect. Peoples has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2021, that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Limestone and Peoples shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approvals.

(a) Each of Peoples and Limestone shall take all action necessary in accordance with applicable law and their respective organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant shareholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite Peoples Vote and the Requisite Limestone Vote. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement/Prospectus to the shareholders of each party. Each member of the Limestone Board shall have executed and delivered to Peoples a Support Agreement concurrently with the execution of this Agreement.

(b) Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, Limestone shall solicit, and use its reasonable best efforts to obtain, the Requisite Limestone Vote at the Limestone Meeting. Subject to Section 6.06(d), Limestone shall (i) through the Limestone Board, recommend to its shareholders adoption of this Agreement (the “Limestone Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. Limestone hereby acknowledges its obligation to submit this Agreement to its shareholders at the Limestone Meeting as provided in this Section 6.02. If requested by Peoples, Limestone will engage a proxy solicitor, reasonably acceptable to Peoples, to assist in the solicitation of proxies from shareholders relating to the Requisite Limestone Vote.

(c) Peoples shall solicit, and use its reasonable best efforts to obtain, the Requisite Peoples Vote at the Peoples Meeting. Peoples shall (i) through the Peoples Board, recommend to its shareholders adoption of this Agreement and the transactions contemplated herein by the shareholders of Peoples and any other matters required to be approved by Peoples’ shareholders for consummation of the Merger and the transactions contemplated herein, as required by this Section 6.01(c) (the “Peoples Recommendation”), and (ii) include such recommendation in the Joint Proxy Statement/Prospectus. The Peoples Board shall at all times prior to and during the Peoples Meeting recommend the approval and adoption of this Agreement and the transactions contemplated herein by the shareholders of Peoples and any other matters required to be approved by Peoples’ shareholders for consummation of the Merger and the transactions contemplated herein and shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of Limestone or take any other action or make any other public statement inconsistent with such recommendation.

6.03 Registration Statement; Joint Proxy Statement/Prospectus.

(a) Upon the execution and delivery of this Agreement, Peoples and Limestone shall promptly cause the Registration Statement to be prepared and Peoples shall cause the Registration Statement to be filed with the SEC. Peoples and Limestone shall use their commercially reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to Limestone or Peoples is discovered by Limestone or Peoples, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Peoples shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of Limestone and Peoples (if prior to the meetings of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. Peoples shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Limestone shall furnish all information concerning Limestone and the holders of Limestone Common Stock as may be reasonably requested in connection with any such action. Limestone and Peoples shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.

(b) Peoples and Limestone each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to their respective shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04 Public Announcements. Neither Limestone nor Peoples shall, and neither Limestone nor Peoples shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Peoples, in the case of a proposed announcement, statement or disclosure by Limestone, or Limestone, in the case of a proposed announcement, statement or disclosure by Peoples; provided that either Peoples or Limestone may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.

6.05 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Limestone shall, and shall cause each of its Subsidiaries to, afford Representatives of Peoples, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, Limestone shall, and shall cause its Subsidiaries to, make available to Peoples (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as Peoples may reasonably request, including periodic updates of the information provided in Section 5.01(hh). Limestone shall invite one Representative of Peoples selected by Peoples from time to time to attend, solely as an observer, all meetings of the Limestone Board (and committees thereof) and Limestone Bank board (including Limestone Bank’s loan committee) after the date of this Agreement; provided, however, that in no event shall such Peoples Representative be invited to or permitted to attend any executive session of Limestone’s Board, Limestone Bank’s board or any meeting at which Limestone reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the Limestone Board or Limestone Bank board, as applicable. Upon the reasonable request of Limestone, Peoples shall furnish such reasonable information about it and its business as is relevant to Limestone and its shareholders in connection with the transactions contemplated by this Agreement. Neither Limestone nor Peoples, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Neither Limestone nor Peoples will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, Limestone will furnish to Peoples (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of Limestone or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the Limestone Board or any committee thereof relating to the financial performance and risk management of Limestone or any of its Subsidiaries.

6.06 Acquisition Proposal.

(a) From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, except as provided in Section 6.06(b), Limestone shall not, and shall cause any of its Subsidiaries and the officers, directors, employees, advisors and other agents of Limestone and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, Limestone to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 6.06(a), if Limestone or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), Limestone and its Representatives may take any action described in Section 6.06(a)(ii), if, and only if, the Limestone Board determines in good faith, after consultation with Limestone’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior Proposal, (ii) the failure of the Limestone Board to take such action would cause the Limestone Board to violate its fiduciary duties to the shareholders of Limestone under applicable Law; provided, that Limestone receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.

(c) As promptly as practicable (but in no event more than 48 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, Limestone shall (i) advise Peoples in writing of the receipt of any Acquisition Proposal, request or inquiry and the terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to Peoples a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep Peoples promptly apprised of the status of any related developments, discussions and negotiations (including providing Peoples with a copy of all material documentation and correspondence relating thereto) on a current basis. Limestone agrees that it shall simultaneously provide to Peoples any information concerning Limestone that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to Peoples.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Limestone Meeting, Limestone may accept or approve a Superior Proposal thereby withdrawing its recommendation of the Agreement (“Acceptance of Superior Proposal”), if and only if (x) from and after the date hereof, Limestone has complied with Sections 6.02 and 6.06, and (y) the Limestone Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the Limestone Board may not effect a Acceptance of Superior Proposal unless:

(i) Limestone shall have received an unsolicited bona fide written Acquisition Proposal and the Limestone Board shall have concluded in good faith (after consultation with Limestone’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by Peoples;

(ii) Limestone shall have provided prior written notice to Peoples at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise Peoples that the Limestone Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii) during the Notice Period, Limestone shall, and shall cause its financial advisors and outside counsel to, negotiate with Peoples in good faith (to the extent Peoples desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv) the Limestone Board shall have concluded in good faith (after consultation with Limestone’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by Peoples, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, Limestone shall deliver a new written notice to Peoples giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e) Nothing contained in this Agreement shall prevent Limestone from complying with Rule 14d-9 and Rule 14e-2 under the Exchange; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in Limestone Recommendation unless Limestone Board reaffirms Limestone Recommendation in such disclosure.

(f) As used in this Agreement:

(i) “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the Limestone Board determines in good faith, after consultation with Limestone’s outside legal counsel and independent financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of Limestone Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by Peoples); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii) “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to Limestone or publicly announced to Limestone’s shareholders) by any Person or Group (in each case other than Peoples or any of its Affiliates) relating to an Acquisition Transaction involving Limestone or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of Limestone as reflected on Limestone’s consolidated statement of condition prepared in accordance with GAAP.

(iii) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from Limestone by any Person or “group” (as such term is defined in Section 13(d) under the Exchange Act), other than Peoples or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of Limestone or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than Peoples or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of Limestone or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving Limestone pursuant to which the shareholders of Limestone immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of Limestone, or (C) any liquidation or dissolution of Limestone or any of its Subsidiaries.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, Limestone shall, upon the request of Peoples, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of Peoples, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Limestone shall not be obligated to take any such action pursuant to this Section 6.08 unless and until Peoples acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Limestone that Peoples’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that Peoples is otherwise in material compliance with this Agreement; provided further, however, that Limestone shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with GAAP or applicable law. Limestone’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) Peoples and Limestone and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow Peoples to prepare, submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable, and Peoples agrees to file, and to cause Peoples Bank to file, all regulatory applications required to be filed by them with the FRB in connection with the Merger within thirty (30) days from the date hereof. Peoples agrees that it will consult with Limestone with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Limestone apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Limestone shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, Limestone shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by Peoples to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by Peoples in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) Limestone agrees, upon request, to furnish Peoples with all information concerning itself, Limestone Bank and its other direct and indirect Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of Peoples or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Limestone’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and Limestone’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Limestone or any of its Subsidiaries who become employees of Peoples as a result of the Merger shall participate in either Limestone’s Compensation and Benefit Plans (for so long as Peoples determines necessary or appropriate) or in the employee benefit plans sponsored by Peoples for Peoples’ employees (with credit for their years of service with Limestone or its Subsidiaries for participation and vesting purposes under Peoples’ applicable plans, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent Limestone’s employees participate in Peoples’ group health plan (instead of continued participation in Limestone’s group health plan), Peoples agrees (i) to waive all restrictions and limitations for pre-existing conditions under Peoples’ group health plan and applicable insurance policy and (ii) any eligible expenses incurred by such Limestone employees and his or her covered dependents shall be taken into account under Peoples’ group health plan to the extent such eligible expenses were incurred during the plan year of Peoples’ group health plan in which the Closing Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable.

(b) Subject to any applicable regulatory restrictions, Peoples shall pay to each employee of Limestone or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of Limestone or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of Limestone or any of its Subsidiaries for at least six months prior to the Effective Time, (iv) is not offered continued employment by Peoples or any of its Subsidiaries after the Effective Time, and (v) who signs and delivers Peoples’ standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with Limestone or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 14 days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of Limestone or its Subsidiaries participating in Limestone’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.

(c) Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite Limestone Vote, the Requisite Peoples Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the Limestone Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “Limestone 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the Limestone Board shall approve the adoption of any amendments to the Limestone 401(k) Plan sufficient to terminate the Limestone 401(k) Plan immediately preceding the Effective Date. Following the Effective Date, Peoples, as the successor in interest to Limestone, shall begin the process of requesting from the IRS a determination that the termination of the Limestone 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the Limestone 401(k)

Plan to plan participants. Peoples agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Limestone 401(k) Plan to the Peoples 401(k) plan for employees of Limestone and its Subsidiaries who continue as employees of Peoples and its Subsidiaries after the Effective Time, subject to the provisions of the Peoples 401(k) Plan.

(d) For current 2023 fiscal year, each employee of Limestone and its Subsidiaries that continues with Peoples, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off (i.e. the amounts accumulated from vacation, occasional non-work illness, appointments, personal emergencies, etc.) such employee has as of the Effective Time, or (B) the accrued and unused paid-time-off such employee would have for the same period had such employee been under Peoples’ policies and procedures.

(e) Prior to the Effective Time, Limestone may make certain retention or stay bonus payments to certain employees of Limestone and its Affiliates pursuant to retention or stay bonus agreement, the form of which shall be acceptable to Peoples; provided, however, that (i) total aggregate amount of payments made pursuant to this Section shall not exceed $700,000 and (ii) Peoples has reviewed and approved the applicable allocation of amounts and list of recipients of such amounts.

(f) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Limestone with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of Peoples, and Limestone shall consider in good faith revising such notice or communication to reflect any comments or advice that Peoples timely provides.

(g) Nothing in this Agreement shall confer upon any employee, director or consultant of Limestone or any of the Limestone Subsidiaries or affiliates any right to continue in the employ or service of Peoples, or any Peoples Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Limestone, Peoples or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of Limestone or any of the Limestone Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement). Without limiting the generality of Section 9.11, subject to Section 6.18, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of Limestone or any of the Limestone Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.11 Notification of Certain Matters; Disclosure Supplements.

(a) Peoples and Limestone (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b) Peoples and Limestone shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Peoples Disclosure Schedule and the Limestone Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Peoples Disclosure Schedule or the Limestone Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Peoples or Limestone (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the Peoples Disclosure Schedule or Limestone Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12 Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of Limestone with the business of Peoples following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by Peoples. Limestone agrees to use all commercially reasonable efforts to promptly commence and aid Peoples preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion before the end of 2023. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13 Consents. Limestone and Peoples each shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. Limestone shall cause the policies of insurance listed in the Limestone Disclosure Schedule (or policies of insurance providing comparable coverage) to remain in effect until the Effective Time.

6.15 Dividends. In the calendar quarter in which the Closing occurs, each of Peoples and Limestone shall coordinate with the other the declaration of any dividends in respect of Peoples Common Shares and Limestone Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Limestone Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Limestone Common Stock and any shares of Peoples Common Shares any such holder receives in exchange therefor in the Parent Merger.

6.16 Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Limestone and Peoples pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. Limestone and Peoples agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Limestone and Peoples agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Limestone or Peoples to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information; provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, Limestone and Peoples agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.

6.17 Regulatory Matters. Peoples, Limestone and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Limestone or any Subsidiary with, or a commitment letter, board resolution or similar submission by Limestone or any Subsidiary to, or supervisory letter from any Regulatory Authority to Limestone or Subsidiary, to the satisfaction of such Regulatory Authority.

6.18 Indemnification.

(a) For a period of six years after the Effective Time, Peoples shall indemnify each Person who served as a director or officer of Limestone or its Subsidiaries on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the Limestone Articles and the Limestone Bylaws and the organizational documents of Limestone’s Subsidiaries as of the date hereof, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Limestone or any of its Subsidiaries or serving as a director or officer of another Person; provided, however, that any such indemnification shall not be prohibited by applicable state and federal laws. The indemnification obligation hereunder shall include the obligation to advance expenses in accordance with the Limestone Articles and the Limestone Bylaws and the organizational documents of Limestone’s Subsidiaries as in effect on the date hereof.

(b) Before the Effective Date, Limestone shall procure, at the expense of Peoples, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by Limestone (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in Limestone’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 200% of Limestone’s then premium levels.

(c) The provisions of the Section 6.18 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and his or her heirs and representatives. If Peoples, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all its assets or deposits to any other entity or engages in any similar transaction, then in each case, proper provision shall be made so the successors and assigns of Peoples assume the obligations set forth in this Section 6.18.

6.19 Environmental Assessments. Limestone hereby agrees to permit Peoples to engage, at the expense of Peoples, a qualified consultant, mutually agreeable to Limestone and Peoples, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) of each parcel of real estate owned by Limestone or any Subsidiary, including real estate acquired by Limestone Bank upon foreclosure. Peoples agrees to indemnify and hold Limestone and its Subsidiaries harmless from any damage that may result from the conduct of such assessments.

6.20 Exemption From Section 16(b) Liability. Limestone and Peoples agree that, in order to most effectively compensate and retain those officers and directors of Limestone subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Limestone Insiders”), both before and after the Effective Time, it is desirable that Limestone Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Limestone Common Stock in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Limestone shall deliver to Peoples in a reasonably timely fashion before the Effective Time accurate information regarding the Limestone Insiders, and the Boards of Directors of Peoples and of Limestone, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall before the Effective Time take all steps as may be necessary or appropriate to cause (a) in the case of Limestone, any dispositions of Limestone Common Stock by Limestone Insiders and (b) in the case of Peoples, any acquisitions of Peoples Common Shares by any Limestone Insiders who, immediately following the Merger, will be officers or directors of Peoples subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.22 Litigation and Claims. Each of Peoples and Limestone shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Peoples or Limestone, as applicable, threatened against Peoples, Limestone or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against Peoples, Limestone or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Limestone shall give Peoples the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against Limestone and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Limestone’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.23 NASDAQ Listing. Peoples shall cause the Peoples Common Shares to be issued in the Merger to be approved for listing on the NASDAQ—Global Select Market® as of the Effective Time.

6.24 Other Subsidiaries and Investments.

(a) Prior to the Effective Date, Limestone and/or Limestone Bank, as applicable, shall facilitate the dissolution of: (i) PBIB Corporation, Inc., a Kentucky Corporation (the “PBIB Corporation”), (ii) PBI Title Services, LLC, a Kentucky limited liability company (“PBI Title”), (iii) IBP 1, LLC, a Kentucky limited liability company (“IBP 1”) and (iv) IBP 2, LLC, a Kentucky limited liability company (“IBP 2”). The dissolutions contemplated by this Section 6.24(a) is referred to herein as the “Other Subsidiaries Dissolutions”. Limestone shall, and shall cause its Subsidiaries to, take, or cause to be taken, all such actions necessary to ensure that the Other Subsidiaries Dissolutions comply with all applicable laws, and Limestone will keep Peoples apprised of the status of matters relating to the Other Subsidiaries Dissolutions. The form of any and all documentation relating to the Other Subsidiaries Dissolutions shall be subject to the prior review of Peoples.

(b) Limestone Bank owns 13 Class B ownership interests in Kentucky Title Center, LLC, a Kentucky limited liability company and title insurance and professional services firm for residential and commercial transactions (“Kentucky Title Center”). On or before the Effective Date, and in all cases subject to applicable law, Limestone shall cause Limestone Bank to take, or cause to be taken, all such actions necessary to ensure the sale, transfer and divestiture of its interest in Kentucky Title Center either to other member(s) of Kentucky Title Center or to Kentucky Title Center (“KTC Divestiture”). Limestone agree it shall consult with Peoples with respect to negotiating the KTC Divestiture and the obtaining of all permits, consents, approvals and authorizations of all third parties necessary or advisable to consummate the KTC Divestiture, and Limestone will keep Peoples apprised of the status of matters relating to the KTC Divestiture. The form of any and all agreements, certificates and other documentation relating to the KTC Divestiture shall be subject to the prior review of Peoples.

6.25 Board Seat. At or promptly following the Effective Time, Peoples shall increase by one (1) the number of directors constituting the Peoples Board and appoint Limestone’s Chairman, W. Glenn Hogan, to the Peoples Board, subject to Peoples standard corporate governance practices and standard director evaluation process.

Peoples shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of Peoples to serve for a one-year term.

6.26 Absence of Control. It is the intent of the parties to this Agreement that Peoples, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Limestone or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Limestone or any of its Subsidiaries. Prior to the Effective Time, Limestone shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.27 Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Peoples and Limestone agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a) of the Code.

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Peoples and Limestone to consummate the Merger is subject to the fulfillment or written waiver by Peoples and Limestone prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Limestone and Peoples.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the Peoples Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the Peoples Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Limestone and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on Peoples and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Listing of Peoples Common Shares. The Peoples Common Shares to be issued in the Parent Merger shall have been authorized for listing on the NASDAQ—Global Select Market®.

(e) Effectiveness of Registration Statement and Joint Proxy Statement/Prospectus. The Registration Statement and Joint Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

7.02 Conditions to Obligation of Limestone. The obligation of Limestone to consummate the Merger is also subject to the fulfillment or written waiver by Limestone prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and any representation and warranty that is qualified by absence of a Material Adverse Effect shall be true and correct in all respects), and Limestone shall have received a certificate, dated the Effective Date, signed on behalf of Peoples, by the chief executive officer of Peoples to such effect.

(b) Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by Peoples under this Agreement at or prior to the Effective Time, and Limestone shall have received a certificate, dated the Effective Date, signed on behalf of Peoples by the Chief Executive Officer of Peoples to such effect.

(c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Peoples.

(d) Tax Opinion. Limestone shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to Limestone, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of Limestone to the extent they receive shares of Peoples Common Shares in connection with the Parent Merger in exchange for their shares of Limestone Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of Limestone and Peoples, reasonably satisfactory in form and substance to such counsel.

7.03 Conditions to Obligation of Peoples. The obligation of Peoples to consummate the Merger is also subject to the fulfillment or written waiver by Peoples prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Limestone set forth in this Agreement shall be true and correct in all material respects, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date and any representation and warranty that is qualified by absence of a Material Adverse Effect shall be true and correct in all respects) and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Limestone, by the president of Limestone to such effect.

(b) Performance of Obligations of Limestone. Limestone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Peoples shall have received a certificate, dated the Effective Date, signed on behalf of Limestone by the president of Limestone to such effect.

(c) Consents. Limestone shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in Peoples’ reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts under Section 5.01(j).

(d) FIRPTA Certification. Peoples shall have received a statement executed on behalf of Limestone, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to Peoples) certifying that the Limestone Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 5% of the outstanding Limestone Common Stock shall have perfected their dissenters’ rights in accordance with the KBCA.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Limestone or any of its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to Peoples, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(o) of this Agreement disclosed in a Phase I report shall have been remedied by Limestone or any of its Subsidiaries to the reasonable satisfaction of Peoples.

(g) Tail Policy. Limestone shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h) Other Subsidiaries Dissolutions. The dissolutions contemplated by the Other Subsidiaries Dissolutions shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

(i) KTC Divestiture. The transactions contemplated by the KTC Divestiture shall have been completed in a manner and pursuant to documentation reasonably acceptable to Peoples.

(j) Estoppel Certificates. Limestone shall have delivered to Peoples an estoppel certificate, in such form as is acceptable to Peoples, for each lease agreement set forth in Section 5.01(t) of the Limestone Disclosure Schedule from the applicable counterparty.

(m) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Limestone.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of Peoples and Limestone, if the board of directors of each so determines by vote of a majority of the members of its entire board.

(b) At any time prior to the Effective Time, by Peoples or Limestone upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or

(ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by Peoples or Limestone upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by July 31, 2023 (or such later date as to which Limestone and Peoples may mutually agree in writing), except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c) in breach of such party’s obligations under this Agreement.

(d) By Limestone or Peoples upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised Peoples or Limestone to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Bank Merger.

(e) By either Limestone or Peoples if the Requisite Limestone Vote shall not have been obtained at the Limestone Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite Limestone Vote at the Limestone Meeting or at any adjournment or postponement thereof.

(f) By:

(i) Limestone if (A) the Limestone Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) Limestone has complied in all respects with Section 6.06; provided, that the right of Limestone to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the prior payment by Limestone to Peoples of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if Limestone shall not have paid and Peoples shall not have received the Termination Fee; or

(ii) Peoples prior to the time the Requisite Limestone Vote is obtained, if (A) the Limestone Board shall have (1) failed to include the Limestone Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Limestone Recommendation in a manner adverse to Peoples, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) Limestone or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect; provided, in each case, that Peoples is not in breach of this Agreement and its representations and warranties contained in this Agreement shall remain true and correct in all material respects (without regard to any supplement or amendment to the Peoples Disclosure Schedule after the date hereof).

(g) By written notice of Limestone to Peoples if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the Peoples Market Value on the Determination Date is less than the Peoples Market Price multiplied by 0.825; and

(ii) the number obtained by dividing the Peoples Market Value on the Determination Date by the Peoples Market Price shall be less than the Index Ratio minus 0.175;

Subject, however, to the following three sentences: If Limestone elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Peoples. During the five business day period commencing with Peoples’ receipt of such notice, Peoples shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Peoples Market Price, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.175 and the denominator of which is equal to the Peoples Market Value on the Determination Date. If within such five business day period, Peoples delivers written notice to Limestone that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Limestone of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $4,112.24, the closing value of the Index on October 21, 2022.

“Peoples Market Price” shall mean the volume average weighted closing sale price of a Peoples Common Share on The NASDAQ Global Select Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“Peoples Market Value” means, as of any specified date, the average of the volume weighted daily closing sales prices of a share of Peoples Common Shares as reported on The NASDAQ Global Select Market® for the ten consecutive trading days immediately preceding such specified date.

(h) by Limestone prior to the time the Requisite Peoples Vote is obtained, if (A) the Peoples Board shall have failed to include the Peoples Recommendation in the Joint Proxy Statement/Prospectus, or withdrawn, modified or qualified the Peoples Recommendation in a manner adverse to Limestone, or publicly disclosed that it intends to do so, or (B) Peoples or its Board of Directors has otherwise breached its obligations under Section 6.02 in any material respect; provided, in each case, that Limestone is not in breach of this Agreement and its representations and warranties contained in this Agreement shall remain true and correct in all material respects (without regard to any supplement or amendment to the Limestone Disclosure Schedule after the date hereof).

8.02 Effect of Termination and Abandonment; Enforcement of Agreement.

(a) In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii) notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 8.02(c) and (d), neither Peoples nor Limestone shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination, and termination of this Agreement will not relieve a breaching party from liability for any breach of any covenant, agreement, representation or warranty of this Agreement (A) giving rise to such termination and (B) resulting from any willful and material breach or fraud.

(b) In the event that:

(i)(A) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management or the Limestone Board or has been made directly to the Limestone shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to Limestone, and thereafter this Agreement is terminated by Peoples pursuant to Section 8.01(b) as a result of a willful breach by Limestone; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, Limestone enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Limestone shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), a fee equal to $8,300,000 (the “Termination Fee”); and

(ii) this Agreement is terminated by Limestone or Peoples pursuant to Section 8.01(f), then Limestone shall pay Peoples, by wire transfer of same day funds (to an account designated in writing by Peoples), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud, in the event that this Agreement is terminated as provided in Section 8.01 under circumstances where the Termination Fee is payable to Peoples, and paid in full by Limestone pursuant to this Section 8.02, the payment of such Termination Fee shall be the sole and exclusive remedy available to Peoples and the maximum aggregate liability of Limestone with respect to this Agreement and the transactions contemplated by this Agreement, and Limestone shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Peoples or any of its Affiliates or Representatives.

(d) Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Limestone fails promptly to pay a Termination Fee owed hereunder, and, in order to obtain the payment Peoples commences a suit which results in a judgment against Limestone for payment of any such amount, Limestone shall pay the costs and expenses of Peoples (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if Limestone fails to pay the Termination Fee as and when due hereunder, then Limestone shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud, shall be (together with the amounts specified in this Section 8.02(d)) the sole monetary remedy of Peoples in the event of a termination of this Agreement specified in the section under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

Miscellaneous

9.01 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote; provided, however, that after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Limestone or Peoples, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.

9.03 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Limestone Vote or the Requisite Peoples Vote, there may not be, without further approval of such shareholders of Limestone or Peoples, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.04 Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.05 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.06 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Columbus, Franklin County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

9.08 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

9.09 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the seventh (7th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Limestone, to:	Limestone Bancorp, Inc. 2500 Eastpoint Parkway Louisville, Kentucky 40223-4156 Attention: John T. Taylor Email: JTaylor@limestonebank.com

With a copy to:	Wyatt, Tarrant & Combs, LLP 400 W. Market Street, Suite 2000 Louisville, Kentucky 40202 Attention: Cynthia W. Young Email: cyoung@wyattfirm.com

If to Peoples, to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: Charles W. Sulerzyski, President & CEO Email: Chuck.Sulerzyski@pebo.com

With a copy to:	Peoples Bancorp Inc. 138 Putnam Street Marietta, Ohio 45750 Attention: M. Ryan Kirkham, Executive Vice President/General Counsel Email: Ryan.Kirkham@pebo.com

9.10 Entire Understanding. This Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, except the rights of the holders of Limestone Common Stock to receive the Merger Consideration in the Parent Merger as provided in Article III shall inure to the benefit of such holders thereunder at and after the Effective Time and subject to Section 6.18. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Interpretation.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement.

9.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Parent

Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

LIMESTONE BANCORP, INC.

By	/s/ John T. Taylor
John T. Taylor, President and CEO

PEOPLES BANCORP INC.

By	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski, President and CEO

ANNEX B

DISSENTERS’ RIGHTS UNDER CHAPTER 271B SUBTITLE 13

OF THE KENTUCKY BUSINESS CORPORATION ACT

Subtitle 13 of the Kentucky Business Corporation Act

Right to Dissent and Obtain Payment for Shares

271B.13-010. Definitions for subtitle.

As used in this subtitle:

(1) “Corporation” means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, “corporation” shall mean the surviving corporation.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), “fair value” shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

271B.13-020. Right to dissent.

(1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party:

1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d) Consummation of a plan of conversion of the corporation into a limited liability company or statutory trust;

(e) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

4. Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share so created is to be acquired for cash under KRS 271B.6-040; or

5. In a public benefit corporation, changes the public benefit provisions;

(f) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2);

(g) Any election by a corporation to become a public benefit corporation or pursuant to the merger of a corporation with and into a public benefit corporation; or

(h) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement except by an application for injunctive relief prior to the consummation of the corporate action.

271B.13-030. Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(a) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Procedure for Exercise of Dissenters’ Rights

271B.13-200. Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders’ meeting upon request of that shareholder.

(2) If corporate action creating dissenters’ rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in KRS 271B.13-220.

271B.13-210. Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Shall not vote his shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220. Dissenters’ notice.

(1) If proposed corporate action creating dissenters’ rights under KRS 271B.13-020 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2) The dissenters’ notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this subtitle.

271B.13-230. Duty to demand payment.

(1) A shareholder who is sent a dissenters’ notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240. Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250. Payment.

(1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(2) The payment shall be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) A statement of the corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated; and

(d) A statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-260. Failure to take action.

(1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270. After-acquired shares.

(1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under KRS 271B.13-280.

271B.13-280. Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation’s offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

Judicial Appraisal of Shares

271B.13-300. Court action.

(1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the Circuit Court of the county where a corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding shall be entitled to judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310. Court costs and counsel fees.

(1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX C

October 21, 2022

Board of Directors

Limestone Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, KY 40223

Ladies and Gentlemen:

Limestone Bancorp, Inc. (“Limestone”) and Peoples Bancorp Inc. (“Peoples”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which, at the Effective Time, Limestone shall merge with and into Peoples with Peoples as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Limestone Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of Limestone Common Stock as specified in the Agreement, shall be converted into the right to receive 0.90 (the “Exchange Ratio”) of a share of Peoples Common Stock. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Limestone Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 21, 2022; (ii) certain publicly available financial statements and other historical financial information of Limestone that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Peoples that we deemed relevant; (iv) certain preliminary financial information for Peoples for the period ending September 30, 2022, as provided by the senior management of Peoples; (v) certain internal financial projections for Limestone for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Limestone; (vi) publicly available median analyst net income estimates for Peoples for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples; (vii) the pro forma financial impact of the Merger on Peoples based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for current expected credit losses (CECL) accounting standards, as provided by the senior management of Peoples; (viii) the publicly reported historical price and trading activity for Limestone Common Stock and Peoples Common Stock, including a comparison of certain stock trading information for Limestone Common Stock, Peoples Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (ix) a comparison of certain financial and market information for Limestone and Peoples with similar financial institutions for which information is publicly available; (x) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available; (xi) the current market environment generally and the banking environment in particular; and (xii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Limestone and its representatives the business, financial condition, results of operations and prospects of Limestone and held similar discussions with certain members of the senior management of Peoples and its representatives regarding the business, financial condition, results of operations and prospects of Peoples.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Limestone, Peoples or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Limestone and Peoples that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Limestone or Peoples, nor were we furnished with any such evaluations or appraisals. We render no opinion on, or evaluation of, the collectability of any assets or the future performance of any loans of Limestone or Peoples. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Limestone or Peoples, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Limestone or Peoples. We have assumed, with your consent, that the respective allowances for loan losses for both Limestone and Peoples are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Limestone for the years ending December 31, 2022 through December 31, 2026, as provided by the senior management of Limestone. In addition, Piper Sandler used certain preliminary financial information for Peoples for the period ending September 30, 2022, as provided by the senior management of Peoples, publicly available median analyst net income estimates for Peoples for the years ending December 31, 2022 and December 31, 2023, as well as a long-term annual growth rate and estimated dividends per share for Peoples for the years ending December 31, 2024 through December 31, 2026, as provided by the senior management of Peoples. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as certain adjustments for CECL accounting standards, as provided by the senior management of Peoples. With respect to the foregoing information, the respective senior managements of Limestone and Peoples confirmed to us that such information reflected (or in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of senior management as to the future financial performance of Limestone and Peoples, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Limestone’s or Peoples’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Limestone and Peoples will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Limestone, Peoples, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Limestone has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Limestone Common Stock or Peoples Common Stock at any time or what the value of Peoples Common Stock will be once it is actually received by the holders of Limestone Common Stock.

We have acted as Limestone’s financial advisor in connection with the Merger and will receive an advisory fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fee will be credited in full towards the advisory fee which will become due and payable to Piper Sandler upon consummation of the Merger. Limestone has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In connection with our engagement, we were not asked to, and did not, solicit indications of interest from any other potential buyers. Piper Sandler has not provided any other investment banking services to Limestone in the two years preceding the date hereof, nor did Piper Sandler provide any investment banking services to Peoples in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Limestone and Peoples. We may also actively trade the equity and debt securities of Limestone and Peoples for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Limestone in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Limestone as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Limestone Common Stock and does not address the underlying business decision of Limestone to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Limestone or the effect of any other transaction in which Limestone might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Limestone officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Joint Proxy Statement/Prospectus, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of Limestone Common Stock from a financial point of view.

Very truly yours,

ANNEX D

October 24, 2022

Board of Directors

Peoples Bancorp Inc.

138 Putnam Street

Marietta, OH 45750

Members of the Board of Directors:

We understand that Limestone Bancorp, Inc. (the “Target”) and Peoples Bancorp Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Target will be merged with and into the Company, followed by the merger of the Target’s banking subsidiary, Limestone Bank with and into Peoples Bank (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, no par value, of the Target (the “Common Shares”), other than treasury shares and shares properly asserting the right to dissent, will be converted into the right to receive 0.90 shares of common stock, no par value, of the Company (the “Exchange Ratio”). The Board of Directors of the Company (the “Board” or “you”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company. For purposes of this Opinion, and with your consent, we have assumed that as of the date of this Opinion there are approximately 7.6 million Common Shares issued and outstanding of the Target and approximately 28.3 million shares of common stock, no par value, of the Company issued and outstanding, on a fully diluted basis.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1. reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger dated as of October 20, 2022 (the “Agreement”);

2. reviewed certain information related to the historical financial condition and prospects of the Target and the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, (a) financial projections for the Target for the periods ending December 31, 2022 through 2027 prepared by management of the Company and approved by you for use by Raymond James (the “Target Projections”), (b) financial projections for the Company for the periods ended December 31, 2022 through 2027 prepared by management of the Company based on analyst consensus estimates and the Company’s long-term growth rates, and approved by you for use by Raymond James (together with the Target Projections, the “Projections”) and (c) certain forecasts and estimates of potential cost savings, transaction expenses, operating efficiencies, revenue effects, purchase accounting adjustments and other merger-related financial adjustments expected to result from the Transaction, as prepared by management of the Company and approved by you for use by Raymond James (the “Merger Adjustments”);

3. reviewed the Target’s and the Company’s audited financial statements for years ended December 31, 2021, 2020 and 2019 and unaudited financial statements for the quarterly periods ended June 30, 2022 and March 31, 2022, as they appear in their respective filings with the Securities and Exchange Commission;

4. reviewed a draft of the Company’s unaudited financial statements for the quarterly period ended September 30, 2022, excluding the notes thereto;

5. reviewed the Target’s unaudited financial statements for the quarterly period ended September 30, 2022, excluding the notes thereto, as they appear in Target’s filings with the Securities and Exchange Commission;

6. reviewed the Target’s and the Company’s recent public filings and certain other publicly available information regarding the Target and the Company;

7. reviewed the financial and operating performance of the Target and the Company and those of other selected public companies that we deem to be relevant;

8. considered certain publicly available financial terms of certain transactions that we deem to be relevant;

9. reviewed the current and historical market prices for the Common Shares and the Company’s common stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

10. conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

11. received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company;

12. discussed with members of the senior management of the Company and Target certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Target and the Company and the financial condition and future prospects and operations of the Target and the Company; and

13. reviewed certain potential pro forma financial effects of the Transaction on the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or the Target or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Target is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Target is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Target. We are not experts in generally accepted accounting principles in the Unites States (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With respect to the Projections, Merger Adjustments and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections, Merger Adjustments and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Projections or Merger Adjustments, or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft dated October 20, 2022, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, the Target or the Company that would be material to our analyses or this Opinion.

As contemplated by the Agreement, we have assumed that the Transaction will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations and formal guidance issued thereunder.

This Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 21, 2022. The credit, financial and stock markets have been experiencing unusual volatility (arising from factors related to, among other things, general economic conditions, geopolitical and economic uncertainty, inflation and the on-going COVID-19 pandemic, including the effect of evolving governmental actions and non-actions) and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Company, or the Target. Although subsequent developments may develop, Raymond James is under no obligation to update, revise or reaffirm its analyses or this Opinion.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. We did not solicit indications of interest with respect to a transaction involving the Company nor did we advise the Company with respect to its strategic alternatives. This letter does not express any opinion as to the likely trading range of the Company’s common stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company, the Target and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the Exchange Ratio to be paid by the Company as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of the Target’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by the Company to the Target’s shareholders or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company or the Target, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion, or (2) the fairness of the Transaction to any one class or group of the Company’s, the Target’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s, the Target’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Target or the ability of the Company or the Target to pay their respective obligations when they come due.

The delivery of this opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Target for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this Opinion, Raymond James has provided certain investment banking and financial advisory services to the Company for which it received compensation, including (i) fixed income trading activity, (ii) private client group services, and (iii) financial advisory services in connection with the Company’s acquisition of Premier Financial Bancorp, Inc. that closed in September 2021. In the two years preceding the date of this Opinion, Raymond James has also engaged in certain fixed income trading activity with the Target, for which it received compensation. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Target or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is solely for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board or any shareholder of the Company or the Target regarding how said director or shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to the Board or any such party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and included with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be paid by the Company in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)

(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Regulations of Peoples

The Amended Regulations of Peoples contain the following provisions with respect to the indemnification of directors and officers:

Article Five—Indemnification and Insurance

Section 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

Section 5.02. Court-Approved Indemnification. Anything contained in the Regulations or elsewhere to the contrary notwithstanding:

(A) the corporation shall not indemnify any officer or director of the corporation who was a party to any completed action or suit instituted by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, in respect of any claim, issue or matter asserted in such action or suit as to which he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances of the case, he is fairly and reasonably entitled to such indemnity as such Court of Common Pleas or such other court shall deem proper; and

(B) the corporation shall promptly make any such unpaid indemnification as is determined by a court to be proper as contemplated by this Section 5.02.

Section 5.03. Indemnification for Expenses. Anything contained in the Regulations or elsewhere to the contrary notwithstanding, to the extent that an officer or director of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or matter therein, he shall be promptly indemnified by the corporation against expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) actually and reasonably incurred by him in connection therewith.

Section 5.04. Determination Required. Any indemnification required under Section 5.01 and not precluded under Section 5.02 shall be made by the corporation only upon a determination that such indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 5.01. Such determination may be made only (A) by a majority vote of a quorum consisting of directors of the corporation who were not and are not parties to, or threatened with, any such action, suit or proceeding, or (B) if such a quorum is not obtainable or if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation, or any person to be indemnified, within the past five years, or (C) by the shareholders, or (D) by the Court of Common Pleas of Washington County, Ohio or (if the corporation is a party thereto) the court in which such action, suit or proceeding was brought, if any; any such determination may be made by a court under division (D) of this Section 5.04 at any time [including, without limitation, any time before, during or after the time when any such determination may be requested of, be under consideration by or have been denied or disregarded by the disinterested directors under division (A) or by independent legal counsel under division (B) or by the shareholders under division (C) of this Section 5.04]; and no failure for any reason to make any such determination, and no decision for any reason to deny any such determination, by the disinterested directors under division (A) or by independent legal counsel under division (B) or by shareholders under division (C) of this Section 5.04 shall be evidence in rebuttal of the presumption recited in Section 5.01. Any determination made by the disinterested directors under division (A) or by independent legal counsel under division (B) of this Section 5.04 to make indemnification in respect of any claim, issue or matter asserted in an action or suit threatened or brought by or in the right of the corporation shall be promptly communicated to the person who threatened or brought such action or suit, and within ten (10) days after receipt of such notification such person shall have the right to petition the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought, if any, to review the reasonableness of such determination.

Section 5.05. Advances for Expenses. Expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees and transcript costs) incurred in defending any action, suit or proceeding referred to in

Section 5.01 shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding to or on behalf of the officer or director promptly as such expenses are incurred by him, but only if such officer or director shall first agree, in writing, to repay all amounts so paid in respect of any claim, issue or other matter asserted in such action, suit or proceeding in defense of which he shall not have been successful on the merits or otherwise:

(A) if it shall ultimately be determined as provided in Section 5.04 that he is not entitled to be indemnified by the corporation as provided under Section 5.01; or

(B) if, in respect of any claim, issue or other matter asserted by or in the right of the corporation in such action or suit, he shall have been adjudged to be liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) in the performance of his duty to the corporation, unless and only to the extent that the Court of Common Pleas of Washington County, Ohio or the court in which such action or suit was brought shall determine upon application that, despite such adjudication of liability, and in view of all the circumstances, he is fairly and reasonably entitled to all or part of such indemnification.

Section 5.06. Article Five Not Exclusive. The indemnification provided by this Article Five shall not be exclusive of, and shall be in addition to, any other rights to which any person seeking indemnification may be entitled under the Articles or the Regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director of the corporation and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 5.07. Insurance. The corporation may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (domestic or foreign, nonprofit or for profit), partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the obligation or the power to indemnify him against such liability under the provisions of this Article Five. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

Section 5.08. Certain Definitions. For purposes of this Article Five, and as examples and not by way of limitation:

(A) A person claiming indemnification under this Article Five shall be deemed to have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.01, or in defense of any claim, issue or other matter therein, if such action, suit or proceeding shall be terminated as to such person, with or without prejudice, without the entry of a judgment or order against him, without a conviction of him, without the imposition of a fine upon him and without his payment or agreement to pay any amount in settlement thereof (whether or not any such termination is based upon a judicial or other determination of the lack of merit of the claims made against him or otherwise results in a vindication of him); and

(B) References to an “other enterprise” shall include employee benefit plans; references to a “fine” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” within the meaning of that term as used in this Article Five.

Section 5.09. Venue. Any action, suit or proceeding to determine a claim for indemnification under this Article Five may be maintained by the person claiming such indemnification, or by the corporation, in the Court of Common Pleas of Washington County, Ohio. The corporation and (by claiming such indemnification) each such person consent to the exercise of jurisdiction over its or his person by the Court of Common Pleas of Washington County, Ohio in any such action, suit or proceeding.

(c) Insurance

Peoples maintains insurance policies under which directors and officers of Peoples are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of Peoples.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Index to Exhibits below.

(b)	Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number #	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of March 26, 2021, as amended, by and between Peoples Bancorp Inc. and Premier Financial Bancorp, Inc.	Included as Annex A to the preliminary joint proxy statement/prospectus which forms a part of the Registration Statement of Peoples Bancorp Inc. (“Peoples”) on Form S-4/A with a filing date of June 1, 2021 (Registration No. 333-256040)

2.2	Agreement and Plan of Merger, dated as of October 24, 2022, as amended, by and between Peoples Bancorp Inc. and Limestone Bancorp, Inc.	Included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1(a)	Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on May 3, 1993)	Incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form 8-B of Peoples filed July 20, 1993 (File No. 0-16772)

3.1(b)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 22, 1994)	Incorporated herein by reference to Exhibit 3.1(b) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (File No. 0-16772) (“Peoples’ September 30, 2017 Form 10-Q”)

3.1(c)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 9, 1996)	Incorporated herein by reference to Exhibit 3.1(c) to Peoples’ September 30, 2017 Form 10-Q

3.1(d)	Certificate of Amendment to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on April 23, 2003)	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003 (File No. 0-16772) (“Peoples’ March 31, 2003 Form 10-Q”)

3.1(e)	Certificate of Amendment by Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on January 22, 2009)	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on January 23, 2009 (File No. 0-16772)

3.1(f)	Certificate of Amendment by Directors to Articles filed with the Ohio Secretary of State on January 28, 2009, evidencing adoption of amendments by the Board of Directors of Peoples Bancorp Inc. to Article FOURTH of Amended Articles of Incorporation to establish express terms of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value, of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on February 2, 2009 (File No. 0-16772)

3.1(g)	Certificate of Amendment by the Shareholders to the Amended Articles of Incorporation of Peoples Bancorp Inc. (as filed with the Ohio Secretary of State on July 28, 2021)	Incorporated herein by reference to Exhibit 3.1(g) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 (File No. 0-16772) (“Peoples’ June 30, 2021 Form 10-Q”)

3.1(h)	Amended Articles of Incorporation of Peoples Bancorp Inc. (representing the Amended Articles of Incorporation in compiled form incorporating all amendments through the date of this Quarterly Report on Form 10-Q) [For purposes of SEC reporting compliance only—not filed with Ohio Secretary of State]	Incorporated herein by reference to Exhibit 3.1(h) to Peoples’ June 30, 2021 Form 10-Q

3.2(a)	Code of Regulations of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 3(b) to the Registration Statement of Peoples Bancorp Inc. on Form 8-B filed July 20, 1993 (File No. 0-16772)

3.2(b)	Certified Resolutions Regarding Adoption of Amendments to Sections 1.03, 1.04, 1.05, 1.06, 1.08, 1.10, 2.03(C), 2.07, 2.08, 2.10 and 6.02 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 10, 2003	Incorporated herein by reference to Exhibit 3(c) to Peoples’ March 31, 2003 Form 10-Q

3.2(c)	Certificate regarding adoption of amendments to Sections 3.01, 3.03, 3.04, 3.05, 3.06, 3.07, 3.08 and 3.11 of the Code of Regulations of Peoples Bancorp Inc. by shareholders on April 8, 2004	Incorporated herein by reference to Exhibit 3(a) to Peoples’ Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (File No. 0-16772) (“Peoples’ March 31, 2004 Form 10-Q”)

3.2(d)	Certificate regarding adoption of amendments to Sections 2.06, 2.07, 3.01 and 3.04 of Peoples Bancorp Inc.’s Code of Regulations by the shareholders on April 13, 2006	Incorporated herein by reference to Exhibit 3.1 to Peoples’ Current Report on Form 8-K dated and filed on April 14, 2006 (File No. 0-16772)

3.2(e)	Certificate regarding adoption of an amendment to Section 2.01 of Peoples Bancorp Inc.’s Code of Regulations by shareholders on April 22, 2010	Incorporated herein by reference to Exhibit 3.2(e) to Peoples’ Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarterly period ended June 30, 2010 (File No. 0-16772). (“Peoples’ June 30, 2010 Form 10-Q/A”)

3.2(f)	Certificate regarding Adoption of Amendment to Division (D) of Section 2.02 of Code of Regulations of Peoples Bancorp Inc. by the Shareholders at the Annual Meeting of Shareholders on April 26, 2018	Incorporated herein by reference to Exhibit 3.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on June 28, 2018 (File No. 0-16772) (“Peoples’ June 28, 2018 Form 8-K”)

3.2(g)	Code of Regulations of Peoples Bancorp Inc. [This document represents the Code of Regulations of Peoples Bancorp Inc. in compiled form incorporating all amendments.]	Incorporated herein by reference to Exhibit 3.2 to Peoples’ June 28, 2018 Form 8-K

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt	Incorporated herein by reference to Exhibit 4.1 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (File No. 0-16772) (“Peoples’ 2021 Form 10-K”)

4.2(a)	Indenture, dated as of June 25, 2007, between NB&T Financial Group, Inc., as issuer, and Wilmington Trust Company, as trustee, relating to Fixed/Floating Rate Junior Subordinated Debt Securities due 2037	Incorporated herein by reference to Exhibit 4.1(a) to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2015 (File No. 0-16772) (“Peoples’ June 30, 2015 Form 10-Q”)

4.2(b)	First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., as successor to NB&T Financial Group, Inc.	Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ June 30, 2015 Form 10-Q

4.3(a)	Amended and Restated Declaration of Trust of NB&T Statutory Trust III, dated and effective as of June 25, 2007 NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Sponsor”	Incorporated herein by reference to Exhibit 4.2(a) to Peoples’ June 30, 2015 Form 10-Q

4.3(b)	Notice of Removal of Administrators and Appointment of Replacements, dated June 5, 2015, delivered to Wilmington Trust Company by the Successor Administrators named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.2(b) to Peoples’ June 30, 2015 Form 10-Q

4.3(c)	Notice of Removal of Administrator and Appointment of Replacement, dated February 11, 2021, delivered to Wilmington Trust Company by the Continuing Administrators and the Successor Administrator named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.3(c) to Peoples’ 2020 Form 10-K of Peoples Bancorp Inc. for the fiscal year ended December 31, 2020 (File No. 0-16772) (“Peoples’ 2020 Form 10-K”)

4.4	Guarantee Agreement, dated as of June 25, 2007, between NB&T Financial Group, Inc. and Wilmington Trust Company, as guarantee trustee, relating to the Capital Securities (as defined therein) NOTE: Pursuant to the First Supplemental Indenture, dated June 5, 2015, and made to be effective as of 6:00 p.m., Eastern Standard Time, on March 6, 2015, between Wilmington Trust Company, as trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded to and was substituted for NB&T Financial Group, Inc. as “Guarantor”	Incorporated herein by reference to Exhibit 4.4 to Peoples’ June 30, 2015 Form 10-Q

4.5(a)	Indenture, dated as of February 26, 2004, between First National Bank shares Corporation, as Issuer, and Wilmington Trust Company, as Trustee, relating to Floating Rate Junior Subordinated Debt Securities Due 2034	Incorporated herein by reference to Exhibit 4.1(a) to the Quarterly Report on Form 10-Q of Peoples Bancorp Inc. for the quarterly period ended September 30, 2021 (File No. 0-16772) (“Peoples’ September 30, 2021 Form 10-Q”)

4.5(b)	First Supplemental Indenture, dated as of January 15, 2016, between Wilmington Trust Company, as Trustee, and Premier Financial Bancorp, Inc., as successor to First National Bankshares Corporation	Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ September 30, 2021 Form 10-Q

4.5(c)	Second Supplemental Indenture, dated as of September 17, 2021, between Wilmington Trust Company, as Trustee, and Premier Financial Bancorp, Inc., as successor to First National Bankshares Corporation	Incorporated herein by reference to Exhibit 4.1(b) to Peoples’ September 30, 2021 Form 10-Q

4.6	Amended and Restated Declaration of Trust of FNB Capital Trust One, dated as of February 26, 2004 NOTE: Pursuant to the First Supplemental Indenture, dated as of January 15, 2016, between Wilmington Trust Company, as Trustee and Premier Bancorp, Inc., and Premier Bancorp, Inc., succeeded to and was substituted for First National Bankshares Corporation as “Sponsor” and pursuant to the Second Supplemental Indenture, dated as of September 17, 2021, between Wilmington Trust Company, as Trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc., succeeded and was substituted for Premier Financial Bancorp, Inc. as “Sponsor”	Incorporated herein by reference to Exhibit 4.2 to Peoples’ September 30, 2021 Form 10-Q

4.7	Notice of Removal of Administrators and Appointment of Replacements, dated September 17, 2021, delivered to Wilmington Trust Company by the Successor Administrators named therein and Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.3 to Peoples’ September 30, 2021 Form 10-Q

4.8	Guarantee Agreement, dated as of February 26, 2004, between First National Bankshares Corporation, as Guarantor, and Wilmington Trust Company, as Guarantee Trustee, related to the Capital Securities (as defined therein) NOTE: Pursuant to the First Supplemental Indenture, dated as of January 15, 2016, between Wilmington Trust Company, as Trustee, and Premier Financial Bancorp, Inc., Premier Financial Bancorp, Inc. succeeded to and was substituted for First National Bankshares Corporation as “Guarantor” and pursuant to the Second Supplemental Indenture, dated as of September 17, 2021, between Wilmington Trust Company, as Trustee, and Peoples Bancorp Inc., Peoples Bancorp Inc. succeeded and was substituted for Premier Financial Bancorp, Inc. as “Guarantor”	Incorporated herein by reference to Exhibit 4.4 to Peoples’ September 30, 2021 Form 10-Q

4.9	Description of Common Shares of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 4.9 to Peoples’ 2021 Form 10-K

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	Filed herewith

10.1(a)	Peoples Bancorp Inc. Third Amended and Restated Deferred Compensation Plan for Directors of Peoples Bancorp Inc. and Subsidiaries (Amended and Restated Effective June 26, 2014)*	Incorporated herein by reference to Exhibit 10.1(a) to Peoples’ 2015 Form 10-K of Peoples Bancorp Inc. for the fiscal year ended December 31, 2015 (File No. 0-16772) (“Peoples’ 2015 Form 10-K”)

10.1(b)	Rabbi Trust Agreement, made January 6, 1998, between Peoples Bancorp Inc. and The Peoples Banking and Trust Company (predecessor to Peoples Bank, National Association and now known as Peoples Bank following conversion to state-chartered bank) as Trustee*	Incorporated herein by reference to Exhibit 10.1(c) to the Annual Report of Peoples Bancorp Inc. on Form 10-K for the fiscal year ended December 31, 2007 (File No. 0-16772)

10.2	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective beginning with the fiscal year beginning January 1, 2012 and ending with the fiscal year ended December 31, 2019]*	Incorporated herein by reference to Exhibit 10.2(c) to the Annual Report of Peoples Bancorp Inc. on Form 10-K for the fiscal year ended December 31, 2011 (File No. 0-16772)

10.3	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective for fiscal year ended December 31, 2020]*	Incorporated herein by reference to Exhibit 10.2(b) to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (File No. 0-16772) (“Peoples’ 2009 Form 10-K”)

10.4	Summary of Peoples Bancorp Inc. Annual Incentive Program for Executive Officers and other employees of Peoples Bancorp Inc. [Effective beginning with the fiscal year beginning January 1, 2021]*	Incorporated herein by reference to Exhibit 10.4 to Peoples’ 2020 Form 10-K

10.5	Summary of Perquisites for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.5 to Peoples’ 2021 Form 10-K

10.6	Summary of Base Salaries for Executive Officers of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.6 to Peoples’ 2021 Form 10-K

10.7	Summary of Compensation for Directors of Peoples Bancorp Inc.*	Incorporated herein by reference to Exhibit 10.7 to Peoples’ 2021 Form 10-K

10.8	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan (approved by the shareholders of Peoples Bancorp Inc. on April 26, 2018; successor to the Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan, the Peoples Bancorp Inc. Amended and Restated 2006 Equity Plan and the Peoples Bancorp Inc. 2006 Equity Plan)*	Incorporated herein by reference to Exhibit 99 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 30, 2018 (File No. 0-16772)

10.9	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan Time-Based Restricted Stock Award Agreement (for Executives) used and to be used to evidence awards of time-based restricted stock granted to executives of Peoples Bancorp Inc. on and after July 31, 2018 *	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended September 30, 2018 (File No. 0-16772) (“Peoples’ September 30, 2018 Form 10-Q”)

10.10	Peoples Bancorp Inc. Third Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement (for Executives) used and to be used to evidence awards of performance-based restricted stock granted to executives of Peoples Bancorp Inc. on and after July 31, 2018*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ September 30, 2018 Form 10-Q

10.11	Peoples Bancorp Inc. Amended and Restated Nonqualified Deferred Compensation Plan (adopted effective July 11, 2019)*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2019 (File No. 0-16772)

10.12	Peoples Bancorp Inc. Amended and Restated Change in Control Agreement between Peoples Bancorp Inc. and Charles W. Sulerzyski (adopted April 4, 2011)*	Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2011 (File No. 0-16772)

10.13	Peoples Bancorp Inc. Employee Stock Purchase Plan*	Incorporated herein by reference to Exhibit 10.1 to the Current Report of Peoples Bancorp Inc. on Form 8-K dated and filed on April 28, 2014 (File No. 0-16772)

10.14	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Agreement used to evidence awards of performance-based restricted stock granted to employees of Peoples Bancorp Inc. on and after January 29, 2015 and prior to July 31, 2018*	Incorporated herein by reference to Exhibit 10.2 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2017 (File No. 0-16772) (“Peoples’ March 31, 2017 Form 10-Q”)

10.15	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance-Based Restricted Stock Award Agreement used to evidence awards of performance-based restricted stock granted to executive officers of Peoples Bancorp Inc. on and after January 29, 2015 and prior to January 1, 2018*	Incorporated herein by reference Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2015 (File No. 0-16772)

10.16	Form of Peoples Bancorp Inc. Change in Control Agreement to be adopted by Peoples Bancorp Inc. and individuals who are first elected as executive officers of Peoples Bancorp Inc. after March 24, 2016*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended March 31, 2016 (File No. 0-16772)

10.17	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Douglas Wyatt (adopted May 2, 2016)*	Incorporated herein by reference to Exhibit 10.1 to Peoples’ March 31, 2017 Form 10-Q

10.18	Form of Peoples Bancorp Inc. Second Amended and Restated 2006 Equity Plan Performance Unit Award Agreement used and to be used to evidence grants of performance units to executive officers of Peoples Bancorp Inc. on and after July 26, 2017*	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2017 (File No. 0-16772)

10.19	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Ryan Kirkham (adopted January 1, 2019)*	Incorporated herein by reference to Exhibit 10.24 to Peoples’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 0-16772) (“Peoples’ 2019 Form 10-K”)

10.20	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Jason M. Eakle (adopted April 1, 2020)*	Incorporated herein by reference to Exhibit 10.3 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended June 30, 2020 (File No. 0-16772)

10.21	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Kathryn M. Bailey (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.1 to the Quarterly Report of Peoples Bancorp Inc. on Form 10-Q for the quarterly period ended September 30, 2020 (File No. 0-16772) (“Peoples September 30, 2020 Form 10-Q”)

10.22	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Mark J. Augenstein (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.2 to Peoples’ September 30, 2020 Form 10-Q

10.23	Peoples Bancorp Inc. Change in Control Agreement between Peoples Bancorp Inc. and Tyler Wilcox (adopted October 1, 2020)*	Incorporated herein by reference to Exhibit 10.3 to Peoples’ September 30, 2020 Form 10-Q

21.1	Subsidiaries of Peoples Bancorp Inc.	Incorporated herein by reference to Exhibit 21 to Peoples’ 2021 Form 10-K

23.1	Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP	Filed herewith

23.2	Consent of Independent Registered Public Accounting Firm—Crowe LLP	Filed herewith

23.3	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Dinsmore & Shohl LLP	Included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

24.1	Powers of Attorney for Directors and Executive Officers of Peoples Bancorp Inc.	Filed herewith

99.1	Consent of Piper Sandler & Co.	Filed herewith

99.2	Consent of Raymond James & Associates, Inc.	Filed herewith

99.3	Form of Proxy Card for Special Meeting of Shareholders of Limestone Bancorp, Inc.	Filed herewith

99.4	Form of Proxy Card for Special Meeting of Shareholders of Peoples Bancorp Inc.	Filed herewith

107.1	Filing Fee Table	Filed herewith

*	Management Compensation Plan or Agreement
P	Peoples Bancorp Inc. filed this exhibit with the SEC in paper form originally and this exhibit has not been filed with the SEC in electronic format.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Ohio, on January 6, 2023.

PEOPLES BANCORP INC.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Charles W. Sulerzyski Charles W. Sulerzyski	January 6, 2023	President, Chief Executive Officer and Director

/s/ S. Craig Beam* S. Craig Beam	January 6, 2023	Director

/s/ Tara M. Abraham* Tara M. Abraham	January 6, 2023	Director

/s/ Brooke W. James* Brooke W. James	January 6, 2023	Director

/s/ George W. Broughton* George W. Broughton	January 6, 2023	Director

/s/ David F. Dierker* David F. Dierker	January 6, 2023	Director

/s/ Michael N. Vittorio* Michael N. Vittorio	January 6, 2023	Director

/s/ James S. Huggins* James S. Huggins	January 6, 2023	Director

/s/ Susan D. Rector* Susan D. Rector	January 6, 2023	Director and Chairman of the Board

/s/ Douglas V. Reynolds* Douglas V. Reynolds	January 6, 2023	Director

/s/ Frances A. Skinner* Frances A. Skinner	January 6, 2023	Director

/s/ Kevin R. Reeves* Kevin R. Reeves	January 6, 2023	Director

*

The above-named directors of the Registrant sign this Amended Registration Statement on Form S-4 by Charles W. Sulerzyski, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Charles W. Sulerzyski
Charles W. Sulerzyski
President and Chief Executive Officer Attorney-in-Fact